Exhibit 10.1

Portions of this exhibit have been omitted and filed separately with the Secretary of the Securities and Exchange Commission (the “Commission”) pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Such portions are marked as indicated below.

EQUITY INTEREST PURCHASE AGREEMENT

BY AND AMONG

NEUROFIX THERAPEUTICS, INC.

NEUROFIX, LLC

PHILIP HARPER

HAKON HAKONARSON

THE CHILDREN’S HOSPITAL OF PHILADELPHIA

MEDGENICS, INC.

DATED AS OF SEPTEMBER 9, 2015

ARTICLE I SALE OF LLC EQUITY INTERESTS		2

1.1.	Purchase and Sale of the LLC Equity Interests	2
1.2.	Method of Conveyance	2

ARTICLE II CONSIDERATION		2

2.1.	Consideration	2
2.2.	Payment of Base Purchase Price	2
2.3.	Milestone Consideration	3
2.4.	Earnout Consideration	5
2.5.	Adjustments to Milestone Consideration or Earnout Consideration; Maintenance of Records; Audits	5
2.6.	Provisions Related to the Issuance of Purchaser Shares	9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS		10

3.1.	Authorization and Enforceability	10
3.2.	Non-contravention; Consents	10
3.3.	The Legacy Corporation	11
3.4.	Title to LLC Equity Interests	11
3.5.	Brokers	11
3.6.	Compliance with Law; Permits	12
3.7.	Representations Regarding Equity Consideration	12

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE LEGACY CORPORATION		13

4.1.	Organization and Power	13
4.2.	Authorization and Enforceability	14
4.3.	Non-contravention; Consents	14
4.4.	Capitalization; Subsidiaries	15
4.5.	Financial Information; Indebtedness	15
4.6.	Absence of Changes	16
4.7.	Absence of Undisclosed Liabilities	16
4.8.	Title to and Adequacy of Assets	16
4.9.	Real Property	16
4.10.	Intellectual Property	16
4.11.	Contracts, Leases, Etc	19
4.12.	Compliance with Law; Permits	19
4.13.	Taxes	20
4.14.	Employee Relations	22
4.15.	Environmental Laws	22
4.16.	Legal Proceedings	22
4.17.	Transactions with Affiliates	23
4.18.	Insurance	23

-i-

4.19.	Brokers	24
4.20.	Corporate Records	24
4.21.	Bank Accounts	24
4.22.	Powers of Attorney	24
4.23.	Statements and Other Documents Not Misleading	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		24

5.1.	Organization	24
5.2.	Authority	24
5.3.	Conflict with other Instruments; Absence of Restrictions	25
5.4.	Government Approvals	25
5.5.	Brokers	25
5.6.	Purchaser SEC Documents	25
5.7.	Valid Issuance of Purchaser Shares	26
5.8.	No Additional Representations	26

ARTICLE VI CLOSING		26

6.1.	Closing	26
6.2.	Closing Deliveries	26

ARTICLE VII COVENANTS		28

7.1.	The Legacy Corporation’s Business Following the Closing	28
7.2.	Assistance in Defense	29
7.3.	Public Announcements	29
7.4.	General Release	29
7.5.	Future Sale of Purchaser	29
7.6.	Third Party Consents	30
7.7.	Further Assurances	30
7.8.	Right of First Refusal	30

ARTICLE VIII INDEMNIFICATION		31

8.1.	Survival	31
8.2.	The Selling Parties’ Indemnification	31
8.3.	Purchaser Indemnification	33
8.4.	Payment; Procedure for Indemnification	34
8.5.	Limitation on Indemnification	36
8.6.	Characterization of Indemnity Payments	37
8.7.	Sole Remedy	37

ARTICLE IX TAXES; BULK SALES		37

9.1.	Preparation and Filing of Pre-Closing and Post-Closing Tax Returns for LLC	37
9.2.	Allocation	38

-ii-

9.3.	Cooperation on Tax Matters	38
9.4.	Transfer Taxes	38
9.5.	Tax Advice	38

ARTICLE X RESTRICTIVE COVENANTS		39

10.1.	Confidentiality	39
10.2.	Restrictive Covenants	39
10.3.	Specific Enforcement	40
10.4.	Disclosure	40
10.5.	Interpretation	41
10.6.	Acknowledgment	41

ARTICLE XI REGISTRATION RIGHTS		41

11.1.	Registration	41
11.2.	Expenses of Registration	41
11.3.	Obligations of Purchaser	41
11.4.	Furnishing Information	44
11.5.	Indemnification; Contribution	44

ARTICLE XII STOCKHOLDER REPRESENTATIVE		46

12.1.	Appointment of the Stockholder Representative; Duties; and Power of Attorney	46
12.2.	Reliance	47
12.3.	Limitation of Liability; Indemnification	47
12.4.	Fees and Expenses	47

ARTICLE XIII MISCELLANEOUS		48

13.1.	Severability	48
13.2.	Amendment and Waivers	48
13.3.	Entire Agreement	48
13.4.	Expenses	48
13.5.	Notice	49
13.6.	Governing Law and Jurisdiction	50
13.7.	Waiver of Jury Trial	50
13.8.	Assignment; Binding Effect; No Third Party Rights	51
13.9.	Counterparts; Execution by Electronic Means	51

ARTICLE XIV INTERPRETATION; DEFINITIONS		51

14.1.	Rules of Construction	51
14.2.	Certain Terms	52

-iii-

EQUITY INTEREST PURCHASE AGREEMENT

THIS EQUITY INTEREST PURCHASE AGREEMENT (“Agreement”) is entered into as of September 9, 2015, by and among neuroFix therapeutics, inc., a Delaware corporation (the “Legacy Corporation”), neuroFix, LLC, a Delaware limited liability company (the “Company”), Philip Harper, an individual resident in the Commonwealth of Pennsylvania (“Harper”), Hakon Hakonarson, an individual resident in the Commonwealth of Pennsylvania (“Hakonarson”), The Children’s Hospital of Philadelphia, a Pennsylvania non-profit corporation (“CHOP”), and Medgenics, Inc., a Delaware corporation (“Purchaser”). The Legacy Corporation, the Company, Harper, Hakonarson, CHOP, and Purchaser are sometimes referred to herein individually as “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined herein have the respective meanings assigned to such terms in Article XIV hereof.

BACKGROUND

WHEREAS, the Legacy Corporation and the Company are engaged in the Business;

WHEREAS, Harper and Hakonarson (the “Legacy Stockholders”) are the owners of all of the issued and outstanding equity Securities of the Legacy Corporation (collectively, the “Legacy Equity Interests”);

WHEREAS, prior to the date hereof, the Legacy Corporation formed the Company, to which the Legacy Corporation contributed all of its assets (including the option to enter into the CHOP License Agreement and all regulatory filings) and liabilities, and pursuant to which the Legacy Corporation became the sole holder of equity Securities of the Company (the “Reorganization”);

WHEREAS, the Company and CHOP have entered into the License Agreement attached hereto as Exhibit A (the “CHOP License Agreement”);

WHEREAS, upon entering into the CHOP License Agreement, CHOP became a holder of LLC Equity Interests of the Company and, together, CHOP and the Legacy Corporation (the “Equityholders”) are the only owners of all of the issued and outstanding equity Securities of the Company (collectively, the “LLC Equity Interests”);

WHEREAS, the Equityholders desire to sell the LLC Equity Interests to Purchaser, and Purchaser desires to purchase the LLC Equity Interests from the Equityholders, on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, to induce Purchaser to enter into this Agreement and consummate the Contemplated Transactions, each of the Legacy Stockholders and the Equityholders agrees to be bound by the Restrictive Covenants applicable to such Party contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SALE OF LLC EQUITY INTERESTS

1.1.        Purchase and Sale of the LLC Equity Interests. On and subject to the terms and conditions of this Agreement, each of the Equityholders hereby sells, transfers and delivers to Purchaser, and Purchaser hereby purchases and acquires from the Equityholders, the LLC Equity Interests, free and clear of any Encumbrances. The LLC Equity Interests sold and purchased hereunder constitute one hundred percent (100%) of the issued and outstanding equity Securities of the Company.

1.2.        Method of Conveyance. The sale, transfer, and delivery of the LLC Equity Interests by the Equityholders to Purchaser in accordance with this Article I shall be effected by each Equityholder’s delivery of membership interest transfer powers being duly executed in blank for transfer of all of the LLC Equity Interests owned by such Equityholder to Purchaser at Closing.

ARTICLE II

CONSIDERATION

2.1.        Consideration. In full consideration of the sale and transfer of the LLC Equity Interests and entry into the Restrictive Covenants, Purchaser shall pay and deliver, or cause to be paid and delivered on Purchaser’s behalf, to the Equityholders an amount equal to (a) (i) with respect to the Legacy Corporation, One Million Six Hundred Thousand Dollars ($1,600,000) and (ii) with respect to CHOP, Four Hundred Thousand Dollars ($400,000) (the sum of (i) and (ii), the “Base Purchase Price”), plus (b) the Milestone Consideration (as set forth in Section 2.3 and subject to adjustment pursuant to Sections 2.5 and 2.6), if any, plus (c) the Earnout Consideration (as set forth in Section 2.4 and subject to adjustment pursuant to Section 2.5), if any. The Base Purchase Price, plus the Milestone Consideration, if any, plus the Earnout Consideration, if any, is the “Consideration.” The Equityholders acknowledge and agree that the Consideration will be paid as set forth in this Article II, and to the extent applicable, to the account of each Equityholder in accordance with their respective Pro Rata Share and in accordance with instructions delivered to Purchaser at least ten (10) Business Days prior to the date hereof or any subsequently scheduled payment date as agreed by the Parties, as applicable (the “Equityholder Instructions”).

2.2.        Payment of Base Purchase Price.

(a)          The Legacy Corporation hereby directs that Purchaser pay the portion of the Base Purchase Price that is payable to the Legacy Corporation hereunder to Legacy Corporation, by wire transfer of immediately available funds, by no later than the end of the second Business Day following the date hereof to an account designated by Legacy Corporation.

(b)          Purchaser shall pay the CHOP portion of the Base Purchase Price to CHOP by wire transfer of immediately available funds, by no later than the end of the second Business Day following the date hereof to an account designated by CHOP.

2.3.        Milestone Consideration.

(a)          Subject to the satisfaction of the conditions precedent set forth in this Section 2.3 (each, a “Milestone Event,” and the time periods described therein, the “Milestone Periods”), the Final Reports pursuant to Section 2.5 and adjustment pursuant to Section 2.6, Purchaser or an Affiliate of Purchaser shall pay to the Equityholders the following payments (each, a “Milestone Payment” and together, the “Milestone Payments”), payable in the manner set forth in this Section 2.3 (in the aggregate, the “Milestone Consideration”), subject at all times to any offset thereto in accordance with Section 8.4(c). Except with respect to the Milestone Event described in Section 2.3(a)(iii) (which may be paid more than once), all Milestone Payments shall only be paid once upon the initial achievement of the particular Milestone Event. Purchaser shall notify the Stockholder Representative and CHOP within ten (10) Business Days from when a Milestone Event has occurred. Within ten (10) Business Days from Purchaser’s receipt of Equityholder Instructions in response to such notice, Purchaser shall pay the following Milestone Payments:

(i)          following the earlier of (A) the consummation date of the successful completion of a firm underwritten or registered direct offering of Purchaser Common Shares with proceeds to Purchaser, net of underwriters’ fees and expenses, of at least Thirty-Five Million Dollars ($35,000,000) (the “Qualified Offering”), and (B) March 31, 2016 (in either case (A) or (B), the “Offering Date”), a Milestone Payment equal to:

(A)         with respect to the Legacy Corporation, (x) One Million Six Hundred Thousand Dollars ($1,600,000), by wire transfer of immediately available funds and in accordance with the Equityholder Instructions, and (y) a number of Purchaser Common Shares, deliverable to the Legacy Corporation in accordance with the Equityholder Instructions, equal to Three Million Two Hundred Thousand Dollars ($3,200,000) divided by the Purchaser Stock Price (rounded to the nearest whole share); and

(B)         with respect to CHOP, One Million Two Hundred Thousand Dollars ($1,200,000), by wire transfer of immediately available funds and in accordance with the Equityholder Instructions;

(ii)         [  ***  ]:

(A)         [  ***  ]; and

(B)         [  ***  ];

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

(iii)        [  ***  ];

(iv)       [  ***  ] payable to the Equityholders, by wire transfer of immediately available funds and in accordance with their respective Pro Rata Share and the Equityholder Instructions; and

(v)         upon the first instance of cumulative Annual Net Sales from all Products, Improved Products and NCEs in any calendar year (each, an “Annual Period”) as follows, payable to the Equityholders by wire transfer of immediately available funds and in accordance with their respective Pro Rata Share and the Equityholder Instructions:

Cumulative Annual Net Sales	Milestone Payment

> = $[ *** ]	$[ *** ]

> = $[ *** ]	$[ *** ]

> = $[ *** ]	$[ *** ]

> = $[ *** ]	$[ *** ]

> = $[ *** ]	$[ *** ]

(b)          Except with respect to the Milestone Event described in Section 2.3(a)(iii) (which may be paid more than once), once Purchaser (or its Affiliates) has made any particular Milestone Payment under this Section 2.3, Purchaser shall not be obligated to make any payment under this Section 2.3 with respect to the re-occurrence of the same Milestone Event, whether or not such re-occurrence is with respect to a different or the same Product, Improved Product or NCE (or any combination thereof), or a different or the same Annual Period. If a Milestone Event is achieved in terms of Annual Net Sales, all Milestone Payments for lower Annual Net Sales Milestone Events shall become due and payable to the extent not previously paid.

(c)          From and after the Closing, Purchaser shall, and shall cause its controlled Affiliates to, use Commercially Reasonable Efforts to (i) Develop the Product for the Primary Indication, and (ii) following the FDA’s approval of a NDA for a Product for the Primary Indication, Commercialize the Product in the United States.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

2.4.        Earnout Consideration. Subject to the conditions set forth in this Section 2.4 and the Product Reports and Final Reports pursuant to Section 2.5, Purchaser or an Affiliate of Purchaser shall pay to the Equityholders the following payments (each, an “Earnout Payment” and together, the “Earnout Payments”), payable in the manner set forth in this Section 2.4 (in the aggregate, the “Earnout Consideration”), subject at all times to any offset thereto in accordance with Section 8.4(c). The Earnout Payments are based on the Net Sales, as defined and subject to the provisions set forth in Section 14.2(a). The Earnout Consideration shall consist of the following Earnout Payments, payable no later than the due date for the applicable Product Reports with any additional payments reflected in the corresponding Final Report payable no later than thirty (30) Business Days after the earliest date on which the corresponding Final Reports are available, and payable to the Equityholders, by wire transfer of immediately available funds and in accordance with their respective Pro Rata Share and the Equityholder Instructions:

(a)          [  ***  ]:

Increment of Annual	Percentage of Annual Net Sales from such
Net Sales from a Product	Product Payable as Earnout Payment
<= $[ *** ]	[ *** ]
> $[ *** ]	[ *** ]
> $[ *** ]	[ *** ]
> $[ *** ]	[ *** ]

(b)          [  ***  ]:

Increment of Annual Net Sales
from Improved Products and	Percentage of Annual Net Sales from Improved
NCEs	Products and NCEs Payable as Earnout Payment

<= $[ *** ]	[ *** ]	[ *** ]

> $[ *** ]	[ *** ]	[ *** ]

>$[ *** ]	[ *** ]	[ *** ]

2.5.        Adjustments to Milestone Consideration or Earnout Consideration; Maintenance of Records; Audits.

(a)          [  ***  ].

(b)          Reports and Payments. Within sixty (60) days after the end of each Reporting Period commencing in the Reporting Period immediately following the Reporting Period in which there was the First Commercial Sale, Purchaser shall deliver to the Stockholder Representative and CHOP a report setting forth for the most recently completed Reporting Period the following information on a Product-by-Product, Improved Product-by-Improved Product, NCE-by-NCE and country-by-country basis (the “Product Reports”): (i) the gross sales and Net Sales of each Product, Improved Product or NCE; (ii) the number of units sold by Purchaser and all of its Affiliates, licensees and sublicensees; (iii) the Milestone Payment or Earnout Payment due hereunder, if any; (iv) the applicable exchange rate as determined pursuant to Section 2.5(e); and (v) the calculation of any true-up required with respect to Net Sales reported and payments made in the Reporting Period(s).

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

(c)          Setoff. Notwithstanding anything to the contrary in this Agreement, if the Legacy Stockholders or the Equityholders breach this Agreement (including with respect to indemnification obligations set forth in Article VIII), Purchaser may offset the Milestone Payments and Earnout Payments payable under this Agreement to the breaching party pursuant to Section 8.4(c) against such Losses until such time as Purchaser has been paid such Losses in full (net of offset).

(d)          Taxes and Withholding. If Purchaser is required to make a payment to the Equityholders subject to a deduction of tax or withholding tax, the sum payable by Purchaser (in respect of which such deduction or withholding is required to be made) shall be made to the Equityholders after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable Laws. Any such withholding taxes required under applicable Laws to be paid or withheld shall be an expense of, and borne solely by the Equityholders. To the extent Purchaser is required to deduct and withhold taxes on any payments to the Equityholders, Purchaser shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to the Stockholder Representative and CHOP an official tax certificate or other evidence of such withholding sufficient to enable the Equityholders to claim such payments of taxes. The Equityholders shall provide to Purchaser any tax forms that may be reasonably necessary in order for Purchaser not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The Equityholders shall use reasonable efforts to provide any such tax forms to Purchaser at least thirty (30) days prior to the due date for any payments for which the Equityholders desire that Purchaser apply a reduced withholding rate. Each Party will reasonably assist the other Party in claiming tax refunds, deductions, or credits at the other Party’s request and will reasonably cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made under this Agreement.

(e)          Payment and Currency Exchange. All amounts payable and calculations hereunder shall be in U.S. Dollars and shall be paid by bank wire transfer in immediately available funds to such bank account as may be designated in writing by the Stockholder Representative and CHOP from time to time. In the event that Net Sales are generated in a currency other than United States Dollars, the Net Sales shall be converted into United States Dollars in accordance with the accounting practices, principles, judgments and methodologies (which shall be in accordance with GAAP or IFRS) with respect to the conversion of transactions conducted in a foreign currency to United States Dollars used by Purchaser for the preparation of its financial statements.

(f)          Record-Keeping. Purchaser shall keep, and shall cause its Affiliates and sublicensees to keep, books and accounts of record in connection with the sale of Products, Improved Products and NCEs and in sufficient detail to permit accurate determination of all figures necessary for verification of Milestone Payments and Earnout Payments to be paid hereunder. Purchaser shall maintain, and shall cause its Affiliates, licensees and sublicensees to maintain, such records for a period of at least three (3) years after the end of the Reporting Period for which they were generated. At the conclusion of each Reporting Period, Purchaser shall promptly deliver Product Reports to the Stockholder Representative and CHOP with respect to each such Reporting Period on Purchaser’s Net Sales, Milestone Payments status and Earnout Payments status.

(g)          Disagreements.

(i)          If the Stockholder Representative and/or CHOP disagrees with Purchaser’s calculation of Net Sales, Milestone Payments or Earnout Payments in a Product Report, then, within sixty (60) calendar days after receipt thereof, the Stockholder Representative and/or CHOP (as applicable, the “Disagreeing Party”) shall provide Purchaser with notice in writing of such disagreement (the “M/E Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement, including a copy of the Product Report marked to indicate those specific items that are in dispute (the “M/E Disputed Items”) and the Disagreeing Party’s calculation of each of the M/E Disputed Items. To the extent the Disagreeing Party provides an M/E Notice of Disagreement within such sixty (60) calendar day period, only those items that are not M/E Disputed Items shall be non-appealable, final, binding and conclusive for all purposes hereunder. If neither the Stockholder Representative nor CHOP provides a M/E Notice of Disagreement within such sixty (60) calendar day period, the Parties shall be deemed to have accepted in full the Product Report as prepared by Purchaser, which shall be non-appealable, final, binding and conclusive for all purposes hereunder. If any M/E Notice of Disagreement is timely provided, Purchaser and the Disagreeing Party shall, for a period of twenty (20) calendar days (or such longer period as they may mutually agree), in good faith try to resolve any M/E Disputed Items. During the twenty (20) calendar day period following the delivery by the Disagreeing Party of the M/E Notice of Disagreement, Purchaser and the Disagreeing Party, along with their respective Representatives, shall have access to the working papers, schedules and calculations of the other used in the preparation of the Product Report and the M/E Notice of Disagreement and the determination of the Net Sales, Milestone Payments, Earnout Payments and the M/E Disputed Items. If, during the aforesaid twenty (20) calendar day period, the Parties have reached written agreement with respect to all M/E Disputed Items covered by the Notice of Disagreement, the calculations of Net Sales, Milestone Payments and Earnout Payments shall be adjusted to reflect such written agreement and shall become non-appealable, final, binding and conclusive upon the Parties for all purposes hereunder.

(ii)         If, at the end of the aforesaid twenty (20) calendar day period, Purchaser and the Disagreeing Party shall have failed to reach written agreement with respect to all M/E Disputed Items covered by a M/E Notice of Disagreement, then those M/E Disputed Items that remain in dispute at the end of such period (the “M/E Unresolved Changes”) shall be submitted to BDO USA, LLP (the “Settlement Arbitrator”) to examine, at the Equityholders’ sole expense, the relevant books and records of Purchaser or any of its Affiliates, licensees and sublicensees (the “Audited Party”) as may be reasonably necessary to verify the amounts reported in accordance with Section 2.5(f) and the payment of Milestone Payments or Earnout Payments; provided, however, that if BDO USA, LLP shall be unable or unwilling to do so, Purchaser and the Disagreeing Party shall select another independent firm of nationally recognized financial experts to serve as the Settlement Arbitrator. The Settlement Arbitrator shall consider only the M/E Unresolved Changes. An examination by the Disagreeing Party under this Section 2.5(g) shall be limited to the pertinent books and records for the relevant Reporting Period. The Settlement Arbitrator shall be provided access to such books and records at the Audited Party’s facility(ies) where such books and records are normally kept and such examination shall be conducted during the Audited Party’s normal business hours; no other information pertaining to the Audited Party’s books and records shall be provided to the Disagreeing Party. The Audited Party may require the Settlement Arbitrator to sign a standard non-disclosure agreement before providing the Settlement Arbitrator access to the Audited Party’s facilities or records. Upon completion of the audit, the Settlement Arbitrator shall provide Purchaser, the Disagreeing Party and the Audited Party a written report disclosing any discrepancies in the reports submitted by the Audited Party and in each case, the specific details concerning any discrepancies. The determination of the Settlement Arbitrator shall be non-appealable, final, binding and conclusive for all purposes hereunder. The Parties shall request that the Settlement Arbitrator use its commercially reasonable efforts to reach a resolution of the M/E Unresolved Changes within ninety (90) calendar days after the submission of the M/E Unresolved Changes to the Settlement Arbitrator.

(iii)        The Product Reports, as determined pursuant to this Section 2.5(g) after all actions and procedures described herein have been completed, are hereinafter referred to as the “Final Reports.”

(h)          Confidentiality. All financial information of an Audited Party that is subject to review under this Section 2.5 shall be deemed to be confidential information of such Audited Party subject to the provisions of Section 10.1, and the Legacy Stockholders and the Equityholders shall not disclose such confidential information to any Third Party or use such confidential information for any purpose other than verifying payments to be made by Purchaser to the Equityholders hereunder.

2.6.        Provisions Related to the Issuance of Purchaser Shares.

(a)          Notwithstanding anything contained in this Agreement, Purchaser shall not, without the prior approval of its stockholders as required pursuant to the rules and regulations of the NYSE MKT, be required to pay any of the Consideration in Purchaser Common Stock under this Agreement: (i) if the aggregate number of Purchaser Common Shares to be issued hereunder would exceed 19.99% of the outstanding Purchaser Common Shares as of the date hereof (as such ownership is calculated pursuant to the rules of the NYSE MKT); or (ii) to any Equityholder that, together with such Equityholder’s Affiliates and any other persons acting as a group together with such Equityholder and any of such Equityholder’s Affiliates, (x) immediately prior to the applicable payment date, does not beneficially own more than 19.99% of the outstanding Purchaser Common Shares (as such ownership is calculated pursuant to the rules of the NYSE MKT), if as a result of such issuance of Purchaser Common Shares, such Equityholder (together with such Equityholder’s Affiliates and any other persons acting as a group together with such Equityholder’s and any of such Equityholder’s Affiliates) would beneficially own more than 19.99% of the outstanding Purchaser Common Shares (as such ownership is calculated pursuant to the rules of the NYSE MKT) immediately after giving effect to the issuance of such Purchaser Common Shares; or (y) immediately prior to the applicable payment date beneficially owns more than 19.99% of the outstanding Purchaser Common Shares (as such ownership is calculated pursuant to the rules of the NYSE MKT), if such Equityholder (together with such Equityholder’s Affiliates and any other persons acting as a group together with such Equityholder and any of such Equityholder’s Affiliates) is not the largest beneficial owner of the Purchaser Common Shares (as such ownership is calculated pursuant to the rules of the NYSE MKT) immediately prior to the applicable payment date, but, as a result of such issuance of Purchaser Common Shares to such Equityholder, such Equityholder (together with such Equityholder’s Affiliates and any other persons acting as a group together with such Equityholder’s and any of such Equityholder’s Affiliates) would (X) become the largest beneficial owner of the Purchaser Common Shares (as such ownership is calculated pursuant to the rules of the NYSE MKT) immediately after giving effect to the issuance of such Purchaser Common Shares or (Y) become the beneficial owner of a number of Purchaser Common Shares (as such ownership is calculated pursuant to the rules of the NYSE MKT) immediately after giving effect to the issuance of such Purchaser Common Shares which, had such Purchaser Common Shares been received by such Equityholder as of the date such Equityholder entered into this Agreement, would have caused such Equityholder to become the largest beneficial owner of Purchaser Common Shares (as such ownership is calculated pursuant to the rules of the NYSE MKT) as of such earlier date. Immediately following the date (if ever) that Purchaser obtains the requisite stockholder approval required pursuant to the rules and regulations of the NYSE MKT, the restrictions in this Section 2.6(a) shall terminate and be of no further force or effect.

(b)          Notwithstanding anything contained in this Agreement, in no event shall the number of Purchaser Common Shares issuable hereunder exceed at any time in the aggregate 49.99% of the outstanding Purchaser Common Shares as of the date hereof.

(c)          The applicable amount of the Purchaser Common Shares to be issued in connection with this Agreement to either the Legacy Stockholders or the Legacy Corporation, as applicable, may be either (i) registered securities pursuant to the Securities Act, or (ii) issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom (with the certificates issued by Purchaser with respect to such Purchaser Common Stock legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities laws and Blue Sky laws).

(d)          The Legacy Stockholders and the Equityholders shall use commercially reasonable efforts to cause the Legacy Stockholders and the Equityholders to provide such information, take such further actions and execute such documents as Purchaser may determine to be necessary to ensure that the Purchaser Common Shares to be issued in connection with this Agreement are issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act, including requiring that the Legacy Stockholders and the Equityholders make the representations to Purchaser set forth in Section 3.7 hereof as of the date(s) of issuance of the Purchaser Common Shares to be issued in connection with this Agreement.

(e)          To the extent that any Consideration otherwise payable in Purchaser Common Stock would exceed the limitations set forth in Sections 2.6(a) or 2.6(b) as of the time such Consideration is due and payable, the portion of such Consideration that exceeds the limitations set forth in Sections 2.6(a) or 2.6(b) shall be paid in cash, in lieu of Purchaser Common Stock. Such amount shall be paid by Purchaser or an Affiliate of Purchaser to the Equityholders by wire transfer of immediately available funds and in accordance with their respective Pro Rata Share and the Equityholder Instructions, in an amount equal to the product of the Purchaser Stock Price and the applicable number of shares of Purchaser Common Stock.

(f)          Purchaser shall deliver any Purchaser Common Shares it is obligated to deliver upon the occurrence of a Milestone Event within ten (10) Business Days after the occurrence of such Milestone Event. Such delivery of Purchaser Common Shares shall be in book-entry form with the Purchaser’s transfer agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as disclosed to Purchaser in a letter (the “Disclosure Schedule”) delivered to them on behalf of the Equityholders and the Legacy Stockholders (together, the “Sellers”) prior to the execution of this Agreement, each Seller (to the extent applicable), severally and not jointly, hereby represents and warrants to Purchaser that each of the representations and warranties contained in this Article III are true and correct on the date hereof (except to the extent that such representations and warranties speak as of another date, in which case, as of such date).

3.1.        Authorization and Enforceability. Each such Seller has the full right, power and authority and capacity to enter into and perform this Agreement and each of the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. This Agreement and each of the other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller and constitutes legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered in a proceeding at or in equity) (the “Bankruptcy and Equity Exceptions”).

3.2.        Non-contravention; Consents.

(a)          The execution, delivery and performance by such Seller of this Agreement and each of the other Transaction Documents to which such Seller is a party and the consummation of the Contemplated Transactions do not and will not: (i) result in a Default of or under (A) any Law, Permit or Order applicable to or binding upon such Seller, or (B) any Contract to which such Seller is a party or by which he is bound; or (ii) (1) result in the termination, amendment or modification of, or give any party the right to terminate, amend, modify, abandon, cancel or refuse to perform any Contract or Permit to which such Seller is a party or by which he, or any of his properties or assets, are bound, or (2) result in the acceleration or modification, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received under any Contract or Permit to which such Seller is a party or by which he, or any of his properties or assets, is bound.

(b)          No Consent of any Governmental Entity or other Person (including any party to any Contract with such Seller) is required (i) for the execution, delivery and performance by such Seller of this Agreement or any of the other Transaction Documents to which such Seller is a party; or (ii) in connection with the consummation by such Seller of the Contemplated Transactions.

3.3.        The Legacy Corporation.

(a)          Authorized Legacy Equity Interests. The authorized Legacy Equity Interests consist of 10,000,000 shares of common stock, $0.0001 par value per share of the Legacy Corporation, of which 80,000 are issued and outstanding and held as set forth on Section 3.3(a) of the Disclosure Schedule. The Legacy Equity Interests constitute the only issued and outstanding equity Securities of the Legacy Corporation and are owned of record and beneficially solely by the Legacy Stockholders. There are no outstanding warrants, options or other rights, commitments, Contracts or understandings to purchase or acquire any equity Securities of the Legacy Corporation and there are no outstanding debt Securities of the Legacy Corporation convertible into equity Securities or otherwise containing equity provisions.

(b)          Other than the Company, the Legacy Corporation does not have any Subsidiaries. The Legacy Corporation has not acquired any business or Person, whether by merger or consolidation, purchase of assets or equity Securities or otherwise.

(c)          The Harper Indebtedness is Indebtedness of the Legacy Corporation and not the Company and is the only Indebtedness of the Legacy Corporation.

3.4.        Title to LLC Equity Interests.

(a)          The Equityholders have good and valid title to its LLC Equity Interests free and clear of all Encumbrances, other than restrictions on transfer under applicable securities Laws and restrictions set forth in the Company’s Organizational Documents, as applicable.

(b)          Such Equityholder has not entered into or granted any outstanding warrants, options, commitments, voting trusts, Contracts or understandings with respect to any LLC Equity Interests.

3.5.        Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Seller or any Person acting on his behalf.

3.6.        Compliance with Law; Permits.

(a)          Such Seller has not (i) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (x) which could reasonably be expected to subject the Company, Purchaser or the Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (y) the non-continuation of which has had or could reasonably be expected to have an adverse effect; (ii) established or maintained any unrecorded fund or asset or made any false entries on any Books or Records for any purpose or (iii) engaged in price fixing, bid rigging or any other anticompetitive activity.

(b)          Such Seller has complied with every, and is not presently in violation of any, Law or Order to which he, she or it is subject related to, and has not failed to obtain, or to adhere to the requirements of, any Permit necessary to, such Seller’s ownership of the Company, or the Company’s operation of the Business. Such Seller has not received, nor does such Seller have Knowledge of the issuance of, any notice from any Governmental Entity, or other Third Party of any such violation or alleged violation by him or it of any Laws or Orders applicable to the Business or his or its ownership thereof. To the Knowledge of such Seller, there is no investigation relating to the Company, such Seller’s ownership or the Business in progress by any Governmental Entity.

(c)          Such Seller has not engaged in any anticompetitive or unlawful activity or unfair business practice relating to the Business. With respect to the Company’s and such Seller’s past business practices relating to the Business, such Seller has not received any written notice of any investigation of the Company, the Business, such Seller, or the Company’s respective officers, employees or representatives by any Governmental Entity and, to the Knowledge of such Seller, no such investigation is under consideration or threatened.

3.7.        Representations Regarding Equity Consideration. Each Seller, to the extent that it receives unregistered Purchaser Common Shares pursuant to this Agreement:

(a)          is acquiring the Consideration Shares being issued to it pursuant to this Agreement solely for its own account and not with a view to resale or distribution of all or any part thereof, and has no present arrangement, understanding or agreement for transferring or disposing of all or any part of the Consideration Shares being issued to it pursuant to this Agreement, except as such Consideration Shares may be distributed by the Legacy Corporation to the Legacy Stockholders upon a dissolution or liquidation of the Legacy Corporation;

(b)          has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in the Consideration Shares being issued to it pursuant to this Agreement and to form an investment decision with respect thereto, and it and its advisers, if any, have also made such investigation, review, examination and inquiry concerning Purchaser and its business and affairs as they have deemed appropriate;

(c)          is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act;

(d)          recognizes that an investment in Purchaser is speculative and involves certain risks and such party has taken full cognizance of and understands and can evaluate all of the risks of the investment in the Consideration Shares being issued to it pursuant to this Agreement;

(e)          has adequate net worth and means of providing for its current needs and personal contingencies to sustain a complete loss of such party’s investment in Purchaser;

(f)          understands that the Consideration Shares are being offered and sold in reliance on specific exemptions from the registration requirements of federal and state securities laws and that Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of such party to acquire the Consideration Shares being issued to it pursuant to this Agreement; and

(g)          understands that, neither Purchaser nor any other Person has any obligation or intention to effect the registration of the Consideration Shares being issued to it pursuant to this Agreement for sale, transfer or disposition by such party under the Securities Act, or applicable state securities laws and any other applicable Law, or to take any action or provide any information (including, without limitation, the filing of reports or the publication of information required by Rule 144) which would make available any exemption from the registration requirements of the Securities Act or applicable state securities laws and any other applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE

LEGACY CORPORATION

Except as disclosed to Purchaser in the Disclosure Schedule, the Company hereby represents and warrants to Purchaser that each of the representations and warranties contained in this Article IV are true and correct on the date hereof (except to the extent that such representations and warranties speak as of another date, in which case, as of such date).

4.1.        Organization and Power.

(a)          The Company is duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has the full power and authority (corporate or otherwise) to own its property and to carry on the Business as presently conducted and as proposed to be conducted. The Company is duly qualified and authorized to conduct business and are in good standing under the laws of each jurisdiction in which the nature of the business conducted by them makes such qualification necessary. All of such jurisdictions are listed on Section 4.1(a) of the Disclosure Schedule.

(b)          The Company has delivered to Purchaser correct and complete copies of the Organizational Documents of the Company, as amended through the Closing Date. The Company is not in violation of any term of their respective Organizational Documents, as amended through the Closing Date. A true and complete listing of the officers and directors of the Company is set forth in Section 4.1(b) of the Disclosure Schedule.

4.2.        Authorization and Enforceability. The Company has the full power and authority to enter into and perform this Agreement and each of the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by the Company of the Contemplated Transactions, have been duly authorized by all necessary action (corporate or otherwise) on the part of the Company. This Agreement and each of the other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

4.3.        Non-contravention; Consents.

(a)          Except as set forth in Section 4.3(a) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the Contemplated Transactions do not and will not: (i) result in a Default of or under (A) any of the terms of the Organizational Documents of the Company, (B) any Law, Permit or Order applicable to or binding upon the Company, or (C) any Contract (1) to which the Company is a party or by which they, or any of their properties or assets, are bound or (2) which otherwise relates to, or was entered into on behalf of, the Business (or any portion thereof); (ii) result in the creation or imposition of any Encumbrance upon any of the assets or properties of the Company; or (iii) (A) result in the termination, amendment or modification of, or give any party the right to terminate, amend, modify, abandon, cancel or refuse to perform any Contract or Permit (1) to which the Company is a party or by which they, or any of their properties or assets, are bound or (2) which otherwise relates to, or was entered into on behalf of, the Business (or any portion thereof), or (B) result in the acceleration or modification, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received under any Contract or Permit (1) to which the Company is a party or by which they, or any of their properties or assets, are bound or (2) which otherwise relates to, or was entered into on behalf of, the Business (or any portion thereof).

(b)          Except as listed on Section 4.3(b) of the Disclosure Schedule, no Consent of any Governmental Entity or other Person (including any party to any Material Contract with the Company) is required (i) for the execution, delivery and performance by the Company of this Agreement or any of the other Transaction Documents to which it is a party; or (ii) in connection with the consummation by the Company of the Contemplated Transactions.

4.4.        Capitalization; Subsidiaries.

(a)          Authorized LLC Equity Interests. The authorized LLC Equity Interests that are issued and outstanding are held as set forth in Section 4.4(a) of the Disclosure Schedule. The LLC Equity Interests constitute the only issued and outstanding equity Securities of the Company and are owned of record and beneficially solely by the Equityholders. Each of the LLC Equity Interests has been validly issued and is fully paid and non-assessable and the issuance thereof did not create any Encumbrances thereon. None of the LLC Equity Interests have been issued in violation of any preemptive or similar right. All of the LLC Equity Interests were sold in compliance with all Laws and have been exempt from registration pursuant to the registration provisions of the Securities Act and applicable national or state securities Laws, and no such equity Securities were registered under any such act or Laws. No private offering memorandum or other information furnished (whether orally or in writing) to any offeree or purchaser of such LLC Equity Interests contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)          No Equityholder Agreements; Obligations.

(i)          There are no outstanding warrants, options or other rights, commitments, Contracts or understandings to purchase or acquire any equity Securities of the Company and there are no outstanding debt Securities of the Company convertible into equity Securities or otherwise containing equity provisions. There are no rights of first refusal, rights of first offer, subscription rights, preemptive rights or other similar rights with respect to the issuance or sale of the LLC Equity Interests. Except as set forth in Section 4.4(b) of the Disclosure Schedule, (A) no Contract exists between or among any of the Legacy Stockholders or Equityholders with respect to any of the LLC Equity Interests; and (B) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(ii)         There are no voting trusts or other similar agreements or understandings to which the Company is a party with respect to the voting of equity of the Company. There are no restrictions on the transfer of any equity Securities or other ownership interest in the Company, other than those arising from federal and state securities Laws and there are no understandings or agreements respecting the ownership interests of the Company.

(c)          Subsidiaries. The Company does not have any Subsidiaries. The Company has not acquired any business or Person, whether by merger or consolidation, purchase of assets or equity Securities or otherwise. There are no equity or debt securities of any Subsidiary issued or outstanding.

4.5.        Financial Information; Indebtedness.

(a)          Reserved.

(b)          Attached to Section 4.5(b) of the Disclosure Schedule is a true and accurate list setting forth all assets transferred to the Company by the Legacy Corporation and all liabilities assumed by the Company and assigned by the Legacy Corporation, in connection with the Reorganization.

(c)          The Company does not have any Indebtedness other than Indebtedness, if any, that has been taken into consideration in calculating the Base Purchase Price.

4.6.        Absence of Changes. Since its formation, the Company has conducted the Business in the ordinary course of business consistent with past practices (including the payment of payables and the making of capital expenditures) and there has not occurred any event or condition which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Business. Without limiting the generality of the foregoing, since its formation, the Company has used commercially reasonable efforts to preserve the Business, to keep its business organizations intact, to retain its Permits, and to preserve the existing Contracts and goodwill of its suppliers, vendors, service providers, manufacturers, personnel and others with which they have business relations.

4.7.        Absence of Undisclosed Liabilities. Except as set forth in Section 4.7 of the Disclosure Schedule, there is no Liability of or by the Company or any other Person in respect of the Business of any nature except Liabilities arising since the formation of the Company in the ordinary course of business consistent with past practices that, individually or in the aggregate, are (i) not material or (ii) could not reasonably be expected to have a Material Adverse Effect on the Company or the Business.

4.8.        Title to and Adequacy of Assets. The Company has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the properties and assets (whether tangible or intangible), real, personal and mixed, used or held for use in the Business (the “Property”), free and clear of any and all Encumbrances. The tangible personal property included in such Property (including equipment), taken as a whole, is in good working order and fit for its intended use, reasonable wear and tear excepted. The Property, taken as a whole, is adequate to conduct the Business as currently conducted or as proposed to be conducted. No Property used by the Company in connection with the Business is held under any Lease or Encumbrance or is located other than in the possession of the Company. All of the leases of personal property to which the Company is a party are valid and in effect and afford the Company peaceful and undisturbed possession of the subject matter of such leases.

4.9.         Real Property. The Company does not own or lease any Real Property, and the Company is not a party to any option, Contract or other document pursuant to which the Company has the right or obligation to lease, purchase or acquire title to or any interest in any Real Property.

4.10.      Intellectual Property.

(a)          Set forth in Section 4.10(a) of the Disclosure Schedule is a true and complete list of all (i) Registered Intellectual Property of the Company; and (ii) un-registered Intellectual Property of the Company or its Affiliates that is material to the Business, including, a brief description of each listed Intellectual Property item, including, the owner, including the chain of title as evidenced by reel/frame numbers of recorded assignments, or by non-recorded assignments, from each inventor to owner; the applicable jurisdiction; the registration number; the application number; the patent number or issuance number; and the filing date of the application or registration.

(b)          To the Company’s Knowledge, neither the Company nor any Legacy Stockholder or any current or former director, officer, employee, consultant or independent contractor of the Company owns or has any rights, with respect to any Intellectual Property that may be necessary for the operation of the Business and the research, development, manufacture or commercialization of the Product. The execution, delivery and performance of this Agreement, and the transfer of the LLC Equity Interests contemplated hereby, will not affect Purchaser’s ownership rights in or use of such Intellectual Property after Closing in any manner. The Company has, and Purchaser will have after Closing, the right to bring actions for the infringement or other violations of all Intellectual Property owned or exclusively licensed by the Company, or purported by the Company to be owned or exclusively licensed by the Company.

(c)          The operation of the Business does not infringe, dilute, or otherwise violate the Intellectual Property rights of any Person in any material respect. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, and the Company has not received written notice to the effect that: (i) the Company infringes upon, misappropriates or conflicts with the rights of any other Person under any Intellectual Property; or (ii) the Company’s interest in any Intellectual Property owned or licensed by the Company or which the Company otherwise has the right to use, is invalid or unenforceable by the Company. To the Knowledge of the Company, no Person is infringing upon, misappropriating or using in any unauthorized manner, any of the Company’s rights to its Intellectual Property or Proprietary Information. No Third Party has exercised any rights to indemnification granted by the Company against infringement of Intellectual Property rights.

(d)          The Company has complied and is in compliance with all applicable Laws of all Governmental Entities, or any self-regulating organization, regarding privacy, security and/or data protection (collectively, “Privacy Laws”), in each case in all material respects. The Company has maintained, enforce and have enforced and complied with in all respects written privacy, security and data protection policies (the “Privacy Policies”) with respect to any Proprietary Information providing for, without limitation: (i) clear and conspicuous disclosure of the Company’s privacy, security and data protection practices, including the Company’s collection, storage, use and disclosure of, and provision of access and corrections to any Proprietary Information, and (ii) protection from loss, misappropriation, disclosure or corruption of, and unauthorized access to any Proprietary Information. Neither this Agreement nor the Contemplated Transactions violate or will violate the terms and conditions of any Privacy Policies, any applicable Privacy Laws or the privacy rights of any Person. The current and former consultants and contractors of the Company have executed proprietary information and confidentiality agreements, none of which will be terminated as a result of the Contemplated Transactions and all of which shall be enforceable by or on behalf of the Company after the Closing.

(e)          To the Knowledge of the Company, no Proprietary Information has been subject to any breach, misappropriation, unauthorized disclosure, or unauthorized access or use by any Person. There are no Legal Proceedings pending or threatened, or complaints filed, against the Company, and the Company is not subject to any settlement agreements, directives or orders, at Law or in equity before or by a Governmental Entity or self-regulating organization, regarding the Company’s Privacy Policies and/or Proprietary Information.

(f)          Set forth in Section 4.10(f) of the Disclosure Schedule is a true and correct list of all Contracts (including licenses and sublicenses) pertaining to any Intellectual Property by which the Company licenses, or by which a Third Party licenses or otherwise authorizes the Company to use, any Intellectual Property. None of the Company or any other party is in breach of or Default under any such license or other Contract, and each such license and other Contract is valid and in full force and effect. The Company owns and has owned all licenses necessary to use the COTS Software as actually used in the operation of the Business without Claims of infringement or other violation of rights of the owner of the COTS Software. The Company has not received any written notice claiming that any of them is, was or could be using any COTS Software in violation of the rights of any Third Party or been the subject of an investigation or audit by any Third Party in relation to their respective use of COTS Software. The Company is not in breach or Default under any Contract governing the use of COTS Software, and each such Contract is valid and in full force and effect.

(g)          All Intellectual Property developed by or for the Company was conceived, invented, reduced to practice, reduced to tangible form, written or otherwise created solely by either (i) employees of the Company acting within the scope of their employment; or (ii) persons or entities who have executed a written confidentiality and assignment agreement that irrevocably assigns and transfers all right, title and interest in and to such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company, and the Company is the sole and exclusive owner of such Intellectual Property. Each past or present Employee and independent contractor performing material activities related to the manufacture, use, sale, offer for sale or importation of products or services marketed by or under development by the Company has entered into a proprietary information and confidentiality agreement. The Company has made available to Purchaser’s legal advisor copies of such agreements.

(h)          None of the Registered Intellectual Property is subject to the payment of any registration, maintenance or renewal fees or Taxes or actions and/or responses falling due within ninety (90) calendar days following the Closing Date, and none of the Registered Intellectual Property has expired, been cancelled or abandoned.

(i)          The Company has never agreed to indemnify any Person for or against any interference, proceeding with the Patent Trial and Appeal Board (PTAB) of the U.S. Patent and Trademark Office, opposition, infringement, misappropriation, or other conflict with respect to Intellectual Property.

(j)          The Company has taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of their critical business data.

(k)          Section 4.10(k) of the Disclosure Schedule describes all instances in which the Company (i) has received government funding, (ii) has Knowledge that the Intellectual Property licensed by the Company from CHOP was made using government funding; and (iii) has contracted for the use of facilities of a university, college, other educational institution or research center in the development of any Intellectual Property of the Company where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property of the Company.

4.11.      Contracts, Leases, Etc.

(a)          Set forth in Section 4.11(a) of the Disclosure Schedule is a true and complete list (organized by subclause) of all Contracts to which the Company is a party, or by which any of their respective property or assets are bound (each, a “Material Contract”).

(b)          The Company has provided to Purchaser true and correct copies of all Material Contracts (or descriptions thereof, in the case of oral Contracts). Each Material Contract (or description) sets forth the entire agreement and understanding between the parties thereto. The Company is not (with or without the lapse of time or the giving of notice or both) in Default under any Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice or both) in Default thereunder. No party to any Material Contract has threatened, or provided notice to the Company of its intent to terminate or withdraw its participation in any such Material Contract. The Company does not have any Knowledge of any event or condition which has occurred or exists which would cause the acceleration of any obligations or loss of any rights of any party to any Material Contract or give rise to any right of termination or cancellation thereof. All of the Material Contracts are in full force and effect and are valid and binding obligations of the Company (to the extent binding obligations of the other parties thereto) enforceable in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

(c)          The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions will not result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any Material Contract. None of such Material Contracts contain any provisions that would cause the Company to be liable to any other party thereto for any amount (or any increased price for goods or services being provided by the other party thereto) as a result of the consummation of the Contemplated Transactions.

4.12.      Compliance with Law; Permits.

(a)          The Company has complied with every, and is not presently in violation of any, Law or Order applicable to the Company or the Business. Neither the Company nor the Legacy Corporation has received, nor does the Company have Knowledge of the issuance or threat of, any notice from any Governmental Entity or Third Party of any such violation.

(b)          Set forth in Section 4.12(b) of the Disclosure Schedule is a true and correct list of all Permits issued in favor of the Company which are material to the Company or the Business. All of such Permits are in full force and effect, and the Business is currently being operated in compliance, in all respects, with the terms of each of such Permit. Neither Purchaser nor any of its Affiliates (including after the Closing, the Company) will be required, following the Closing, to file, apply for or obtain any Permit in order to purchase the Equity Interests pursuant to this Agreement and to operate the Business as currently operated. The Company has not taken any action, or failed to take any action, which could reasonably be expected to result in or enable, with or without notice or lapse of time or both, the revocation or termination of any of such Permits or the imposition of any restrictions thereon. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, to revoke, refuse to renew or modify any of the Permits. There are no other Permits which are material to the Company or the Business which the Company is required to obtain or, to the Knowledge of the Company, which, in good industry practice, the Company should hold for the conduct of the Business. The Company does not have any Knowledge of any threatened suspension, revocation or invalidation of any such Permits, or any reasonable basis therefor.

4.13.      Taxes.

(a)          All Tax Returns required to have been filed by or with respect to the Company and the Legacy Corporation have been duly and timely filed, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon. All Taxes owed by the Company or the Legacy Corporation (whether or not shown on any Tax Return) have been timely paid. Both the Company and the Legacy Corporation have adequately provided for, in their books of account and related records, liability for all unpaid Taxes of the Company or the Legacy Corporation, as the case may be, being current Taxes not yet due and payable. Neither the Company nor the Legacy Corporation have been a member of a Relevant Group.

(b)          There is no action, audit, dispute or Claim now in process or pending or, to the Knowledge of the Company or the Legacy Corporation, proposed or threatened against, or with respect to, the Company or the Legacy Corporation in respect of any Taxes. Neither the Company nor the Legacy Corporation is the beneficiary of any extension of time within which to file any Tax Return that has not been filed. No Claim has been made by an authority in a jurisdiction where the Company or the Legacy Corporation does not file Tax Returns that such entity is, or may be, subject to taxation by that jurisdiction. There are no Encumbrances on the stock or assets of the Company or the Legacy Corporation with respect to Taxes other than Permitted Encumbrances.

(c)          Both the Company and Legacy Corporation have withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements.

(d)          Section 4.13(d) of the Disclosure Schedule lists all Tax Returns filed with respect to the Company and the Legacy Corporation, respectively, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. Both the Company and the Legacy Corporation have delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by it. Neither the Company nor the Legacy Corporation is subject to a waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(e)          None of the Equityholders is a “foreign person” within the meaning of Section 1445 of the Code.

(f)          Both the Company and the Legacy Corporation have not been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code. Both the Company and Legacy Corporation are not subject to any private ruling from any taxing authority or any agreement with a taxing authority.

(g)          Neither the Company nor the Legacy Corporation is a party to any Tax allocation or sharing agreement. The Company and the Legacy Corporation do not have any Liability for the Taxes of any Person (other than themselves) (i) as a transferee or successor, (ii) by Contract, (iii) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise.

(h)          The Company and the Legacy Corporation will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received or accrued on or prior to the Closing Date; (iii) cancellation of debt income or (iv) method of accounting that defers the recognition of income to any period (or portion thereof) ending after the Closing Date or accelerates any deduction to any period (or portion thereof) ending on or before the Closing Date.

(i)          The Company has validly been treated for income Tax purposes as a disregarded entity at all times since its inception, until such time as CHOP became an Equityholder, at which time the Company became a partnership for income Tax purposes and is currently a partnership for income Tax purposes. The Legacy Corporation had a valid election to be treated as an S corporation in effect and has validly been treated for federal and state income Tax purposes as a S corporation at all times since January 1, 2014. Neither the Legacy Corporation nor the Company will be liable for any Taxes pursuant to Sections 1374 or 1375 of the Code (or any corresponding provision of state, local or non-US Tax law) as a result of the transactions contemplated by this Agreement

(j)          There is no power of attorney in effect with respect to the Company or the Legacy Corporation with respect to Taxes.

(k)          Neither the Company nor the Legacy Corporation has engaged in any transaction that is, or is substantially similar to, any listed or reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

4.14.      Employee Relations.

(a)          Labor Matters. Set forth in Section 4.14(a)(i)(A) of the Disclosure Schedule is a complete and accurate list of all officers and directors of the Company. The Company has no employees and has never had any employees. Set forth in Section 4.14(a)(i)(B) of the Disclosure Schedule is a complete and accurate list of all Persons who have ever performed any type of work or service for the Legacy Corporation or the Company and, if applicable, the amount of consideration owed and due to such Persons for such work or services. Neither the Legacy Corporation nor the Company are, nor have they ever been, bound by or subject to (and none of their respective assets or properties is or has ever been bound by or subject to) any collective bargaining or other relationship with any labor organization. The Company has complied and is in compliance with all Laws which relate to equal opportunity and non-discrimination, wage and hour, and terms and conditions of employment. No Employees or independent contractors of the Legacy Corporation or the Company are represented by any labor organization or covered by any collective bargaining agreement. No campaign to establish such representation is or has ever been in progress and there is no pending or, to the Knowledge of the Company, threatened, labor dispute involving the Company, and any group of their respective employees or independent contractors.

(b)          Status. The Company has properly classified all independent contractors and leased employees who have rendered services to the Company as non-employees for all federal, state, local and foreign Tax purposes, as well as ERISA and employee benefits purposes.

(c)          Employee Benefit Plans.

(i)          There are not currently and there have never been any Employee Benefit Plans. There are no pending or threatened Claims by or on behalf of any Employee Benefit Plan.

(ii)         The execution of and performance of the Contemplated Transactions will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment to or acceleration, vesting or increase in the rights of any current or former employee or service provider of the Company. No payment or benefit which is or may be made in connection with the transactions contemplated by this Agreement to any current or former employee or service provider of the Company or any ERISA Affiliate could constitute an “excess parachute payment” under Section 280G of the Code.

(iii)        No service provider of the Company is, or can reasonably in the future expect to be, subject to additional Tax or interest imposed under Section 409A of the Code.

4.15.      Environmental Laws. The ownership and use of the Company’s premises and assets, the occupancy and operation thereof, and the conduct of the Company’s operations and Business, are in compliance in all material respects with all Environmental Laws and, the Company has not received any notice of any alleged violation or noncompliance. There is no Liability attaching to the Company or any of their premises or assets or the ownership or operation thereof as a result of any Hazardous Materials that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing.

4.16.      Legal Proceedings.

(a)          Except as set forth in Section 4.16(a) of the Disclosure Schedule, there is no Order outstanding and/or no Legal Proceeding pending or, to the Knowledge of the Company, threatened, against or affecting, the Company or the Business or the assets or properties, tangible or intangible, of the Company, nor has there been any such Legal Proceeding. The Company is not currently planning to initiate any Legal Proceeding. The matters disclosed on Section 4.16(a) of the Disclosure Schedule will be fully covered by the Company’s insurance policies, subject to applicable deductibles.

(b)          To the Knowledge of the Company, there are no currently existing events, facts or circumstances that could reasonably be expected to form the basis for any Legal Proceeding or Order.

4.17.      Transactions with Affiliates. Except as set forth in Section 4.17 of the Disclosure Schedule, no director, manager, officer, key employee, Equityholder of the Company or any Affiliate of any of the foregoing: (a) has received or earned; (b) has had an ownership interest (whether direct or indirect) in any business, corporate or otherwise, which has or had any business arrangement or relationship of any kind under which it has received or earned, payments from the Company; or (c) is a party to a Related Party Agreement with the Company. All transactions required to be listed in Section 4.17 of the Disclosure Schedule have been recorded in the Books and Records of the Company at their full value, as if they were rendered in arm’s length transactions.

4.18.      Insurance.

(a)          The Company has maintained in effect and presently has in effect, all errors and omissions, directors and officers, employee professional liability and fiduciary liability insurance policies, and all other insurance policies, required by Law and reasonably appropriate in connection with the operation of the Business. Set forth in Section 4.18(a) of the Disclosure Schedule is a true and complete list of each insurance policy (including policies providing property, casualty, liability, errors and omissions, and workers compensation coverage) to which the Company has been a party, the named insured, additional insured(s) or otherwise the beneficiary of coverage at any time.

(b)          The Company has provided to Purchaser a correct and complete copy of each insurance policy listed on Section 4.18(a) of the Disclosure Schedule and in effect immediately prior to the Closing. With respect to each such insurance policy: (i) such policy is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect in all respects and all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by the Company or any Equityholder with respect to such policies; (ii) to the Knowledge of the Company, no other party to the policy is in a material breach or Default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which would permit termination, modification, or acceleration, under such policy; and (iii) no other party to such policy has repudiated any provision thereof.

(c)          The Company has notified all applicable insurance companies that have issued the policies listed on Section 4.18(a) of the Disclosure Schedule of any and all potential incidents, events or circumstances of which the Company has Knowledge that could reasonably give rise to a covered Claim under such policy.

4.19.      Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Person acting on their behalf.

4.20.      Corporate Records. The Books and Records of the Company accurately and completely record and reflect all transactions material to the operations of the Company and the Business.

4.21.      Bank Accounts. Set forth in Section 4.21 of the Disclosure Schedule is the name, address and account number of each bank, financial institution, fund, investment or money manager, brokerage house and similar institution in which the Company maintains any account (whether checking, savings, investment, trust or otherwise), lock box or safe deposit box and the account numbers and name of all Persons having authority to affect transactions with respect thereto. All such accounts are solely in the Company’s name and solely owned and controlled by the Company.

4.22.      Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company, any Legacy Stockholder or any Equityholder relating to the Company or the Business.

4.23.      Statements and Other Documents Not Misleading. Neither this Agreement, including the Disclosure Schedule and all other schedules hereto, nor any other Transaction Document or other instrument heretofore or hereafter furnished by the Company or the Equityholders to Purchaser in connection with the Contemplated Transactions contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Equityholders that each of the representations and warranties contained in this Article V are true and correct as of the date hereof (except to the extent that such representations and warranties speak as of another date, in which case, as of such date):

5.1.        Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2.        Authority. Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and each of the Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is a party, and the consummation by it of the Contemplated Transactions have been duly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement and each of the Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the Company and the Equityholders (as the case may be) constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by the Bankruptcy and Equity Exceptions.

5.3.        Conflict with other Instruments; Absence of Restrictions. The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the consummation of the Contemplated Transactions, by Purchaser do not and will not: (a) result in a Default of or under (i) any of the terms of the Organizational Documents of Purchaser, or (ii) any Law, Permit, Order or material Contract applicable to or binding upon Purchaser; or (b) (1) result in the termination, amendment or modification of, or give any party the right to terminate, amend, modify, abandon, or refuse to perform any material Contract or Permit to which Purchaser is a party or by which it, or any of its respective properties or assets, is bound, or (2) result in the acceleration or modification, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received under any material Contract or Permit to which Purchaser is a party or by which it, or any of its respective properties or assets, is bound.

5.4.        Government Approvals. No Consent of any Governmental Entity is required (a) for the execution, delivery and performance by Purchaser of this Agreement or any of the Transaction Documents to which Purchaser is a party, or (b) in connection with Purchaser’s consummation of the Contemplated Transactions.

5.5.        Brokers. Purchaser has not employed any broker, finder or investment banker or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the Contemplated Transactions. Purchaser has not made any arrangement or taken any other action that might cause the Equityholders to become liable for a broker’s fee, commission or finder’s fee as a result of the Contemplated Transactions.

5.6.        Purchaser SEC Documents. Purchaser has filed with or furnished to the Securities and Exchange Commission (the “SEC”) all forms, reports, statements, certifications and other documents required to be filed by it with the SEC since January 1, 2014 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Purchaser SEC Documents”). As of their respective effective dates (in the case of Purchaser SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Purchaser SEC Documents), Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents, and none of Purchaser SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Purchaser is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act. Each of the audited consolidated financial statements and unaudited consolidated financial statements of Purchaser included in Purchaser SEC Documents (including the related notes and schedules), as of their respective effective dates (in the case of Purchaser SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Purchaser SEC Documents), complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Quarterly Report Form 10-Q of the SEC), were prepared in accordance with GAAP and applicable accounting requirements and published rules and regulations of the SEC consistently applied during the periods involved (except (i) with respect to financial statements included in Purchaser SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto, or (ii) as permitted by the rules and regulations of the SEC, including Regulation S-X), and fairly present in all material respects the consolidated financial position of Purchaser and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown therein.

5.7.        Valid Issuance of Purchaser Shares. Upon their receipt of the Purchaser Common Shares, the Equityholders will acquire good and valid title to such Purchaser Common Shares, free and clear of all Encumbrances. The Purchaser Common Shares will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

5.8.        No Additional Representations. Except for the representations and warranties contained in this Article V, neither Purchaser nor any other Person makes any express or implied representation or warranty on behalf of Purchaser, and Purchaser hereby disclaims any representations, warranties or other statements made by it or any of its direct or indirect directors, equity holders, subsidiaries, Affiliates or Representatives with respect to the subject matter hereof.

ARTICLE VI

CLOSING

6.1.        Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place on the date hereof (the “Closing Date”), at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103, or remotely via the exchange of documents and signatures, or such other location or date as the Parties may mutually agree. The Closing shall be effective as of 11:59 p.m. local time on the Closing Date.

6.2.        Closing Deliveries.

(a)          Deliveries by the Equityholders and the Company. At or prior to the Closing, the Equityholders and the Company shall have delivered to Purchaser:

(i)          membership interest powers and other instruments as may be necessary to transfer record ownership of the LLC Equity Interests into Purchaser’s name on the books of the Company;

(ii)         the Books and Records of the Company, including all minute books, stock books, stock transfer ledgers, employment records, financial and accounting records and files; provided, that, the Parties acknowledge and agree that delivery of such Books and Records shall be satisfied by the Company making the Books and Records available to Purchaser;

(iii)        as to the Legacy Corporation, a certificate dated as of the Closing Date and signed on its behalf by its secretary to the effect that: (A) the resolutions of the Legacy Stockholders and the board of directors of the Legacy Corporation, as applicable, authorizing the actions taken in connection with the Contemplated Transactions were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified; (B) each officer or other individual executing this Agreement and each of the Transaction Documents to which the Legacy Corporation, as applicable, is a party is an incumbent officer or otherwise duly authorized to execute such agreements and documents on behalf of the Legacy Corporation, as applicable, and the specimen signature on such certificate is his or her genuine signature; and (C) the Legacy Corporation is in good standing in all jurisdictions in which it is required to be registered. The certificates referred to in this Section 6.2(a)(iii) shall attach good standing certificates with respect to the Legacy Corporation in such jurisdictions certified by the Secretaries of State or other appropriate officials, dated as of a date not more than ten (10) calendar days prior to the Closing Date;

(iv)        as to the Company, a certificate dated as of the Closing Date and signed on its behalf by its secretary to the effect that: (A) (1) the copies of Organizational Documents attached to the certificate are true and complete, (2) such Organizational Documents have been in full force and effect in the form attached to the certificate since the date of the adoption of the resolutions referred to in clause (3) below and no amendment to such Organizational Documents has occurred since the date of the last amendment annexed thereto, (3) the resolutions of the Equityholders authorizing the actions taken in connection with the Contemplated Transactions were duly adopted, remain in full force and effect, and have not been amended, rescinded or modified; (B) each officer or other individual executing this Agreement and each of the Transaction Documents to which the Company, as applicable, is a party is an incumbent officer or otherwise duly authorized to execute such agreements and documents on behalf of the Company, as applicable, and the specimen signature on such certificate is his or her genuine signature; and (C) the Company is in good standing in all jurisdictions in which it is required to be registered. The certificates referred to in this Section 6.2(a)(iv) shall attach good standing certificates with respect to the Company in such jurisdictions certified by the Secretaries of State or other appropriate officials, dated as of a date not more than ten (10) calendar days prior to the Closing Date;

(v)         evidence in form and substance acceptable to Purchaser that all Transaction Expenses of the Company have been paid in full;

(vi)        evidence in form and substance acceptable to Purchaser of the termination of all Related Party Agreements;

(vii)       those Consents in connection with the consummation of the Contemplated Transactions set forth in Schedule 6.2(a)(vii), in form and substance acceptable to Purchaser;

(viii)       the written resignations of all of the officers, directors and managers of the Company (effective as of the Closing Date);

(ix)          pay-off letters, in form and substance acceptable to Purchaser from all holders of any secured Indebtedness of the Legacy Corporation, in each case, stating (A) the amount as being sufficient to repay in full all such secured Indebtedness owing to such holder, (B) that, effective upon Purchaser’s tender to such holder of the pay-off amount, all Encumbrances in favor of such holder on the Company’s behalf, if applicable, assets shall be terminated, released and discharged and that such holder shall deliver to Purchaser any instruments, certificates, statements and other documents necessary to evidence such termination, release and discharge and (C) authorizing Purchaser to make all filings necessary or desirable to terminate any financing statement or other notice or evidence of any such Encumbrance;

(x)          evidence in form and substance acceptable to Purchaser that all existing board resolutions regarding banking of the Company have been revoked and replaced with the board resolutions regarding banking as set forth in Schedule 6.2(a)(x);

(xi)         evidence in form and substance acceptable to Purchaser that all Encumbrances (other than Permitted Encumbrances) affecting any assets of the Business have been released;

(xii)        a copy of the CHOP License Agreement, duly executed by the Company and CHOP; and

(xiii)       such other documents, instruments of sale, transfer, conveyance, and assignment as Purchaser and its counsel may reasonably request in order to carry out the Contemplated Transactions.

(b)          Deliveries by Purchaser. At or prior to the Closing, Purchaser shall have delivered or shall have caused to be delivered the Base Purchase Price payable pursuant to Section 2.1 hereof.

ARTICLE VII

COVENANTS

7.1.        The Legacy Corporation’s Business Following the Closing.

(a)          Following the Closing, the Legacy Corporation and the Legacy Stockholders agree to promptly change the name of the Legacy Corporation so as not to use (i) the name “neuroFix therapeutics,” (ii) any name that includes “neuroFix” or (iii) any variation of

(i) or (ii) likely to cause confusion.

(b)          The Legacy Stockholders will not dissolve or otherwise liquidate the Legacy Corporation until, at the earliest, six (6) months from the Closing Date; provided, that the Legacy Corporation has satisfied its obligations under Section 7.6 hereof and provided further that any obligation of the Legacy Corporation under this Agreement shall be treated as an obligation of the Legacy Stockholders on a joint and several basis after such dissolution or liquidation. To the extent that the Legacy Stockholders dissolve or otherwise liquidate the Legacy Corporation, the Parties agree that any shares of Purchaser Common Stock issued or to be issued to the Legacy Corporation in connection with this Agreement shall be transferred to, or issued to, as applicable, the Legacy Stockholders in accordance with their Legacy Pro Rata Amount.

7.2.        Assistance in Defense. If, after the Closing Date, any Party shall require the participation of officers and employees then employed by any other Party to aid in the investigation, defense or prosecution of Legal Proceedings, and so long as there exists no conflict of interest between the Parties, the Party receiving the request shall make such officers and employees reasonably available to participate in such Legal Proceeding at the expense of the requesting Party.

7.3.        Public Announcements. No Party shall issue any public report, statement or press release or similar item or make any other public disclosure with respect to the substance of this Agreement prior to the consultation with and written approval of, in the case of such disclosure by Purchaser, the approval of the Stockholder Representative and CHOP, and in the case of such disclosure by any Equityholders or the Legacy Stockholders, the approval of Purchaser, except as may be required by Law or the rules of any applicable stock exchange or self-regulatory organization, in which case the Parties shall reasonably cooperate as to the timing and contents of such report, statement or press release, provided, however, that the Party subject to such required disclosure shall nonetheless be permitted to make any disclosure necessary to satisfy the applicable Law or the rule of any applicable stock exchange or self-regulatory organization without the applicable prior approval required by this Section 7.3.

7.4.        General Release. Effective as of the Closing, each of the Legacy Stockholders and the Equityholders, on behalf of itself and each of its Affiliates, voluntarily, knowingly and irrevocably releases and forever discharges the Company and its Affiliates, and each of their respective Representatives from any and all actions, agreements, amounts, Claims, damages, expenses, Liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing, except for any rights of the Legacy Stockholders and the Equityholders against the Company under this Agreement and any other Transaction Document.

7.5.        Future Sale of Purchaser. If after the Closing Purchaser intends to sell all or substantially all of its assets related to this Agreement in any one or more related transactions, Purchaser must assign this Agreement and the CHOP License Agreement and all of Purchaser’s rights and obligations thereunder to the purchaser in such transaction or transactions. Purchaser’s obligations under this Section 7.5 are in addition to and not in limitation of its obligations set forth in Section 13.8 hereof.

7.6.        Third Party Consents. To the extent that the Legacy Corporation’s rights with respect to any asset, including Intellectual Property, Contracts or Permits, relating to the Business may not be assigned by the Legacy Corporation to the Company without the consent of another Person which has not been obtained, the Legacy Corporation, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s or the Company’s rights under such asset(s) in question so that neither the Purchaser nor the Company would in effect acquire the benefit of all such rights, the Legacy Corporation, to the maximum extent permitted by law and such asset(s) and Purchaser desires to do so, shall act after the Closing as the Company’s agent in order to obtain for it and the Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and such asset(s), with the Purchaser and the Company in any other reasonable arrangement designed to provide such benefits to the Purchaser and the Company.

7.7.        Further Assurances. Each Party agrees, without further consideration, from time to time after the Closing to (a) execute and deliver further instruments of transfer, assumption and assignment and take such other actions as the other Party may reasonably require to transfer, assign to and vest in Purchaser the LLC Equity Interests, including, obtaining the Consents or waivers identified in the Disclosure Schedule; (b) cooperate with and provide assistance to the other Parties in transferring possession of the assets to Purchaser and (c) do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all and every further reasonable act, deed, conveyance, transfer and assurance necessary to assure their compliance with the terms, provisions, purposes and intents of this Agreement and the effectiveness of the rights, benefits and remedies provided for hereby; it being understood that no Party, nor any of their respective Affiliates, shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with this Section 7.7.

7.8.        Right of First Refusal If Legacy Corporation or CHOP (each a “Payment Stream Seller”) (i) receives a bona fide offer from a Third Party or another Party to this Agreement other than Purchaser (a “Payment Stream Buyer”) to acquire such Payment Stream Seller’s portion of any Earnout Payments (a “Payment Stream”) or (ii) in good faith determines to offer to sell such Payment Stream Seller’s portion of a Payment Stream to a Payment Stream Buyer (each of (i) and (ii) being an “Offer”), such Payment Stream Seller shall provide a written notice to the Purchaser informing Purchaser of such Payment Stream Seller’s intention to sell a Payment Stream (a “Payment Stream Sale Notice”). Purchaser shall have thirty (30) days following the date Purchaser receives the Payment Stream Sale Notice to decide whether or not it is interested in participating in the Payment Stream sale process. If Purchaser is interested, the Payment Stream Seller shall include Purchaser in the Payment Stream sale process with no less information than provided to any other potential bidder. Legacy Corporation and the Payment Stream Seller shall again comply with this Section 7.8 (in all respects) if no definitive agreement for a Payment Stream sale is entered into by the Payment Stream Seller within 180 days after the Payment Stream Sale Notice delivery. In the event Legacy Corporation shall have dissolved or otherwise transferred the right to receive Earnout Payments to Harper and Hakonarson, Harper and Hakonarson shall be bound by this Section 7.8 as a Payment Stream Seller in the event either one of them receives or negotiates any Offer(s). Nothing herein shall require any Payment Stream Seller from completing any sale of the Payment Stream to Purchaser or any Third Party.

ARTICLE VIII

INDEMNIFICATION

8.1.        Survival.

(a)          Representations and Warranties. Notwithstanding any investigation or receipt of information by or on behalf of Purchaser, the Legacy Stockholders, the Equityholders or any of their respective directors, managers, officers, employees, Affiliates, agents, equityholders, members, successors and assigns and Representatives on or before the Closing Date:

(i)          representations and warranties made by any Party which were both (A) not true when made and (B) were made by such Party with intent to defraud or mislead, shall survive in accordance with the applicable statute of limitations;

(ii)         representations and warranties set forth in Sections 3.1 (Authorization and Enforceability), 3.2 (Non-contravention; Consents), 3.3 (The Legacy Corporation), 3.4 (Title to LLC Equity Interests), 3.5 (Brokers), 3.7 (Representations Regarding Equity Consideration), 4.1 (Organization and Power), 4.2 (Authorization and Enforceability), 4.3 (Non-contravention; Consents), 4.4 (Capitalization; Subsidiaries), 4.5(c) (Indebtedness), 4.10 (Intellectual Property), 4.13 (Taxes), 4.19 (Brokers), 5.1 (Organization), 5.2 (Authority) and 5.5 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing and continue in full force and effect until thirty (30) calendar days after the expiration of the applicable statute of limitations (including any applicable extension thereof); and

(iii)        all other representations and warranties of the Legacy Stockholders and the Equityholders contained in Article III, of the Company contained in Article IV, and of Purchaser contained in Article V shall survive the Closing and continue in full force and effect until the date that is twenty-four (24) months after the Closing Date.

Notwithstanding anything to the contrary, all representations and warranties shall survive after their applicable Survival Date as to any Losses identified in, or that arise out of, relate to or are based on any Loss Event identified in an Indemnity Notice or a Third Party Claim Notice (as applicable and defined below) given prior to the applicable Survival Date.

(b)          Covenants and Agreements. All covenants and agreements made by any Party which are to be performed after the Closing Date shall survive until the applicable statute of limitations (including any applicable extension thereof) therefore has expired with respect to any breach thereof or to the extent necessary to fulfill or satisfy the obligations with respect to such covenant or agreement in their entirety (each such date set forth in this Section 8.1(a) or 8.1(b), a “Survival Date”).

8.2.        The Selling Parties’ Indemnification.

(a)          Any obligation of the Legacy Corporation under this Section 8.2 or otherwise under this Agreement shall be treated as a joint and several obligation of the Legacy Corporation, on the one hand, and the Legacy Stockholders, on the other hand. To the extent that the Legacy Stockholders shall be responsible for any obligation of the Legacy Corporation under this Section 8.2 or otherwise under this Agreement pursuant to the immediately prior sentence, such responsibility, as between the two Legacy Stockholders, shall be treated as a joint and several obligation.

(b)          Subject to the provisions of this Article VIII, regardless of any investigation undertaken or made or receipt of information by Purchaser, or any of its directors, managers, officers, employees, Affiliates, agents, equityholders, members and Representatives prior to the Closing Date, each of the Equityholders, severally and not jointly, shall defend, indemnify and hold Purchaser and each of its directors, managers, officers, employees, Affiliates, agents, equityholders, members, successors and assigns and Representatives and each Person who controls (within the meaning of the Securities Act) any of them (the “Purchaser Indemnitees”) harmless from and against any and all Claims or Losses (including Claims or Losses arising out of facts or circumstances that have occurred on or prior to the Closing Date, even though such Claim or Loss may not be filed or come to light until after the Closing Date) that may be imposed upon, incurred by or asserted against any Purchaser Indemnitee arising out of, based upon or resulting from:

(i)          any inaccuracy or breach of any representation or warranty of the Company contained in this Agreement, any Transaction Document or in any certificate, document or instrument delivered by or on behalf of the Company at the Closing;

(ii)         any breach or nonfulfillment of any covenant or agreement of the Company contained in this Agreement, any Transaction Document or in any certificate, document or instrument delivered by or on behalf of the Company at the Closing;

(iii)        any breach by any officer or director of the Company of any fiduciary duty owed by such officer, manager or director to any Equityholder, which breach occurred prior to, in connection with or as a result of the Closing and the Contemplated Transactions;

(iv)        any Liability or Claim for Taxes imposed on or relating to (A) the Company with respect to any taxable period or portion thereof ending on or before the Closing Date, (B) a Person for which the Company has Liability under Law by reason of the Company’s relationship with such Person on or before the Closing Date (including any Tax imposed upon the Legacy Corporation or Company pursuant to Sections 1374 or 1375 of the Code (or any corresponding provision of state, local or non-US Tax law) as a result of the transactions contemplated by this Agreement), (C) the Company as a transferee or successor, by Contract or otherwise to the extent the Taxes are with respect to, or the events or transactions giving rise to the Taxes occur in, a taxable period or portion thereof ending on or before the Closing Date, and (D) the Legacy Corporation relating to its status as an S corporation; provided, however, that Legacy Corporation shall be solely responsible for any Liabilities or Claims for Taxes arising from any Tax imposed upon the Legacy Corporation or Company pursuant to Sections 1374 or 1375 of the Code (or any corresponding provision of state, local or non-US Tax law) as a result of the transactions contemplated by this Agreement;

(v)         any Liability or Claim relating to the Indebtedness of the Company to the extent that such Indebtedness was not accounted for in the calculation of Base Purchase Price at Closing;

(vi)        any Liability or Claim relating to the Transaction Expenses of the Legacy Corporation that the Company is expected to pay;

(vii)       any Liability or Claim of the Legacy Corporation (including the Harper Indebtedness); and

(viii)      any Third Party Claim relating to any of the foregoing.

(c)          Subject to the provisions of this Article VIII, regardless of any investigation undertaken or made or receipt of information by Purchaser or any of its directors, managers, officers, employees, Affiliates, agents, equityholders, members, successors and assigns and Representatives prior to the Closing Date, each of the Equityholders and the Legacy Stockholders, severally and not jointly, shall defend, indemnify and hold the Purchaser Indemnitees harmless from and against any and all Claims or Losses (including Claims or Losses arising out of facts or circumstances that have occurred on or prior to the Closing Date, even though such Claim or Loss may not be filed or come to light until after the Closing Date) that may be imposed upon, incurred by or asserted against any Purchaser Indemnitee arising out of, based upon or resulting from:

(i)          any inaccuracy or breach of any representation or warranty of such Seller, as applicable, contained in Article III, any Transaction Document or in any certificate, document or instrument delivered by or on behalf of such Seller at the Closing;

(ii)         any breach or nonfulfillment of any covenant or agreement of such Seller, as applicable, contained in this Agreement, any Transaction Document or in any certificate, document or instrument delivered by or on behalf of such Seller at the Closing; and

(iii)        any Third Party Claim related to any of the foregoing.

8.3.        Purchaser Indemnification. Subject to the provisions of this Article VIII, regardless of any investigation undertaken or made or receipt of information by the Equityholders, or any of their respective directors, managers, officers, employees, Affiliates, agents, equityholders, members and Representatives prior to the Closing Date, Purchaser shall defend, indemnify and hold each of the Legacy Stockholders and the Equityholders and each of their directors, managers, officers, employees, Affiliates, agents, equityholders, members, successors and assigns and Representatives (the “Equityholder Indemnitees”), harmless from and against any and all Losses that may be imposed upon, incurred by or asserted against any the Equityholder Indemnitee arising out of, based upon or resulting from:

(a)          any inaccuracy or breach of any representation or warranty of Purchaser contained in Article V of this Agreement, any Transaction Document or in any certificate, document or instrument delivered by or on behalf of Purchaser at the Closing;

(b)          any breach or nonfulfillment of any covenant or agreement of Purchaser contained in this Agreement, any Transaction Document or in any certificate, document or instrument delivered by or on behalf of Purchaser at the Closing;

(c)          any Liability or Claim relating to the operation of the Business after the Closing; and

(d)          any Third Party Claim related to any of the foregoing.

8.4.        Payment; Procedure for Indemnification.

(a)          Claim or Loss. In the event that a Purchaser Indemnitee or an Equityholder Indemnitee entitled to indemnification under this Article VIII (each, an “Indemnified Party”) shall suffer a Loss or identify any Loss Event, such Indemnified Party shall promptly, after obtaining knowledge of the incurrence of any such indemnifiable Loss or Loss Event, send a written notice prior to the applicable Survival Date of its intent to seek indemnity, describing the Loss or Loss Event in reasonable detail (an “Indemnity Notice”) to the Party from whom indemnification under this Article VIII is sought (the “Indemnifying Party”). Provided the Indemnity Notice is given prior to the applicable Survival Date, the failure of any Indemnified Party to give the Indemnifying Party the Indemnity Notice shall not release the Indemnifying Party of Liability under this Article VIII, except to the extent that the Indemnifying Party’s ability to defend such Loss is actually and materially prejudiced by the failure to give such Indemnity Notice. Within fifteen (15) calendar days after the receipt by the Indemnifying Party of the Indemnity Notice, the Indemnifying Party shall either (i) pay to the Indemnified Party an amount equal to the indemnifiable Loss, or, if the Indemnity Notice identifies a Loss Event in respect of which all potential Losses thereunder have not been incurred by the applicable Indemnified Party, agree in writing that any such prospective Losses are, when incurred, indemnifiable by such Indemnified Party, or (ii) object to such Indemnity Notice, in which case the Indemnifying Party shall give written notice to the Indemnified Party of such objection together with the reasons therefor, it being understood that the failure of the Indemnifying Party to so object shall preclude the Indemnifying Party from asserting any Loss, defense or counterclaim relating to the Indemnifying Party’s failure to pay any indemnifiable Loss. The Indemnifying Party’s objection shall not, in and of itself, relieve the Indemnifying Party from its obligations under this Article VIII. Within fifteen (15) calendar days after the giving of such notice of objection, the Indemnified Party and the Indemnifying Party shall negotiate in a bona fide attempt to resolve the subject of the Indemnity Notice. In the event that the Parties are unable to resolve the subject of the Indemnity Notice, within fifteen (15) calendar days after the giving of such notice of objection, the subject of such Indemnity Notice shall be submitted to a court of competent jurisdiction for resolution as set forth in this Agreement.

(b)          Third Party Claim or Loss.

(i)          Notwithstanding anything set forth in Section 8.4(a), in the event the facts giving rise to the Claim for indemnification under this Article VIII shall involve any action, or threatened Claim or demand, or other notice of the commencement of a proceeding, audit, investigation, review, suit or other action, by any Third Party (each, a “Third Party Claim”), the Indemnified Party shall, promptly after obtaining knowledge of such Third Party Claim or demand giving rise to the Claim for indemnification, send written notice prior to the applicable Survival Date of its intent to seek indemnity, describing such action or Claim in reasonable detail (a “Third Party Claim Notice”) to the Indemnifying Party. Provided the Third Party Claim Notice is given prior to the applicable Survival Date, the failure of the Indemnified Party to give the Indemnifying Party the Third Party Claim Notice shall not release the Indemnifying Party of Liability under this Article VIII, except to the extent that the Indemnifying Party’s ability to defend such Third Party Claim or Loss is actually and materially prejudiced by the failure to give such Third Party Claim Notice. Subject to the last sentence of this subparagraph (b)(i), if the Indemnifying Party shall acknowledge in writing that, subject to the limitations in Section 8.5, it is responsible to indemnify the applicable Indemnified Party for any Losses arising out of the Third Party Claim identified in such Third Party Claim Notice, the Indemnifying Party shall be entitled to defend such Third Party Claim in the name of the Indemnified Party at its own expense and through counsel of its own choosing that is reasonably acceptable to the Indemnified Party; provided, that if the applicable Third Party Claim is against, or if the defendants in any such Legal Proceeding shall include, both the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably concludes that there are defenses available to it that are different or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party may be reasonably deemed to conflict with those of the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel and to assume the Indemnified Party’s defense of such Legal Proceeding, with the fees, expenses and disbursements of such counsel to be reimbursed by the Indemnifying Party as incurred. The Indemnifying Party shall give the Indemnified Party notice in writing within ten (10) calendar days after receiving the Third Party Claim Notice from the Indemnified Party in the event of Legal Proceeding or otherwise of its intent to exercise its right to assume the defense of such Third Party Claim together with the requisite acknowledgment of responsibility for related Losses. If the Indemnified Party has received no such notice within such time period or in the case of any (A) Claims resulting from, relating to or arising out of the provisions of (1) Section 4.13 (Taxes), (2) Section 8.2(b)(iv) with respect to a breach related to Article IX or (3) Section 8.2(b)(iv); (B) any Third Party Claim which seeks an Order, injunction or other equitable relief against any Purchaser Indemnitee; and (C) any Third Party Claim which reasonably could be expected, when aggregated with all other unresolved indemnifiable Claims, to result in Losses in excess of the Representation Cap, the Indemnified Party may take control of the defense of such Third Party Claim but the Indemnifying Party shall pay the costs of such defense incurred by the Indemnified Party (and all such costs shall be deemed to be Losses for purposes of this Article VIII).

(ii)         Whenever the Indemnifying Party is entitled to defend any Third Party Claim hereunder, the Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through its own counsel, at its expense, but the Indemnifying Party shall have the right to control the defense of the Legal Proceeding; provided, that the Indemnifying Party retains counsel reasonably acceptable to the Indemnified Party; otherwise, the Indemnified Party shall have the right to control the defense of the Legal Proceeding.

(iii)        Notwithstanding any other provision contained in this Agreement, the party controlling the defense of the Legal Proceeding shall not settle any such Legal Proceeding without the prior written consent of the other party; provided, that if the Indemnified Party is controlling the defense of the Legal Proceeding and shall have, in good faith, negotiated a settlement thereof, which proposed settlement contains terms that are reasonable under the circumstances, then the Indemnifying Party shall not withhold, condition or delay the giving of such consent (and in the event the Indemnifying Party and Indemnified Party are unable to agree as to whether the proposed settlement terms are reasonable, the Indemnifying Party and Indemnified Party will submit the disagreement to a court of competent jurisdiction for resolution as set forth in this Agreement); and provided further, that the Purchaser Indemnitees shall not be required to consent to a proposed settlement that could reasonably be expected to affect Taxes for a taxable period, or portion thereof, beginning after the Closing Date.

(c)          Right of Set-Off. Purchaser may (but is not obligated to) satisfy any portion of indemnification obligations of the Legacy Stockholders and the Equityholders by setting off any such Claims against any unpaid Milestone Payments or Earnout Payments due to such Legacy Stockholders and Equityholders, as applicable.

8.5.        Limitation on Indemnification.

(a)          Subject to Section 8.5(c), no Purchaser Indemnitee or Equityholder Indemnitee shall make a Claim for indemnifiable Losses pursuant to Sections 8.2(b)(i), 8.2(c)(i) or 8.3(a), respectively, unless and until the aggregate amount of indemnifiable Losses of all Purchaser Indemnitees, on the one hand, or the Equityholder Indemnitees, on the other hand, as the case may be, under this Article VIII exceeds Seventy-Five Thousand Dollars ($75,000) (the “Threshold Amount”), and then, such Party shall be entitled to recover all indemnifiable Losses in excess of the Losses incurred in achieving the Threshold Amount, and in no event shall the aggregate amount of the indemnifiable Losses pursuant to Sections 8.2(b)(i), 8.2(c)(i) or 8.3(a), respectively, for which all Purchaser Indemnitees, on the one hand, or Equityholder Indemnitees, on the other hand, as the case may be, shall be indemnified hereunder exceed twenty-five percent (25%) of the aggregate amount paid by Purchaser to the Equityholders as Base Purchase Price or Milestone Payments, if any, at Closing or thereafter (the “Representation Cap”). Subject to Section 8.5(c), in no event shall the aggregate amount of the indemnifiable Losses for which any Equityholder shall be liable pursuant to this Agreement exceed the value of cash and Purchaser securities received by such Equityholder under the terms of this Agreement at Closing or thereafter (the “Overall Cap”).

(b)          Subject to Section 8.5(c), in no event shall the aggregate amount of the indemnifiable Losses for which Purchaser shall be liable pursuant to this Agreement to indemnify the Equityholder Indemnitees exceed the Base Purchase Price.

(c)          Notwithstanding the foregoing, neither the Threshold Amount nor the Representation Cap shall apply to breaches or inaccuracies of any of the Fundamental Representations (other than with respect to Section 4.10 (Intellectual Property), to which the Threshold Amount shall apply). Notwithstanding the foregoing, neither the Threshold Amount nor the Representation Cap nor the Overall Cap shall apply to, or shall in any way limit or impair the right of any Party to pursue, any rights, remedies or Claims against any other Party based on fraud by such Party. For purposes only of calculating the amount of Losses incurred by a Purchaser Indemnified Party arising out of or resulting from any breach of a representation or warranty, covenant or agreement (but not for purposes of determining the existence of a breach), the references to a “Material Adverse Effect” or materiality (or other correlative terms) shall be disregarded.

(d)          No Claim under this Article VIII shall be made unless an Indemnity Notice or a Claim Notice (as applicable) has been given prior to the applicable Survival Date.

8.6.        Characterization of Indemnity Payments. Except as otherwise required by Law, any payment made pursuant to this Article VIII shall be treated, for financial accounting and Tax purposes, as an adjustment to the Consideration (except to the extent treated as interest pursuant to Law) and will be allocated in accordance with GAAP, as consistently applied by the Legacy Corporation in accordance with past practices.

8.7.        Sole Remedy. Notwithstanding anything to the contrary contained in this Agreement and notwithstanding any otherwise available right or remedy of the Parties, at Law or in equity, from and after the Closing, the Parties agree that the sole and exclusive remedy for any breach of this Agreement by another Party, including any misrepresentation, breach of covenant or warranty, or for any other Loss, cost damage or expense relating to, arising out of or otherwise connected with this Agreement or the Contemplated Transactions (other than in connection with Sections 2.1, 2.2, 2.3, 2.4, 2.5, Article I, Article IX and Article X), shall be the right of indemnification as and to the extent set forth in this Article VIII, and in all events subject to all of the limitations herein, the Parties waiving all and each other remedy available to it at Law or in equity. This provision is not intended and will not be construed as limiting in any fashion the right of any of the Parties to assert and pursue any claims based on fraud.

ARTICLE IX

TAXES; BULK SALES

9.1.        Preparation and Filing of Pre-Closing and Post-Closing Tax Returns for LLC. Purchaser shall prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns of the Company for all periods ending on or prior to the Closing Date, and (ii) all Tax Returns of the Company for all periods beginning on or before the Closing Date and ending after the Closing Date. Except as required by Law, such Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Legacy Corporation and its Subsidiaries with respect to the preparation of their Tax Returns. Purchaser shall deliver all such Tax Returns to the Stockholder Representative at least fifteen (15) days prior to their filing for the Stockholder Representative’s review and comment. Purchaser shall incorporate all reasonable comments of the Stockholder Representative therein. The Stockholder Representative (on behalf of the Equityholders) thereafter shall pay, or cause to be paid, an amount of Taxes owed with respect to such Tax Returns equal to: (x) in the case of a taxable period ending on or before the Closing Date, all Taxes owed with respect to such Tax returns, and (y) in the case of a taxable period beginning on or before the Closing Date and ending after the Closing Date, the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date determined pursuant to Section 9.2. The Stockholder Representative shall pay or cause to be paid such amounts of Taxes within ten (10) Business Days of receiving demand therefor from Purchaser. The Legacy Company shall, to the extent needed, sign any Tax Return for the Company prepared in accordance with this section for any period that ends of the Closing Date.

9.2.        Allocation. In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (a) in the case of any Taxes, other than Taxes based upon or related to income or receipts or expenses (e.g., payroll Taxes), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income or receipts or expenses, other than as set forth in Section 9.2, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date.

9.3.        Cooperation on Tax Matters. The Parties shall, and shall each cause its Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns, determining liability for Taxes, and any audit or other Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such Tax Returns, Tax liability, or audit or other Legal Proceeding. Each Party will retain all Tax Returns and related records and materials of the Legacy Corporation and the Company for the Tax periods first ending after the Closing Date and for all prior Tax periods until the expiration of the applicable statute of limitations (and, to the extent the other Party reasonably requests, any extensions thereof) for the Tax periods to which the Tax Returns and other records and materials relate, and abide by any applicable record retention agreements entered into with any Governmental Entity. Thereafter, the Party holding such Tax Returns or related records or materials may dispose of them provided that such Party shall give the other Party notice in accordance with Section 13.5 prior to doing so, and if the other Party so requests allow the other Party to take possession or make copies of such Tax Returns or related records or materials. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

9.4.        Transfer Taxes. All transfer, documentary, sales, use, real property transfer, recording, stock transfer, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions shall be paid by Purchaser when due, and Purchaser shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property transfer, recording, stock transfer, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Equityholders shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.5.        Tax Advice. The Legacy Stockholders and the Equityholders acknowledge and agree that none of Purchaser, its Affiliates or Representatives has provided any advice with respect to Taxes arising out of, related to or in connection with the Contemplated Transactions to any of the Legacy Stockholders, the Equityholders, the Stockholder Representative or any of their Affiliates or Representatives.

ARTICLE X

RESTRICTIVE COVENANTS

10.1.      Confidentiality. Until the end of the five (5) year period beginning on the Closing Date (the “Restricted Period”), each of the Legacy Stockholders and the Equityholders shall, and shall take action to direct their counsel, accountants, financial advisors and lenders to: (a) keep all Proprietary Information of the Legacy Corporation, the Company, and Purchaser and their respective Affiliates confidential and not to disclose or reveal any such Proprietary Information to any Person other than its Affiliates and Representatives, including counsel, accountants and financial advisors who otherwise need to know such Proprietary Information; and (b) not to use such Proprietary Information for any purpose other than: (i) to the extent necessary to obtain any of the Consents required hereunder; or (ii) to enforce such Party’s rights and remedies under this Agreement.

10.2.      Restrictive Covenants.

(a)          Non-Solicitation/Non-Acceptance. As a material inducement to Purchaser’s consummation of the Contemplated Transactions, including Purchaser’s acquisition of the goodwill, the Legacy Corporation and the Legacy Stockholders shall not, during the Restricted Period, directly or indirectly, without the prior written consent of Purchaser in each instance in its sole discretion:

(i)          solicit, accept, call on, divert, take away, influence, induce or attempt to do any of the foregoing with respect to the customers or prospective customers of Purchaser or its Affiliates (including, after the Closing, the Company); or

(ii)         (A) solicit, direct or influence any of the suppliers, vendors, service providers, insurance carriers, agents, personnel and others having business relations with the Legacy Corporation or the Company as of the Closing Date, (B) hire or attempt to hire any of the employees or independent contractors of the Legacy Corporation or the Company on the Closing Date subsequently employed or engaged by the Company, Purchaser or any of their Affiliates or (C) attempt to influence or induce any such employee or independent contractor to terminate or modify any Contract, arrangement or relationship with the Company, Purchaser or any of their Affiliates.

(b)          Non-Competition. As a material inducement to Purchaser’s consummation of the Contemplated Transactions, including Purchaser’s acquisition of the goodwill, the Legacy Corporation and the Legacy Stockholders shall not, during the Restricted Period, directly or indirectly, do any of the following without the prior written consent of Purchaser in each instance in its sole discretion:

(i)          participate or engage in, or offer any services related to, any lines of business in the Territory which use any product to diagnose, treat or cure any Indication (collectively, the “Restricted Business”); provided, however, that nothing contained herein shall prevent the Legacy Corporation or either of the Legacy Stockholders from performing services for the Company, Purchaser or any of its Affiliates; or

(ii)         become an owner, equityholder, member, lender, partner, co-venturer, director, manager, officer, employee, agent or consultant, directly or indirectly, in any Person that engages in the Restricted Business; provided, that the Legacy Corporation and/or either of the Legacy Stockholders may own, as a passive investor, and not as part of a group with any other Person, not more than five percent (5%) of the outstanding Securities of any class of any publicly traded Securities of such Person.

(c)          Notwithstanding the foregoing, nothing herein shall limit Hakonarson’s ability to perform research and engage in the clinical practice of medicine at CHOP (or any of its affiliates) or any other academic institution or research institute.

10.3.      Specific Enforcement.

(a)          Each of the Legacy Stockholders and the Equityholders acknowledge that any breach or threatened breach by it of any provision of the Restrictive Covenants will cause continuing and irreparable injury to Purchaser and its Affiliates for which monetary damages would not be an adequate remedy. Accordingly, Purchaser shall be entitled to injunctive relief from any court of competent jurisdiction, including specific performance, with respect to any such breach or threatened breach. In connection therewith, no Equityholder shall, in any Legal Proceeding to so enforce any provisions of this Article X assert the claim or defense that an adequate remedy at Law exists or that the injunctive relief is not an appropriate form of relief under the circumstances.

(b)          The rights and remedies of Purchaser set forth in this Section 10.3 are in addition to any other rights or remedies to which Purchaser may be entitled, whether existing under this Agreement, at Law or in equity, all of which shall be cumulative. Furthermore, notwithstanding anything to the contrary in this Agreement, the obligations for set-off and the limitations in Article VIII shall not apply to any Losses resulting from a breach of the obligations set forth in this Article X.

(c)          The periods of time set forth in this Article X shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods. The term “time required for litigation” as used in this Section 10.3(c) shall mean the period of time from the earlier of any Seller’s first breach of the provisions of Section 10.1 or 10.2 or service of process upon any such Seller with respect to a Legal Proceeding instituted by Purchaser through the expiration of all appeals related to such Legal Proceeding.

10.4.      Disclosure. Each of the Sellers acknowledges that Purchaser may disclose the existence of this Agreement and the Restrictive Covenants to any Person with, through or on behalf of which the Sellers may, directly or indirectly, breach or threaten to breach any of the provisions of Sections 10.1 or 10.2.

10.5.      Interpretation. It is the desire and intent of the Parties that the provisions of this Article X shall be enforceable to the fullest extent permissible under Law and public policy. Accordingly, if any provision of this Article X shall be determined to be invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions of this Article X shall not be affected thereby. If any particular provision of this Article X shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided, that, if any provision contained in this Article X shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the Laws and public policy of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

10.6.      Acknowledgment. Each of the Legacy Stockholders and the Equityholders acknowledges that it has carefully read and considered the provisions of this Article X. Each Legacy Stockholder and Equityholder believes that he or it has received and will receive sufficient consideration and other benefits to justify the restrictions in this Article X. Each Legacy Stockholder and Equityholder also acknowledges and understands that these restrictions are reasonably necessary to protect interests of Purchaser and its Affiliates and none of the Legacy Stockholders and the Equityholders believe that such restrictions will prevent them from conducting businesses that are not excluded from the Restricted Business during the periods covered by the Restrictive Covenants.

ARTICLE XI

REGISTRATION RIGHTS

11.1.      Registration. As soon as reasonably practicable, but in no event later than ninety (90) days after the Offering Date or the Phase III Date, as applicable, Purchaser shall prepare and file with the SEC, a Registration Statement covering the resale of all, or such portion as permitted by SEC Guidance (provided that, Purchaser shall use commercially reasonable efforts to advocate with the SEC for the registration of the maximum number of the Registrable Securities permitted by SEC Guidance), of the Registrable Securities received on the applicable Offering Date or Phase III Date and use commercially reasonable efforts to cause a Registration Statement to be declared effective (including, without limitation, the execution of any required undertaking to file post-effective amendments) as promptly as possible. The Registration Statement shall be on Form S-3 (except if Purchaser fails to meet one or more of the registrant requirements specified in General Instruction I.A. on Form S-3, such registration shall be on another appropriate form in accordance herewith).

11.2.      Expenses of Registration. Purchaser shall pay all fees and expenses incurred in connection with any registration, qualification, exemption or compliance by Purchaser in the performance of its obligations pursuant to this Article XI, whether or not any Registrable Securities are sold pursuant to a Registration Statement, and including all registration and filing fees, exchange listing fees, and the fees and expenses of counsel and accountants for Purchaser.

11.3.      Obligations of Purchaser. In the case of registration, qualification, exemption or compliance effected by Purchaser pursuant to this Agreement, Purchaser will, upon request of the Stockholder Representative, inform the Stockholder Representative as to the status of such registration, qualification, exemption and compliance. Purchaser shall, at its expense and in addition to its obligations under Section 11.1, as expeditiously as reasonably possible:

(a)          except for such times as Purchaser is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, use its commercially reasonable efforts to keep such registration, and any required qualification, exemption or compliance under state securities laws effective until the date all Purchaser Common Stock issued as Milestone Consideration and held by Purchaser stockholders may be sold during any ninety (90) day period under Rule 144 and any contractual agreements with Purchaser. The period of time during which Purchaser is required hereunder to keep the Registration Statement effective is referred to herein as the “Registration Period”;

(b)          advise the Stockholder Representative promptly (and, in any event, within five (5) business days):

(i)          when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;

(ii)         of the receipt by Purchaser of any notification from the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

(iii)        of the receipt by Purchaser of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)        of the occurrence of any event that requires the making of any changes in the Registration Statement or the prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading;

(c)          use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)          if the Stockholder Representative so requests in writing, promptly furnish to the Stockholder Representative, without charge, at least one copy of such Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if explicitly requested, all exhibits in the form filed with the SEC;

(e)          during the Registration Period, promptly deliver to the Stockholder Representative, without charge, at least one copy of the prospectus included in such Registration Statement and any amendment or supplement thereto and as many additional copies as the Stockholder Representative may reasonably request; and Purchaser consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by the Stockholder Representative in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto;

(f)          during the Registration Period, if the Stockholder Representative so requests in writing, deliver to the Stockholder Representative, without charge, (i) one copy of the following documents, other than those documents available via EDGAR (and excluding, in each case, exhibits thereto): (A) its annual report to its stockholders, if any (which annual report will contain financial statements audited in accordance with GAAP by a firm of certified public accountants of recognized standing), (B) if not included in substance in its annual report to stockholders, its annual report on Form 10-K (or similar form), (C) its definitive proxy statement with respect to its annual meeting of stockholders, (D) each of its quarterly reports to its stockholders, and, if not included in substance in its quarterly reports to stockholders, its quarterly report on Form 10-Q (or similar form), and (E) a copy of the Registration Statement; and (ii) if explicitly requested, any exhibits filed with respect to the foregoing;

(g)          upon the occurrence of any event contemplated by Section 11.3(b)(iv) above, except for such times as Purchaser is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, Purchaser will use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to the Stockholder Representative, the prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h)          comply in all material respects with all applicable rules and regulations of the SEC which could affect the sale of the Registrable Securities;

(i)          use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which equity securities issued by Purchaser have been listed;

(j)          use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable the Stockholder Representative to sell Registrable Securities under Rule 144; and

(k)          permit counsel for the Stockholder Representative to review the Registration Statement and all amendments and supplements thereto, within two (2) business days prior to the filing thereof with the SEC;

provided that, in the case of Section 11.3(k) above, Purchaser will not be required to delay the filing of the Registration Statement or any amendment or supplement thereto to incorporate any comments to the Registration Statement or any amendment or supplement thereto by or on behalf of the Stockholder Representative if such comments would require a delay in the filing of such Registration Statement, amendment or supplement, as the case may be.

11.4.      Furnishing Information. It shall be a condition precedent to the obligations of Purchaser to take any action pursuant to Section 11.1 that the Legacy Corporation and/or the Legacy Stockholders shall furnish to Purchaser such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be legally required under the Securities Act or otherwise required by the SEC to effect the registration of their Registrable Securities.

11.5.      Indemnification; Contribution.

(a)          Purchaser shall indemnify and hold harmless each Equityholder (including the employees, agents, representatives, officers and directors of the Equityholder, if applicable, and its Affiliates) and each Person who controls such Equityholder (within the meaning of the Securities Act and the Exchange Act) (each a “Registration Holder Indemnitee”) from and against any and all Losses, claims, damages, Liabilities and expenses (including reasonable costs of investigation and reasonable legal fees) arising out of or based upon (i) any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or notification or offering circular prepared by Purchaser in connection with the registration and/or offering of the Registrable Securities (as amended or supplemented if Purchaser shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information concerning such Equityholder furnished in writing to Purchaser by such Equityholder expressly for use in such document or (ii) any violation or alleged violation by Purchaser (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

(b)          Each Equityholder and Legacy Stockholder, severally and not jointly, shall indemnify and hold harmless Purchaser, and its directors, officers, employees and each Person who controls Purchaser (within the meaning of the Securities Act and the Exchange Act) from and against any and all Losses, claims, damages, Liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or notification or offering circular prepared by Purchaser in connection with the registration and/or offering of the Registrable Securities (as amended or supplemented if Purchaser shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with any information concerning such Equityholder or Legacy Stockholder or the Company furnished in writing to Purchaser by such Equityholder or Legacy Stockholder or the Company specifically for use in the preparation of such document.

(c)          Each Person entitled to indemnification hereunder (the “Registration Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Registration Indemnifying Party”) after the receipt by the Registration Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Registration Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Registration Indemnifying Party shall not relieve the Registration Indemnifying Party of any liability that it may have to the Registration Indemnified Party hereunder unless, and only to the extent that, such failure results in the Registration Indemnifying Party’s forfeiture of substantive rights or defenses. If notice of commencement of any such action is given to the Registration Indemnifying Party as above provided, the Registration Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Registration Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Registration Indemnified Party. The Registration Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the Registration Indemnified Party unless (i) the Registration Indemnifying Party agrees to pay the same, (ii) the Registration Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Registration Indemnified Party in its reasonable judgment or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that either (x) representation of such Registration Indemnified Party and the Registration Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to it which are different from or additional to those available to the Registration Indemnifying Party. In either of such cases, the Registration Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Registration Indemnified Party. No Registration Indemnifying Party shall be liable for any settlement entered into without its written consent (other than in the case where the Registration Indemnifying Party is unconditionally released from liability and its rights are not adversely effected), which consent shall not be unreasonably withheld.

(d)          If the indemnification provided for in this Section 11.5 from the Registration Indemnifying Party pursuant to applicable Law is unavailable to a Registration Indemnified Party hereunder in respect of any Losses, claims, damages, Liabilities or expenses referred to therein, then the Registration Indemnifying Party, in lieu of indemnifying such Registration Indemnified Party, shall contribute to the amount paid or payable by such Registration Indemnified Party as a result of such Losses, claims, damages, Liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Registration Indemnifying Party and Registration Indemnified Party in connection with the actions which resulted in such Losses, claims, damages, Liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such Registration Indemnifying Party and Registration Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Registration Indemnifying Party or Registration Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses, claims, damages, Liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 11.5(a), (b) and (c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 11.5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person.

ARTICLE XII

STOCKHOLDER REPRESENTATIVE

12.1.      Appointment of the Stockholder Representative; Duties; and Power of Attorney.

(a)          Harper is hereby appointed to serve as the Stockholder Representative and attorney-in-fact of the Legacy Corporation and the Legacy Stockholders with full power and authority to act (including by executing, delivering and filing documents, agreements and instruments) in the name of, for and on behalf of the Legacy Corporation and the Legacy Stockholders with respect to all matters arising in connection with this Agreement and the Contemplated Transactions, including the power and authority to make all decisions relating to:

(i)          the settlement of the post-Closing adjustments (payments) and the amounts of the Milestone Payments and Earnout Payments, and adjustments pursuant to Sections 2.5 and 2.6 of this Agreement;

(ii)         the prosecution, defense and/or settlement of any claims for which any Purchaser Indemnitee or the Equityholder Indemnitee may claim to be entitled to indemnification pursuant to Article VIII of this Agreement; and

(iii)        all decisions in connection with any amendment to this Agreement;

provided, however, that the Stockholder Representative will have no obligation to act except as expressly provided herein. All decisions and actions by the Stockholder Representative shall be binding upon the Legacy Corporation and each of the Legacy Stockholders and neither the Legacy Corporation nor either Legacy Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. In the event of the death, incapacity, dissolution, insolvency or resignation of the Stockholder Representative, the Legacy Stockholders shall promptly appoint a substitute Stockholder Representative which shall be reasonably acceptable to Purchaser; provided, however, in no event shall the Stockholder Representative resign without the Legacy Stockholders having first appointed a substitute Stockholder Representative who shall assume such duties immediately upon the resignation of the Stockholder Representative.

(b)          The power of attorney granted in this Article XI and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of the Legacy Corporation or either Legacy Stockholder or by operation of Law. The Legacy Corporation and each Legacy Stockholder hereby confirms each and every action to be taken by the Stockholder Representative pursuant to this power of attorney as if it were its own and waives any right to make any claim against the Stockholder Representative that may arise, directly or indirectly, as a result of the Stockholder Representative’s actions by virtue of this power of attorney.

(c)          For clarity, the Stockholder Representative shall not be considered the representative or agent of CHOP and CHOP shall have sole authority to make decisions of CHOP pursuant to this Agreement.

12.2.    Reliance.

(a)          Any notice or communication delivered by Purchaser to the Stockholder Representative shall, as between Purchaser, on the one hand, and the Legacy Corporation and the Legacy Stockholders, on the other hand, be deemed to have been delivered to all of the Legacy Corporation and the Legacy Stockholders. Purchaser shall be entitled to rely exclusively upon any communication or writings given or executed by the Stockholder Representative in connection with any claims for indemnification and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Stockholder Representative. Purchaser shall be entitled to disregard any notices or communications given or made by the Legacy Corporation or the Legacy Stockholders in connection with any claims for indemnification unless given or made through the Stockholder Representative.

(b)          The Stockholder Representative shall be entitled to engage such Representatives as the Stockholder Representative shall deem necessary in connection with the Stockholder Representative’s exercise of its power and authority and performance of its duties and obligations under this Agreement and, in the absence of bad faith on the part of the Stockholder Representative, shall be entitled to rely conclusively upon the opinions and advice of any of such Representatives.

12.3.    Limitation of Liability; Indemnification.

(a)          Neither the Stockholder Representative nor any of his Affiliates, as the case may be, will have any Liability to the Legacy Corporation or either Stockholder or to any other Person with respect to actions taken or omitted to be taken by the Stockholder Representative, except that the foregoing shall not relieve the Stockholder Representative of any Liability with respect to any action which is finally determined by a court of competent jurisdiction to constitute gross negligence, bad faith or willful misconduct on the part of the Stockholder Representative.

(b)          The Legacy Corporation hereby agrees to indemnify and hold harmless the Stockholder Representative and his Affiliates (the “Stockholder Representative Parties”), from any Losses that an Stockholder Representative Party may suffer or incur in connection with the performance of the Stockholder Representative’s duties and obligations in connection with this Agreement, except to the extent such actions are finally determined by a court of competent jurisdiction to constitute gross negligence, bad faith or willful misconduct on the part of such Stockholder Representative.

12.4.    Fees and Expenses. The fees, costs and expenses of the Stockholder Representative incurred following the Closing Date, including any fees and expenses incurred by it in connection with the retention of any legal counsel, experts (including expert witnesses), consultants and other Representatives engaged by it whether involving a claim for indemnification or otherwise, shall be borne solely by the Legacy Corporation within ten (10) Business Days after a written request therefore is made by the Stockholder Representative.

ARTICLE XIII

MISCELLANEOUS

13.1.    Severability. Any provision, including any phrase, sentence, clause, Section or subsection, of this Agreement (other than those contained in Article X of this Agreement, in which case, Section 10.5 shall govern with respect to the invalidity, unenforceability, or illegality of any such provision) that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.2.   Amendment and Waivers. No amendment, modification or discharge (other than by payment or performance) of this Agreement shall be valid and binding unless signed by all Parties. No waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one (1) or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No Party shall take any action, or fail to take any action, in concert with another Party with the primary bad faith intent of avoiding the payment right of any other Party under this Agreement or the License Agreement.

13.3.    Entire Agreement.

(a)          This Agreement, including the Schedules and Exhibits, and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, and negotiations, whether written or oral, with respect to the subject matter of this Agreement.

(b)          In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules and Exhibits (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a representation or warranty), the statements in the body of this Agreement will control.

13.4.    Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred by each of the Parties in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the Contemplated Transactions, including all fees and expenses of Representatives employed by any such Party, shall be borne solely by the Party which has incurred such expense.

13.5.   Notice. All written notices, demands and requests of any kind which any Party may be required or may desire to serve upon any other Party in connection with this Agreement shall be in writing and shall be delivered only by courier or other means of personal service which provides written verification of receipt or by registered or certified mail return receipt requested, or by facsimile; provided that the facsimile is promptly followed by delivery of hard copy of such notice which provides written verification or receipt (each, a “Notice”). Any such Notice delivered by registered or certified mail shall be deposited in the United States mail with postage thereon fully prepaid, or if by courier then deposited prepaid with the courier. All Notices shall be addressed to the Parties to be served as follows:

If to the Legacy Corporation or the Legacy Stockholders, then to the Stockholder Representative at:

Philip Harper

1877 Covered Bridge Road

Malvern, PA 19355

Fax No.: 610.647.5095

with a copy to (which shall not constitute notice):

Fox Rothschild LLP

747 Constitution Drive, Suite 100

P.O. Box 673

Exton, Pennsylvania 19341

Attention: Michael S. Harrington, Esq.

Fax No.: 610.458.7337

If to CHOP, then to:

The Children's Hospital of Philadelphia

34th Street and Civic Center Boulevard

Philadelphia, PA 19104

Attention: Steven Biener, Deputy General Counsel

Fax No.: 267.426.6128

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540-6241

Attention: Steven M. Cohen

Fax No.: 877.432.9652

If to Purchaser or the Company after the Closing:

Medgenics, Inc.

435 Devon Park Drive, Building 700

Wayne, PA 19087

Attention: Scott Applebaum, Esquire

Fax No.: 610.717.3390

With a copy to (which shall not constitute notice):

Pepper Hamilton LLP

3000 Two Logan Square

18th & Arch Streets

Philadelphia, Pennsylvania 19103

Attention: Brian M. Katz, Esquire

Fax No.: 215.981.4750

Service of any such Notice so made shall be deemed complete on the day of actual delivery thereof as shown by the addressee’s registry or certification receipt or other evidence of receipt, or refusal of delivery. Any Party may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different or additional person to which all such notices or demands hereafter are to be addressed.

13.6.   Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state without giving effect to any choice or conflict of law provision or rule that would cause the application of the Law of any jurisdiction other than the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court; provided, that venue in any action initiated by Purchaser for specific performance of any Legacy Stockholder’s or Equityholder’s obligations and undertakings set forth in Sections 10.1 (Confidentiality) and 10.2 (Restrictive Covenants) may, at Purchaser’s option, be at any court having jurisdiction over such action. EACH PARTY IRREVOCABLY CONSENTS TO AND SUBMITS TO (A) THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE ABOVE-NAMED VENUES, AND (B) IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY LEGAL PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE LEGAL PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS.

13.7.   Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

13.8.   Assignment; Binding Effect; No Third Party Rights. None of the Parties shall have the right to assign this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, (a) Purchaser may assign its rights and obligations under this Agreement to any Affiliate of Purchaser; and (b) any or all of the rights and interests of Purchaser under this Agreement (i) may be assigned to any purchaser of substantially all of the assets of Purchaser or any of its Affiliates, (ii) may be assigned as a matter of Law to the surviving entity in any merger, consolidation, equity interest exchange or reorganization involving Purchaser or any of its Affiliates, and (iii) may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent; provided that in the case of subclause (i), Purchaser each shall remain responsible for its obligations set forth in this Agreement, and, in the case of subclause (i) or subclause (ii), Purchaser shall make proper provision so that the successors and assigns shall assume the obligations set forth in this Agreement. Subject to the preceding sentences, this Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective heirs, successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

13.9.   Counterparts; Execution by Electronic Means. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one (1) and the same instrument. The reproduction of signatures by means of facsimile device or other electronic means shall be treated as though such reproductions are executed originals, and each Party covenants and agrees to provide the other Party with a copy of this Agreement bearing original signatures within five (5) Business Days following transmittal by facsimile or other electronic means.

ARTICLE XIV

INTERPRETATION; DEFINITIONS

14.1.   Rules of Construction. The words “hereby,” “herein,” “hereof;” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Article XIV and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars,” “$” or “$” shall be deemed references to the lawful money of the United States. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

14.2.    Certain Terms.

(a)          Capitalized terms not defined elsewhere herein shall have the following meanings ascribed to them below:

“Affiliate” means, at the time of determination: (i) any Person that directly or indirectly through one (1) or more intermediaries controls, is controlled by or under common control with the Person specified; (ii) any director, manager (to the extent the Person is a limited liability company), officer or Subsidiary of the Person specified; and (iii) any spouse, parent, child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Person specified. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Securities, by Contract or otherwise. In any event and without limiting the generality of the foregoing, any Person owning 10% or more of the voting Securities of another Person shall be deemed to control that Person.

“Annual Net Sales” means the combined Net Sales that occur within each Annual Period.

“Books and Records” means, with respect to a Person, all records, documents, lists and files relating to such Person, its assets and properties, and its business, including executed originals (or copies of executed originals when executed originals are not available) of all Tax Returns, Contracts, purchase orders, sales orders, price lists, lists of accounts, customers, suppliers, employees, contractors, consultants and other personnel, shipping records, all product, business and marketing plans, sales and product brochures, and catalogs and other sales literature and materials, historical sales data and all books, ledgers, files, financial statements and other financial and accounting records (and related work papers and correspondence from accountants), minute books, deeds, title policies, computer files, programs and retrieved programs, environmental studies and plans and business records, in each case, whether in hard copy, electronic form or otherwise.

“Business” means any and all uses of the Product to diagnose, treat or cure any disease in humans including any conditions involving the central nervous system, such as Attention Deficit Hyperactivity Disorder, 22q11 deletion or duplication syndrome, anxiety, schizophrenia, Tourette’s Syndrome, other behavioral disorders and other cognition-related disorders.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Philadelphia, Pennsylvania.

“CHOP Patent Rights” has the meaning set forth in the CHOP License Agreement.

“Claim” means any written or oral demand, claim, complaint, suit, action, cause of action, investigation, proceeding or notice by any Person alleging actual or potential Liability for any Loss, or for any Default under any Law, Contract, Permit, Employee Benefit Plan or other instrument or agreement, including any written or oral demand, claim, complaint, suit, action, cause of action, investigation, proceeding or notice which may be subject to errors and omissions (or similar) insurance or otherwise relate to the professional competence of the Company’s employees.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

“Commercialize” means activities constituting marketing, promoting, distributing, offering for sale and selling the Product.

“Commercially Reasonable Efforts” means the carrying out of activities in a sustained and diligent manner and using efforts and resources that are comparable to the efforts and resources commonly used by a company with similar resources as the Purchaser, for products or services of similar market potential at a similar stage of development or product life, based on conditions then prevailing and taking account of competition, technological relevance or obsolescence, changes in regulatory status and law and changes in reimbursement rates, policies and procedures.

“Company Patent Rights” means (a) the Patent Rights listed in Section 4.10(a) of the Disclosure Schedule; (b) any priority documents to which the Patent Rights of subpart (a) claim priority; (c) any continuations (including continuations-in-part solely to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application), continued prosecution applications, substitutions, divisions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues of subpart (a) and (b) above; (d) any corresponding foreign Patent Rights to the foregoing; (e) any patents issuing on the foregoing; and (f) any existing or future Intellectual Property owned or controlled by the Company, whether or not listed in Section 4.10(a) of the Disclosure Schedule.

“Computer Software” means all computer software (including source and object code), owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control, design, shipping, etc.), all computer operating security or programming software, owned or licensed, and all documentation relating to any of the foregoing, excluding COTS Software.

“Consent” means any consent, approval, authorization, waiver, grant, franchise, concession, certificate, exemption, Order, registration, declaration, filing, report, or notice or exemption with or to any Person.

“Consideration Shares” means Purchaser Common Shares, deliverable to the Equityholders in accordance with their respective Pro Rata Share and the Equityholder Instructions, based on Milestone Payments or Earnout Payments.

“Contemplated Transactions” means the sale and purchase of the LLC Equity Interests hereunder and all of the transactions ancillary thereto which are referred to in this Agreement.

“Contract” means, with respect to any Person, any contract, Lease, agreement, instrument, undertaking or other commitment, whether written or oral, to which such Person is, or such Person’s properties, operations, business or assets are, bound.

“Copyrights” means registered copyrights, copyright applications, mask works and unregistered copyrights.

“COTS Software” means software that is readily obtainable by the Company under “shrink wrap,” “click wrap” other “click through” or standard form licensing agreement without material cost or expense.

“DEA” means the U.S. Drug Enforcement Administration.

“Default” means, with respect to a Contract, Order, Law, Employee Benefit Plan, Organizational Document or other instrument or agreement, (i) a violation, breach or default, (ii) the occurrence of an event that (with or without the passage of time or the giving of notice or both) would constitute a violation, breach or default, or (iii) the occurrence of an event, that (with or without the passage of time or the giving of notice or both) would give rise to a right of damages, specific performance, termination, renegotiation or acceleration (including the acceleration of payment).

“Develop” means pre-clinical, clinical, CMC and regulatory activities directed to obtaining the FDA’s approval of a NDA of the Product.

“Employee Benefit Plan” means each “employee benefit plan” (as described in Section 3(3) of ERISA), and any other written or unwritten deferred compensation, pension, profit sharing, stock option, stock purchase, phantom stock, restricted stock or other equity-based award, change of control, severance or termination pay, savings, group insurance or retirement plan, agreement, arrangement or policy, and all vacation pay, severance pay, incentive compensation, commission, consulting, bonus and other employee benefit or fringe benefit plans, policies or arrangements sponsored, maintained by, contributed to or required to be contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any current or contingent Liability.

“Employees” means all of the following: (i) all persons who are active employees of the Company on the Closing Date, including such employees who on the Closing Date are on vacation, on a regularly scheduled day off from work, or on temporary leave for purposes of jury duty or annual two (2) week national service/military duty; (ii) employees of the Company who on the Closing Date are on approved non-medical leaves of absence and for whom one hundred eighty (180) calendar days or less have elapsed since their last day of active employment; and (iii) employees of the Company who are on disability or medical leave and for whom one hundred eighty (180) calendar days or less have elapsed since their last day of active employment.

“Encumbrance” means, with respect to any asset, any security interest, lien, encumbrance, pledge, mortgage, charge, conditional or installment sales Contract, title retention Contract, transferability restriction, community property or other spousal or partner interest or other burden of any nature whatsoever attached to or adversely affecting such asset.

“Environmental Laws” means all Laws relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land, or surface or subsurface strata) including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, petroleum, or industrial, toxic or hazardous substances or wastes into the environment and Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq., and the rules and regulations promulgated under any of the foregoing, all as amended and supplemented from time to time, and together with any successors thereto.

“Equity Interests” means the Legacy Equity Interests and the LLC Equity Interests.

“ERISA” means the Employment Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

“ERISA Affiliate” means any Person that is included with the Company in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code.

[ *** ].

“FDA” means the United States Food and Drug Administration, or a successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

“FDA Regulatory Filings” means all applications, submissions, reports or other documents, submitted or required to submitted to the FDA, including but not limited to NDAs, amendments or supplements to any such applications, annual reports, safety reports, including adverse event reports, establishment registrations, and listing of drugs reports.

“FDC Act” means the Federal Food, Drug and Cosmetic Act, as amended.

“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of Product, Improved Product, or NCE, as applicable, in such country to a Third Party by the Company, or any of its Affiliates or sublicensees.

“GAAP” means generally accepted accounting principles in the United States.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

“Harper Indebtedness” means all amounts owed to Harper pursuant to that certain Promissory Note issued by the Company to Harper and dated January 1, 2014.

“Hazardous Materials” means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance, hazardous wastes or chemicals, petroleum or petroleum distillates, natural gas or synthetic gas, asbestos or asbestos containing materials and all other materials or chemicals regulated pursuant to any Environmental Laws, including any “hazardous substance” or “hazardous waste” as defined in Environmental Laws, materials listed in 49 C.F.R. §172.101, materials defined as hazardous pursuant to § 101(14) of CERCLA, special nuclear or by product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. §3011 et seq. and the rules and regulations promulgated thereunder.

“Improved Product” means [ *** ].

“Indebtedness” means, with respect to a Person, any obligations of such Person: (i) for borrowed money, including related fees and expenses; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices); (iv) all obligations under terms that are or should be, in accordance with GAAP, as consistently applied by the Legacy Corporation in accordance with past practices, recorded as capital leases; (v) Liabilities in respect of unfunded vested benefits under any Employee Benefit Plan; or (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

“Indication” means (a) ADHD, (b) [ ***  ], (c) chromosome 22q11.2 deletion or duplication, (d) [  ***  ], (e) [  ***  ], (f) [  *** ], (g) [  ***  ], and (h) [  ***  ].

“Intellectual Property” means, collectively, (i) all inventions (whether patentable or unpatentable, whether or not reduced to practice, and whether or not filed with the U.S. Patent and Trademark Office or a non-U.S. patent office), all improvements thereto, and all Patents, and all foreign counterparts thereof; (ii) all Trademarks, fictitious names, brand names, brand marks, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all Copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques; technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, methods, schematics, technology, discoveries and inventions; any biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information relating thereto, formulation, clinical, analytical and stability information and data; and business and marketing plans and proposals); (vi) all Computer Software; (vii) all other proprietary rights; (viii) all copies and tangible embodiments of any of the foregoing (in whatever form of medium); (ix) any and all rights to sue for Claims and remedies against past, present and future infringement, dilution or misappropriations of any or all of the foregoing, and rights for priority and protection of interests therein under the Laws of any jurisdiction; and (x) goodwill associated with any of the foregoing.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

“Knowledge” or “to the Knowledge of” and any other similar phrase or variation thereof means (i) in the case of any Legacy Stockholder, the actual knowledge of such Legacy Stockholder, (ii) in the case of CHOP, the actual knowledge of Bryan Wolff, Steve Biener, Andrew Hardy and Stephanie Laste, and (iii) in the case of either the Legacy Corporation or the Company, the actual knowledge and the knowledge, following such inquiries and investigations as would be deemed appropriate by a reasonable businessperson engaged in a business similar to the Business in the prudent management of his or her business affairs, of Philip Harper and Hakon Hakonarson.

“Law” means, with respect to any Person, any applicable law, statute, treaty, ordinance, rule, regulation, Order, pronouncement having the effect of law, or other requirement of any Governmental Entity, including the Foreign Corrupt Practices Act of 1977, and those covering safety, health, transportation, bribery, securities regulation, insurance, record keeping, zoning, employment, Tax, anti-discrimination, antitrust, wage and hour and price and wage control matters, to which, in each of the foregoing cases, such Person is, or any of such Person’s properties, operations, business or assets are, bound or subject.

“Lease” means any lease, agreement (whether verbal or written) or tenancy for property or assets, together with all subleases, amendments, extensions, addenda, assignments, waivers and all other rights of use and/or occupancy, and Contracts and documents relating to any of the foregoing.

“Legacy Pro Rata Amount” means, with respect to each Legacy Stockholder, a percentage set forth in Exhibit A, which may be updated by the Legacy Stockholders, in writing, with up to five (5) Business Days’ prior notice.

“Legal Proceeding” means any audit, Claim or legal, administrative or other similar proceeding by or before any Governmental Entity (including any self-regulating organization) or arbitration or alternative dispute resolution panel.

“Liabilities” means, without limitation, any direct or indirect liability, Indebtedness, guaranty, endorsement, Claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Listed Chemical” means any List I Chemical, List II Chemical, and Schedule Listed Chemical Product as those terms are defined under the Controlled Substances Act or regulations implemented by the DEA.

“Loss” or “Losses” means, with respect to any fact, event or circumstance, including any Loss Event, any and all Liabilities, Encumbrances, penalties, fines, settlements, or Claims, including reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements, consequential damages and court costs in connection with any of the foregoing (including any costs of defense incurred by an Indemnified Party in the event it is required or entitled to defend a Third Party Claim under Section 8.4(b)(i)), incurred by a Person in connection with such fact, event or circumstance, including any such Loss Event (including any of the foregoing arising out of events, facts or circumstances that have occurred on or prior to the Closing Date, even though the Claim in connection with such events, facts or circumstances may not be filed or come to light until after the Closing Date); provided, however, that except in the case of any Third Party Claims, Losses shall not include any damages based on punitive or special damages.

“Loss Event” means any fact, event or circumstance which has resulted in or is reasonably likely to result in a Loss or a Third Party Claim.

“Material Adverse Effect” means, with respect to any event or circumstance, an effect caused thereby or resulting change therefrom that is or could be materially adverse as to, or in respect of, the condition (financial or otherwise), business, operations, results of operations, prospects, affairs, assets, capitalization, licenses, permits, rights or privileges (whether contractual or otherwise) of a specified Person or Persons when taken as a whole, including, any serious adverse events reported in connection with the ongoing Phase 1b study of the Product.

“NCE” means [ *** ].

“NDA” means a New Drug Application or a Biologics License Application, as applicable, as defined in the FDC Act or United States Public Health Services Act, as each may be amended from time to time, or any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto) or any similar foreign application.

“Net Sales” means the gross amount invoiced or otherwise billed by the Company or its Affiliates or sublicensees (the “Selling Party”) for sales of Products, Improved Products, or NCEs, as applicable, to a Third Party purchaser from and after the Closing Date, less the following to the extent reasonable and customary (collectively, “Net Sales Deductions”):

(a)          [ *** ];

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

(b)          [ *** ];

(c)          [ *** ];

(d)          [ *** ]; and

(e)          [ *** ];

provided that all of the foregoing deductions shall be calculated in accordance with then-current GAAP or international financial reporting standards, consistently applied during the applicable calculation period throughout the Selling Party’s organization. To the extent that Net Sales Deductions are based on estimates, such estimates will be adjusted to actual on a periodic basis. Notwithstanding the foregoing, the supply of the Products, Improved Products, or NCEs for (i) samples, (ii) charitable donations or compassionate use, or (iii) any clinical study materials used in any clinical study shall not be included within the computation of Net Sales; provided that such supply is provided at no cost.

A sale of Products, Improved Products, or NCEs is deemed to occur in accordance with GAAP or international reporting standards, consistently applied during the applicable calculation period throughout the Selling Party’s organization.

For sake of clarity and avoidance of doubt, the transfer of Products, Improved Products, or NCEs by a Selling Party to another Affiliate of such Selling Party or to a licensee or sublicensee of such Selling Party for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or licensee or sublicensee to an independent Third Party, less the Net Sales Deductions allowed under this Section.

[ *** ].

“Order” means any judgment, order, writ, decree, injunction, award, ruling or other determination whatsoever of any Governmental Entity or any other entity or body (including any arbitration or similar panel) whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

“Organizational Documents” means, with respect to Person that is an entity, the articles or certificate of incorporation or formation, bylaws, operating agreement, certificate of partnership or other governing or constituent documents of such Person.

“Patent Rights” means any of the following, whether existing now or in the future anywhere in the world: issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions, and any pending application for any of the foregoing.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

“Patents” means all letters patent and pending applications for patents of the United States and all countries foreign thereto, and all similar instruments, including any and all substitutions, regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all reissues, renewals, reexaminations, divisions, continuations, continuations-in-part, extensions thereof, inventors’ certificates, supplementary protection certificate (SPCs), and patent term extensions (PTEs) or the like.

“Permit” means, with respect to any Person, any license, permit, authorization, approval, certificates of authority, registration, qualification, easement, rights of way or similar consent or certificate granted or issued to such Person.

“Permitted Encumbrance” means: (i) any Encumbrance for Taxes not yet due and payable; and (ii) any statutory Encumbrance arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due and payable as of the Closing Date.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity, or other form of business organization or any Governmental Entity whatsoever.

“Phase III Clinical Trial” means a human clinical trial of a Product in an indicated patient population that is designed to establish that such Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such Product, which trial is intended to support marketing approval of such Product, including all tests and studies that are required by the FDA from time to time, pursuant to Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended, [ *** ].

“Primary Indication” means an indication related to the treatment of Attention Deficit Hyperactivity Disorder or 22q11 deletion or duplication syndrome.

“Pro Rata Share” means, with respect to each Equityholder, a percentage set forth in Exhibit A, which may be updated by the Stockholder Representative and CHOP, in writing, with up to five (5) Business Days’ prior notice.

“Product” means [ *** ].

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

“Proprietary Information” means at any date, any information of a Person, that is not already generally available to the public (unless such information has entered the public domain and become available to the public through fault on the part of the Party to be charged hereunder), which constitute trade secrets, personally identifiable financial information, or personal health information under governing law, including: (i) financial information, including information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports and business plans; (ii) all financial data, pricing terms, information memoranda and due diligence reports relating thereto; (iii) technology and e-commerce strategies, business plans and implementations, inventions, algorithms, computer hardware, software and applications (including but not limited to any Computer Software); (iv) all internal memoranda and other office records, including electronic and data processing files and records; (v) regulatory data packages including pediatric data package exclusivity extensions or the like; and (vi) any other information constituting a trade secret under the governing trade secrets law.

“Purchaser Common Shares” means shares of Purchaser Common Stock.

“Purchaser Common Stock” means the common stock, par value $0.0001 per share, of Purchaser.

“Purchaser Stock Price” means the lower of (a) the closing price of Purchaser Common Stock as reported by the NYSE MKT exchange on the Business Day immediately prior to the issuance of such Purchaser Common Stock, and (b) an amount equal to the volume weighted average price for Purchaser Common Stock as reported by the NYSE MKT for the ten (10) Trading Days immediately prior to the date of the occurrence of the applicable Milestone Event.

“Real Property” means any real estate or interest therein, together with all buildings, improvements, fixtures, easements, options to acquire real estate or interest therein, rights to unpaid insurance proceeds in respect of losses related to real estate, rights to unpaid condemnation awards and all other rights in or appurtenant thereto.

“Register,” “Registered,” and “Registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC.

“Registered Intellectual Property” means Patents, patent rights, registrations for and applications to register, Trademarks, domain names, and Copyrights.

“Registrable Securities” means the Purchaser Common Stock issuable as Milestone Consideration or other securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Purchaser Common Stock by way of stock dividend, stock split or in connection with a combination of shares, recapitalization or other reorganization or otherwise. Notwithstanding the foregoing, as to any particular Purchaser Common Stock or other securities described above, once issued they shall cease to be Registrable Securities when (1) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (2) they shall have been distributed pursuant to Rule 144 (or any successor provision) under the Securities Act, or (3) such securities may be sold without volume restrictions pursuant to Rule 144, as determined by the counsel to Purchaser pursuant to a written opinion letter to such effect, addressed and acceptable to Purchaser’s transfer agent.

“Registration Holder Indemnitee” is defined in Section 11.5(a).

“Registration Indemnified Party” is defined in Section 11.5(c).

“Registration Indemnifying Party” is defined in Section 11.5(c).

“Registration Period” is defined in Section 11.3(a).

“Registration Statement” means a Registration Statement filed pursuant to the Securities Act.

“Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of a Product in a regulatory jurisdiction in the Territory, including, where required, separate pricing and/or reimbursement approvals.

“Regulatory Authority” means any applicable supranational, national, regional, state or local regulatory agency, department, bureau, commission, council or other government entity involved in granting of Regulatory Approval for a Product in a jurisdiction within the Territory, including, without limitation, the FDA.

“Related Party Agreement” means a Contract with any current or former equityholder, director, manager or officer of the Legacy Corporation, the Company or any of their respective Affiliates (other than the CHOP License Agreement).

“Relevant Group” means any affiliated, combined, consolidated, unitary or similar group.

“Reporting Period” means each twelve-month period ending December 31.

“Representatives” means, as to any Person, such Person’s accountants, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, managers, employees, agents and other advisors and representatives.

“Restrictive Covenants” means the covenants of the Legacy Stockholders and Equityholders contained in Article X.

“SEC Guidance” means (i) any publicly available written guidance, or rule of general applicability of the SEC staff, or (ii) written comments, requirements or requests of the SEC staff to Purchaser in connection with the review of a Registration Statement.

“Securities” means, with respect to a Person that is an entity, any shares of capital stock, membership interests, options, warrants, notes, bonds or other equity or debt securities of such Person which have ever been offered or sold by such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Representative” means Harper.

“Subsidiary” means any entity with respect to which a specified Person (or a subsidiary thereof) owns a majority of the voting Securities or otherwise has the power to vote or direct the voting of sufficient Securities to elect a majority of the directors or managers.

“Tax Returns” means any return, declaration, report, Claim, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, surplus lines, unclaimed property, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Term” means the Milestone Periods and the Earnout Periods.

“Territory” means worldwide, excluding Japan.

“Third Party” means any Person other than Purchaser, the Legacy Corporation, the Company, the Legacy Stockholders, the Equityholders, the Stockholder Representative, or an Affiliate of any of the foregoing.

“Trademarks” means registered and unregistered trademarks and service marks, trademark and service mark applications, domain names, logos, trade names, and trade dress.

“Transaction Documents” means, collectively, (a) this Agreement; (b) and all other Contracts, instruments and certificates contemplated hereunder to be delivered by any Party at or prior to the Closing.

“Transaction Expenses” means all of the costs, fees and expenses incurred by a Party in connection with the investigating, pursuing, negotiating and completing the Contemplated Transactions.

“Valid Claim” means a claim of (a) an issued and unexpired patent in CHOP Patent Rights or Company Patent Rights, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) a patent application for a patent included within the CHOP Patent Rights or Company Patent Rights, which is pending, which is being prosecuted in good faith, and which claim has not been finally cancelled, withdrawn or abandoned.

(b)          Each of the following terms is defined in the Section of this Agreement set forth opposite such term in the table below:

TERM	SECTION
AGREEMENT	PREAMBLE
ANNUAL PERIOD	SECTION 2.3(a)(v)
AUDITED PARTY	SECTION 2.5(g)(ii)
BANKRUPTCY AND EQUITY EXCEPTIONS	SECTION 3.1
BASE PURCHASE PRICE	SECTION 2.1
CHOP	PREAMBLE
CHOP LICENSE AGREEMENT	BACKGROUND
CLOSING	SECTION 6.1
CLOSING DATE	SECTION 6.1
COMPANY	PREAMBLE
CONSIDERATION	SECTION 2.1
DISAGREEING PARTY	SECTION 2.5(g)
DISCLOSURE SCHEDULE	Article III
DISPUTED AMOUNT	SECTION 8.4(c)
EARNOUT CONSIDERATION	SECTION 2.4
EARNOUT PAYMENT	SECTION 2.4
EARNOUT PERIOD	SECTION 2.4
EQUITYHOLDER INDEMNITEES	SECTION 8.3
EQUITYHOLDER INSTRUCTIONS	SECTION 2.1
EQUITYHOLDERS	BACKGROUND
EXCHANGE ACT	SECTION 5.6
FINAL REPORTS	SECTION 2.5(g)(iii)
FUNDAMENTAL REPRESENTATIONS	SECTION 8.1(a)(ii)
HAKONARSON	PREAMBLE
HARPER	PREAMBLE
INDEMNIFIED PARTY	SECTION 8.4(a)
INDEMNIFYING PARTY	SECTION 8.4(a)
INDEMNITY NOTICE	SECTION 8.4(a)
LEGACY CORPORATION	PREAMBLE
LEGACY EQUITY INTERESTS	BACKGROUND
LEGACY STOCKHOLDERS	BACKGROUND
MATERIAL CONTRACT	SECTION 4.11(a)
M/E DISPUTED ITEMS	SECTION 2.5(g)
M/E NOTICE OF DISAGREEMENT	SECTION 2.5(g)
M/E UNRESOLVED CHANGES	SECTION 2.5(g)
MILESTONE CONSIDERATION	SECTION 2.3(a)
MILESTONE EVENT	SECTION 2.3(a)

TERM	SECTION
MILESTONE PAYMENT	SECTION 2.3(a)
MILESTONE PERIOD	SECTION 2.3(a)
NCE	SECTION 2.3(a)(iv)
NEGOTIATION PERIOD	SECTION 7.8
NOTICE	SECTION 13.5
OFFER	SECTION 7.8
OFFERING DATE	SECTION 2.3(a)(i)
OVERALL CAP	SECTION 8.5(a)
PAYMENT STREAM	SECTION 7.8
PAYMENT STREAM BUYER	SECTION 7.8
PAYMENT STREAM SELLER	SECTION 7.8
PARTY OR PARTIES	PREAMBLE
[ *** ]	[ *** ]
PRIVACY LAWS	SECTION 4.10(d)
PRIVACY POLICIES	SECTION 4.10(d)
PRODUCT REPORTS	SECTION 2.5(b)
PROPERTY	SECTION 4.8
PURCHASER	PREAMBLE
PURCHASER INDEMNITEES	SECTION 8.2
PURCHASER SEC DOCUMENTS	SECTION 5.6
REGISTRATION HOLDER INDEMNITEE	SECTION 11.5(a)
REGISTRATION INDEMNIFIED PARTY	SECTION 11.5(c)
REGISTRATION INDEMNIFYING PARTY	SECTION 11.5(c)
REGISTRATION PERIOD	SECTION 11.3(a)
REORGANIZATION	BACKGROUND
REPRESENTATION CAP	SECTION 8.5(a)
RESTRICTED BUSINESS	SECTION 10.2(b)(i)
RESTRICTED PERIOD	SECTION 10.1
SARBANES-OXLEY ACT	SECTION 5.6
SEC	SECTION 5.6
SELLERS	Article III
SETTLEMENT ARBITRATOR	SECTION 2.5(g)(ii)
SURVIVAL DATE	SECTION 8.1(b)
THIRD PARTY CLAIM	SECTION 8.4(b)
THIRD PARTY CLAIM NOTICE	SECTION 8.4(b)(i)
THRESHOLD AMOUNT	SECTION 8.5(a)

[SIGNATURE PAGES FOLLOW]

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

IN WITNESS WHEREOF, the Parties have executed this Equity Interest Purchase Agreement as of the date first written above.

MEDGENICS, INC.

By:	/s/ Michael Cola
Print Name: Michael Cola
Title: Chief Executive Officer

NEUROFIX THERAPEUTICS, INC.

By:	/s/ Philip Harper
Print Name: Philip Harper
Title: President & CEO

NEUROFIX, LLC

By:	/s/ Philip Harper
Print Name: Philip Harper
Title: Manager

/s/ Philip Harper
Philip Harper

/s/ Hakon Hakonarson
Hakon Hakonarson

THE CHILDREN’S HOSPITAL OF
PHILADELPHIA

By:	/s/ Madeline Bell
Print Name: Madeline Bell
Title: President & CEO

- Signature page to Equity Interest Purchase Agreement -

EXHIBIT A

Allocation; Pro Rata Share

Equityholder	Pro Rata Share

The Legacy Corporation	80%

CHOP	20%

Allocation; Legacy Pro Rata Amount

Legacy Stockholder	Legacy Pro Rata Amount

Harper	50%

Hakonarson	50%

Exhibit A

Portions of this exhibit have been omitted and filed separately with the Secretary of the Securities and Exchange Commission (the “Commission”) pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Such portions are marked as indicated below.

LICENSE AGREEMENT

BY AND BETWEEN

THE CHILDREN’S HOSPITAL OF PHILADELPHIA

AND

NEUROFIX, LLC

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

-i-

(continued)

-ii-

 (continued)

		Page

9.10	Notices and Deliveries	32
9.11	Waiver	33
9.12	Severability	33
9.13	Interpretation	33
9.14	Counterparts	33

Schedule 1.1	Diligence Events and Achievement Dates
Schedule 1.4	CHOP Patent Rights
Schedule 2.3.2	Third Party Rights
Appendix A	Purchase Agreement Appendix B Equity Issuance Agreement
Appendix C	The Children’s Hospital of Philadelphia-Patent and Intellectual Property Policy Effective Date July 1, 2009

-iii-

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is dated as of September 9, 2015 (the “Effective Date”) by and between The Children’s Hospital of Philadelphia, a non-profit entity organized and existing under the laws of the Commonwealth of Pennsylvania (“CHOP”), and neuroFix, LLC, a limited liability company organized under the laws of the State of Delaware (“Licensee”). CHOP and Licensee may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

WHEREAS, CHOP owns and controls certain innovative technology related to (a) the Association of Rare Recurrent Genetic Variations to Attention-Deficit, Hyperactivity Disorder (“ADHD”) and Methods of Use Thereof for the Diagnosis and Treatment of the same (“ADHD Technology”) as disclosed in CHOP Invention Disclosure No. [ *** ] (the “ADHD Disclosures”) that was developed in the course of research at CHOP by [ *** ] (the “ADHD Inventors”); (b) [ *** ]; (c) the diagnosis and treatment of [ *** ]; and (d) [ *** ], the “Technology”) [ *** ], the “Disclosures”) [ *** ] the “Inventors”);

WHEREAS, CHOP and Licensee entered into an Option Agreement effective May 7, 2013 covering a portion of the Technology;

WHEREAS, Licensee wishes to exercise its option and license from CHOP the Technology and CHOP’s intellectual property rights in the Technology, to develop, manufacture and commercialize such Technology, all on the terms and conditions of this Agreement;

WHEREAS, CHOP desires to license to Licensee the Technology and CHOP’s intellectual property rights in the Technology, in a manner that will benefit the public and best facilitate the distribution of useful products and the utilization of new technology, consistent with CHOP’s missions and goals, all on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1	“Achievement Date” means, with respect to a Diligence Event, the corresponding date such Diligence Event is to be achieved as provided in Schedule 1.1 attached hereto subject to modification pursuant to Section 3.2.3 below.

1.2	“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock or interests of such entity, or by contract or otherwise.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

1.3	“CHOP Know-How” means all information, know-how and knowledge relating to the development, manufacture and use of the Technology disclosed in the CHOP Patent Rights or the Disclosure and all other information, know-how and knowledge Controlled by CHOP as of the Effective Date or at any time thereafter during the Term that relates to the Technology or Compound, was Derived from the Inventors and is reasonably necessary or useful for the development, manufacture, commercialization or use of the Product in the Field, but excluding inventions covered by claims of CHOP Patent Rights.

1.4	“CHOP Patent Rights” means (a) the Patent Rights listed in Schedule 1.4, (b) any priority documents to which the Patent Rights of subpart (a) claim priority, (c) any continuations (including continuations-in-part solely to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application), continued prosecution applications, substitutions, divisions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues of subpart (a) above, (d) any Patent Rights created pursuant to Section 5.1.1 or 5.1.2 of this License, (e) any corresponding foreign Patent Rights to the foregoing and (f) any patents issuing on the foregoing. CHOP Patent Rights also include any Patent Rights covering NFC-1 Trial IP determined to be owned by CHOP.

1.5	“Commercially Reasonable Efforts” means the carrying out of activities in a sustained and diligent manner and using efforts and resources that are comparable to the efforts and resources commonly used by a company with similar resources as Medgenics, for products or services of similar market potential at a similar stage of development or product life, based on conditions then prevailing and taking account of competition, technological relevance or obsolescence, changes in regulatory status and law and changes in reimbursement rates, policies and procedures.

1.6	“Compound” means [ *** ].

1.7	“Compound Know-How” means any information related to the Compound disclosed in the CHOP Patent Rights, but excluding inventions covered by claims of CHOP Patent Rights.

1.8	“Confidential Information” of a Party means (a) information relating to the intellectual property, research, business, operations or products of a Party or any of its Affiliates, including any know-how, that was or is disclosed by such Party to the other Party prior to or during the Term of this Agreement, or that otherwise becomes known to the other Party by virtue of this Agreement, and (b) the terms of this Agreement.

1.9	“Controlled” means, with respect to intellectual property rights, that a Party or one of its Affiliates owns or has a license or sublicense to such intellectual property rights and has the ability to provide to, grant a license or sublicense to, or assign its right, title and interest in and to, such intellectual property rights as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

 *** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

2

1.10	“Derived” means, in whole or in part, obtained, developed, created, designed, derived or resulting from, based upon, enabled by, containing, incorporating, using or otherwise generated from.

1.11	“Diligence Event” means each of the events that Licensee is expected to accomplish in the development of a Product as provided in Schedule 1.1 attached hereto, as may be amended pursuant to Section 3.2.3.

1.12	“Drug Approval Application” means a New Drug Application or a Biologics License Application for an Indication, as applicable, as defined in the United States Federal Food, Drug, and Cosmetic Act or United States Public Health Services Act, as each may be amended from time to time, or any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto) or any similar foreign application.

1.13	“FDA” means the United States Food and Drug Administration, and any successor or replacement agency.

1.14	“Field” means any commercial activities related to the methods or therapies disclosed in the CHOP Patent Rights or CHOP Know-How, where such activities are for the diagnosis or treatment of an Indication.

1.15	“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of Product in such country to a Third Party by Licensee, or any of its Affiliates or Sublicensees.

1.16	“Future CHOP IP” means all discoveries and inventions relating to diagnosis or treatment of a disease or disorder identified by [ *** ] in the Field or relating to other neurological or neurodevelopmental diseases and disorders, including without limitations neurodegenerative and neuropsychiatric disorders, in each case that satisfy all of the following: (a) are Controlled by CHOP, free from any obligations to any Third Parties (other than the United States Government, provided that any rights granted to Future CHOP IP hereunder will be subject to the rights of the United States Government) and (b) are invented as a result of, or arising out of the research conducted at CHOP by Dr. Hakon Hakonarson or those under his control.

1.17	“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

1.18	“Governmental Approval” means, with respect to a Product in a country or region, all approvals, licenses, registrations and authorizations of the relevant Governmental Body, if applicable, required for the commercialization of such Product in such country.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

3

1.19	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.20	“Indication” means (a) ADHD, (b) [ *** ], (c) chromosome 22q11.2 deletion or duplication, (d) [ *** ], (e) [ *** ], (f) [ *** ], (g) [ *** ], and (h) [ *** ].

1.21	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.22	“Major Market” means the United States, the United Kingdom, France, Germany, Italy, Spain and Japan.

1.23	“Medgenics” means Medgenics, Inc., a Delaware corporation or one of its Affiliates.

1.24	“Net Sales” means the gross amount invoiced or otherwise billed by Licensee or its Affiliates or Sublicensees (the “Selling Party”) for sales of Product to a Third Party purchaser from and after the Effective Date, less the following to the extent reasonable and customary (collectively, “Net Sales Deductions”):

(a)          [ *** ];

(b)          [ *** ];

(c)          [ *** ];

(d)          [ *** ]; and

(e)          [ *** ];

provided that all of the foregoing deductions shall be calculated in accordance with then-current GAAP or international financial reporting standards, consistently applied during the applicable calculation period throughout the Selling Party’s organization. To the extent that Net Sales Deductions are based on estimates, such estimates will be adjusted to actual on a periodic basis. Notwithstanding the foregoing, the supply of the Product for (i) samples, (ii) charitable donations or compassionate use, or (iii) any clinical study materials used in any clinical study shall not be included within the computation of Net Sales; provided that such supply is provided at no cost.

A sale of a Product is deemed to occur in accordance with GAAP or international reporting standards, consistently applied during the applicable calculation period throughout the Selling Party’s organization.

For sake of clarity and avoidance of doubt, the transfer of a Product by a Selling Party to another Affiliate of such Selling Party or to a licensee or sublicensee of such Selling Party for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or licensee or sublicensee to an independent Third Party, less the Net Sales Deductions allowed under this Section.

[ *** ].

 *** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

4

1.25	“NFC-1 Trial IP” means all intellectual property arising from the Phase I Single Dose, Open-Label Pharmacokinetic Study and Single-Blind, Placebo-Controlled Dose Escalation Study of NFC-1 in Adolescents With Attention-Deficit Hyperactivity Disorder (NFC1-GREAT) to the extent that it is owned by CHOP.

1.26	“Patent Rights” means any of the following, whether existing now or in the future anywhere in the world: issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions, and any pending application for any of the foregoing.

1.27	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.28	“Phase II” means a human clinical trial of a Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.29	“Phase III” means a human clinical trial of a Product in an indicated patient population that is designed to establish that such Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such Product, which trial is intended to support marketing approval of such Product, including all tests and studies that are required by the FDA from time to time, pursuant to Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended.

1.30

“Product” means any (a) process, service or method that is (i) covered by or Derived from CHOP Know-How, (ii) covered by a Valid Claim or (iii) whose use or practice would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim (“Method”); (b) article, composition, apparatus, substance, chemical or any other material that is (i) covered by or Derived from the CHOP Know-How, (ii) covered by a Valid Claim or (iii) whose manufacture, import, use offer for sale or sale would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim; or (c) service, article, composition, apparatus, chemical, substance or any other material made, used or sold by or utilizing or practicing a Method.

1.31	“Purchase Agreement” means the Equity Interest Purchase Agreement by and among Medgenics, Licensee, CHOP and the other parties thereto, a copy of which is attached hereto as Appendix A.

1.32	Reserved.

5

1.33	“Royalty Term” means, with respect to each Product and each country or other jurisdiction in the Territory, the period beginning on the Effective Date and ending on the later to occur of (a) the expiration, invalidation or abandonment of the last CHOP Patent Rights that include a Valid Claim and (b) January 1, 2025.

1.34	“Sale” means any transaction for which consideration is received or expected by Licensee, its Affiliates or Sublicensees for sale, use, lease, transfer or other disposition of a Product to or for the benefit of a Third Party. For clarity, sale, use, lease, transfer or other disposition of a Product by Licensee or any of its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a Sale unless such Product is not ultimately resold.

1.35	“Sublicensee” means a Person (including any Affiliate) to which a Sublicense is granted pursuant to the terms of Section 2.4.

1.36	“Sublicense Documents” means any and all agreements, amendments or written understandings entered into with a Sublicensee (including any of its Affiliates) that are directly or indirectly related to a Sublicense, CHOP Patent Rights, CHOP Know How or Product. For clarity, a development agreement or distribution agreement for a Product is a Sublicense Document.

1.37	“Sublicense Income” means income received by Licensee or its Affiliates in consideration for a Sublicense or other agreement providing the right to negotiate or obtain a Sublicense. Sublicense Income includes income received from a Sublicensee in the form of license issue fees, milestone payments and the like but specifically excludes (a) royalties on the sale or distribution of Product, including royalties paid as a percentage of Net Sales, and (b) payments received for funding research and development services pursuant to a written research and development agreement between Licensee (or one of its Affiliates) and Sublicensee up to the fair market value of such services.

1.38	“Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Body.

1.39	“Third Party” means any Person other than CHOP, Licensee or any of their respective Affiliates.

1.40	“Third Party Royalties” means any royalties Licensee has paid to one or more Third Parties pursuant to one or more licenses to issued Patent Rights entered into by Licensee that is required to avoid infringement of such issued Patent Rights in the manufacture, use, import or sale of any Product.

1.41	“United States” or “US” means the United States of America, its territories and possessions.

1.42	“USD” or “$” means the lawful currency of the United States of America.

1.43	“Valid Claim” means a claim of (a) an issued and unexpired patent in CHOP Patent Rights which claim has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a pending patent application that is included in CHOP Patent Rights which was filed and is being prosecuted in good faith, and has not been abandoned or finally disallowed without the possibility of appeal.

6

1.44	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
ADHD	Recitals
Adjustment Equity	4.1.2
Advance Payment	5.2.2
Agreement	Preamble
Annual Maintenance Fee	4.4
[ *** ]	2.8
[ *** ]	5.1.2
Bankruptcy Action	8.3.4
CHOP	Preamble
CHOP Indemnitees	7.1.1
CHOP Sublicense Income	4.5
Claimed Amount Due	8.3.5
Development Plan	3.1
Disclosure	Recitals
Effective Date	Preamble
Event Explanation	3.2.2
Equity Interest	4.1.1
Event Plan	3.2.2
Exclusive License	2.1.1
Financial Report	4.7
Founders	4.1.2
Infringement Notice	5.3.1
Inventor(s)	Recitals
License	2.1.2
Licensee	Preamble
Method	1.30
Milestone	4.2
Milestone Payment	4.2
[ *** ]	5.1.1
Non-Exclusive License	2.1.2
Option	2.2
Parties	Preamble
Party	Preamble
Patent Costs	5.2.1
Patent Termination Notice	5.2.2
Progress Report	3.3.1
Royalty	4.3.1
Sublicense	2.4.1
Sublicense Payment Percentage	4.5.1
Technology	Recitals
Term	8.1

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

7

ARTICLE 2

LICENSES AND OTHER RIGHTS

2.1	Grant of License to Licensee.

2.1.1	Subject to the terms and conditions of this Agreement, CHOP hereby grants to Licensee an exclusive, worldwide, royalty-bearing right and license (with the right to sublicense as provided in, and subject to, the provisions of Section 2.4) under CHOP Patent Rights and Compound Know-How to make, have made, use, sell, offer for sale, import and otherwise commercially exploit Products in the Field during the Term (the “Exclusive License”).

2.1.2	Subject to the terms and conditions of this Agreement, CHOP hereby grants to Licensee a non-exclusive, worldwide, royalty-bearing right and license (with the right to sublicense as provided in, and subject to, the provisions of Section 2.4) under CHOP Know-How (other than Compound Know-How) to make, have made, use, sell, offer for sale, import and otherwise commercially exploit Products in the Field during the Term (the “Non-Exclusive License” and, together with the Exclusive License, the “License”).

2.2	Future CHOP IP. Subject to the terms and conditions of this Agreement, CHOP hereby grants to Licensee an exclusive option during the Term to negotiate an exclusive license to Future CHOP IP (the “Option”). Licensee may elect to exercise the option for a particular Future CHOP IP by giving written notice to CHOP no later than six (6) months after CHOP’s Office of Technology Transfer provides a copy of the invention disclosure for such Future CHOP IP to Licensee. CHOP shall inform Licensee of any Future CHOP IP within four (4) weeks of receipt by the CHOP Office of Technology Transfer of relevant disclosure and CHOP Office of Technology Transfer shall follow up such initial invention disclosure with notice of any relevant Third Party rights. Upon exercise of the option by Licensee with respect to a particular Future CHOP IP, the Parties shall negotiate in good faith a license agreement for such Future CHOP IP on terms comparable to the terms of this Agreement and the Purchase Agreement (with adjustments for any differences in value between such Future CHOP IP and the intellectual property licensed hereunder) for a period ending on the later of (a) three (3) months after the date that the Licensee exercises its option over such Future CHOP IP or (b) six (6) months after CHOP’s Office of Technology Transfer provides a copy of the invention disclosure for such Future CHOP IP. The license agreement negotiation period may be extended for an additional three (3) months upon mutual written agreement of the Parties, after which and assuming the Parties do not enter into license or other agreement, all rights of Licensee relating to such Future CHOP IP under this Agreement shall terminate.

2.3	Limitations on License and Option. Notwithstanding anything to the contrary in this Agreement:

2.3.1	CHOP retains the right under CHOP Patent Rights and CHOP Know-How for each of the following: (a) to conduct teaching, educational, research and patient care activities itself, (b) to conduct collaborations with and extend such rights to the following Persons for the purposes of performing such collaborations: not-for-profit, governmental, educational or non-commercial Third Parties and (c) for all purposes outside of the Field.

8

2.3.2	The rights granted by CHOP to Licensee under this Agreement (including under Sections 2.1 and 2.2) are subject in all respects to the obligations of CHOP, if any, existing as of the Effective Date or imposed by Law, including (a) any rights and interests of any Government Agency including all applicable provisions of any license to the United States Government executed by CHOP and any overriding obligations to the United States Government under 35 U.S.C. §§200-212, as amended, applicable governmental implementing regulations, and any U.S. Government sponsored research agreement or other guidelines, including that products that result from intellectual property funded by the United States Government that are sold in the United States be substantially manufactured in the United States, (b) human subject consents and other institutional review board-related limitations and (c) the Third Party rights as set forth on Schedule 2.3.2. The rights granted by CHOP to Licensee under Section 2.2 shall be subject in all respects to the obligations of CHOP, if any, existing at the time the applicable invention disclosure is received by CHOP.

2.4	Grant of Sublicense by Licensee.

2.4.1	CHOP grants to Licensee the right to grant sublicenses, in whole or in part, under the License (each, a “Sublicense”) subject to the terms and conditions of this Agreement and specifically this Section 2.4.

2.4.2	All Sublicenses will be (a) issued in writing, (b) to the extent applicable, include all of the rights of CHOP and require the performance of obligations due to CHOP (and, if applicable, the U.S. Government under 35 U.S.C. §§200-212) contained in this Agreement, (c) subject to the provisions of Section 2.3 and (d) shall include no less than the following terms and conditions:

(a)	Reasonable record keeping, audit and reporting obligations sufficient to enable Licensee and CHOP to reasonably verify the payments due to Licensee and CHOP under such Sublicense and to reasonably monitor such Sublicensee’s progress in developing and/or commercializing Product, provided that such obligations (including reporting and auditing requirements) shall be no less stringent that those provided in this Agreement for Licensee.

(b)	A provision prohibiting Sublicensee from sublicensing its rights under the Sublicense.

(c)	Infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on Licensee and do not provide greater rights to Sublicensee than as provided in Sections 5.3 and 5.4.

(d)	Confidentiality provisions with respect to confidential information of CHOP consistent with the restrictions on Licensee in Section 5.7 of this Agreement.

(e)	Covenants by Sublicensee that are equivalent to those made by Licensee in Section 6.4.

(f)	A requirement of indemnification of CHOP that is equivalent to the indemnification of CHOP Indemnities by Licensee under Section 7.1 of this Agreement and providing that the CHOP Indemnities are third party beneficiaries of the Sublicense for purposes of such indemnification.

9

(g)	A requirement of obtaining and maintaining insurance by Sublicensee that is equivalent to the insurance requirements of Licensee under Section 7.2 of this Agreement, including coverage under such insurance of CHOP as provided in Section 7.2.

(h)	A provision providing that CHOP may assume the Sublicense pursuant to Section 8.4.6 if this Agreement is terminated.

(i)	Restriction on use of CHOP’s names etc. consistent with Section 9.3 of this Agreement.

(j)	A requirement of antidiscrimination no less stringent than that provided in Section 9.4 of this Agreement.

(k)	requirement that CHOP is a third party beneficiary of such Sublicense.

Should any sublicense attempted to be granted fail to include all of the terms and conditions set forth in this Section 2.4.2, or is otherwise issued lacking accordance with the terms and conditions set forth in this Section 2.4, Licensee shall promptly attempt to rectify by entering into a new Sublicense Document meeting the necessary requirements. Any Sublicense that does not include all of the terms and conditions set forth in this Section 2.4.2 or which is not issued in accordance with the terms and conditions set forth in this Section 2.4, shall be considered null and void with no further notice from CHOP.

2.4.3	Within thirty (30) days after the execution of a Sublicense Document, Licensee shall provide a complete and accurate copy of such Sublicense Document to CHOP. Following receipt of such Sublicense Document, CHOP shall promptly notify Licensee of any alleged breach in Section 2.4.2.

2.4.4	When the public health and safety so require, in the reasonable opinion of CHOP, acting in good faith, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, CHOP shall have the right to require Licensee to grant Sublicenses to responsible applicants, on reasonable terms in accordance with this Agreement, unless Licensee can reasonably demonstrate that the granting of the Sublicense would not materially improve or address the public health and safety issue. CHOP shall not require the granting of a Sublicense unless the responsible applicant has first negotiated in good faith with Licensee.

2.4.5	Licensee’s granting of a Sublicense shall not relieve Licensee of any of its obligations under this Agreement. Licensee shall be liable to CHOP for any act or omission of an Affiliate or other Sublicensee of Licensee that would be a breach of this Agreement if performed or omitted by Licensee, and Licensee shall be deemed in breach of this Agreement as a result of such act or omission.

2.5	No Implied License. Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to any know-how, patent or other intellectual property right rights that are not specifically granted herein are reserved to the owner thereof.

10

2.6	No Development or Commercialization Outside the Field. Notwithstanding anything to the contrary in this Agreement, Licensee shall not, and shall ensure that no Affiliates, either directly or through Third Parties, develop or commercialize any Product outside the Field, except to the extent Licensee or its Affiliates have entered into and maintain a license agreement with CHOP on mutually agreeable economic and other terms governing such development or commercialization outside of the Field.

2.7	Research License to CHOP. Licensee hereby grants to CHOP, a non-exclusive, worldwide, fully paid up, royalty-free license under all intellectual property rights Controlled by Licensee to make and use the Products for educational and non-commercial research purposes. CHOP may sublicense its rights under this Section 2.7 for its non-commercial collaborations with and use by other not-for-profit, governmental, non-commercial scientific and educational entities. For the avoidance of doubt, the granting of such sublicenses by CHOP shall not require approval of Licensee, provided that CHOP shall notify Licensee of the existence of each such sublicense. If CHOP requests that Licensee provide it with reasonable quantities of Products for educational and non-commercial research purposes, then the Parties shall discuss, in good faith, working collaboratively to provide such materials to CHOP for such purposes. In connection with such supply, upon request by Licensee, CHOP and Licensee shall enter into a customary materials transfer agreement with reasonable terms.

2.8	[ *** ].

ARTICLE 3

DILIGENCE

3.1	Development Plan.

3.1.1	Within ninety (90) days of the Effective Date, Licensee shall submit to CHOP a development plan for the development and commercialization of Products for the first Indication in the United States, including timelines for achievement of activities thereunder consistent with the Diligence Events (as revised or amended pursuant to this Section, the “Development Plan”). CHOP shall have a right to consider and comment on the Development Plan. While approval by CHOP is not required, Licensee shall consider comments by CHOP in good faith.

3.1.2	Licensee shall use Commercially Reasonable Efforts to perform the activities set forth in the Development Plan and to develop, market and commercialize Product in the United States identified in the Development Plan.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

11

3.2	Diligence Events.

3.2.1	Licensee shall use Commercially Reasonable Efforts to achieve each Diligence Event by the corresponding Achievement Date.

3.2.2	If Licensee believes that, despite using Commercially Reasonable Efforts, it will not achieve a Diligence Event by the corresponding Achievement Date, it may notify CHOP in writing in advance of the relevant deadline. Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure (“Event Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extension in the applicable Achievement Date and/or amendment to the applicable Diligence Event (“Event Plan”).

3.2.3	If Licensee timely provides CHOP with an Event Explanation and Event Plan pursuant to Section 3.2.2 then:

(a)	if both the Event Explanation and Event Plan are reasonably acceptable to CHOP, Schedule 1.1 shall be automatically amended to incorporate the extended Achievement Date and/or amended Diligence Event set forth in the Event Plan; or

(b)	if either or both of the Event Explanation and Event Plan are not reasonably acceptable to CHOP, then CHOP shall provide notice to Licensee explaining why the Event Explanation or Event Plan is not acceptable and Licensee shall have until the existing Achievement Date to provide CHOP with an updated Event Explanation and Event Plan that are reasonably acceptable to CHOP. If Licensee timely provides CHOP with an updated Event Explanation and Event Plan that are reasonably acceptable to CHOP, Schedule 1.1 shall be automatically amended to incorporate the extended Achievement Date and/or amended Diligence Event set forth in the updated Event Plan.

3.2.4	If Licensee fails to timely provide CHOP with both an Event Explanation and Event Plan reasonably acceptable to CHOP pursuant to Section 3.2.2, then Licensee shall have until the existing Achievement Date to achieve the applicable Diligence Event. If Licensee fails to achieve a Diligence Event by the Achievement Date, as may be amended pursuant to Section 3.2.3 and Licensee is no longer using Commercially Reasonable Efforts to do so, then CHOP shall have the termination right as set forth in Section 8.3.1(b) with respect to all Indications other than any Indication for which the Diligence Event has been achieved.

3.3	Progress Reports.

3.3.1	Licensee, within ninety (90) days after the end of each calendar year basis, shall submit to CHOP a progress report for the preceding calendar year (each, a “Progress Report”) covering Licensee’s (and any Affiliates’ and Sublicensees’) activities related to the development of all Products for each Indication and the obtaining of Governmental Approvals necessary for commercialization of Products for each Indication.

12

3.3.2	Each Progress Report must include all of the following for each Indication:

(a)	Summary of work completed, including comparison against the prior year’s Development Plan Progress Report ;

(b)	Status of applications for Governmental Approvals, if applicable;

(c)	Key scientific discoveries;

(d)	Current schedule of anticipated events or milestones, including anticipated timeline for achievement of Diligence Events;

(e)	Commercialization plans for Products, if applicable;

(f)	An updated listing of any and all Sublicenses granted by Licensee; and

(g)	The names and addresses of all Sublicensees, and a current and valid phone number and e-mail address for a principal point of contact at each such Sublicensee who is responsible for administering the Sublicensee.

3.3.3	Licensee shall report to CHOP the date of First Commercial Sale of Product in each country within sixty (60) days of its occurrence. Following the First Commercial Sale for a Product in a given country, Licensee shall use Commercially Reasonable Efforts to make such Licensed Product reasonably accessible to the public in such country.

ARTICLE 4

 FINANCIAL PROVISIONS

4.1	Equity Issuance. As partial consideration for the License:

4.1.1	Licensee shall, contemporaneous with the execution of this Agreement and subject to the terms of the Equity Issuance Agreement in substantially the form attached hereto as Appendix B, issue to CHOP an ownership interest in Licensee (“Equity Interest”) that is equal to twenty percent (20%) of all securities of Licensee outstanding on a fully diluted basis as of the Effective Date, assuming the exercise, conversion and exchange of all outstanding securities of Licensee and that Licensee is cash free and debt free on date of issue of the Equity Interest. If the securities of Licensee are certificated, Licensee shall also, within ten (10) days of the Effective Date, deliver a stock certificate in the name of CHOP reflecting the Equity Interest.

4.1.2	If any securities of Licensee other than ownership interests that have already been issued as of the Effective Date have been or will be issued to the founders of Licensee (i.e., Mr. Harper or Dr. Hakonarson collectively the “Founders”) as a group, in proportion to the original allocation of securities to the Founders, or without cash consideration (other than nominal cash consideration), Licensee shall provide to CHOP twenty percent (20%) of such securities contemporaneous with the provision of such securities to the Founders (“Adjustment Equity”). For clarity, Adjustment Equity shall be issued at no additional consideration from CHOP and Licensee shall, if its securities are certificated, deliver a certificate in the name of CHOP reflecting the Adjustment Equity within thirty (30) days of issuance of Adjustment Equity.

13

4.1.3	If (a) any securities of Licensee other than ownership interests that have already been issued to the Founders as of the Effective Date have been or will be issued to the Founders for cash consideration (other than nominal cash consideration) or (b) Licensee wishes to conduct an equity financing or a financing in which the offered securities are convertible into equity, then, in both cases (a) and (b), CHOP shall have the right to participate pari passu with the Founders in order to maintain its twenty percent (20%) ownership interest in Licensee.

4.1.4	The obligations of Licensee contained in Sections 4.1.2 and 4.1.3 shall terminate and be of no effect upon the Closing (as such term is defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement.

4.2	Milestone Payments. As additional consideration for the License, Licensee will pay CHOP the milestone payments (each, a “Milestone Payment”) provided in the table below upon achievement of the corresponding milestone in the table below for the first Product for each Indication (each, a “Milestone”). Licensee shall promptly notify CHOP in writing of the achievement of any such Milestone and Licensee shall pay CHOP in full the corresponding Milestone Payment within thirty (30) days of such achievement. For clarity, each Milestone Payment is payable multiple times (i.e., once for each Indication). The Milestone Payments are non-refundable, and are not an advance against royalties due to CHOP or any other amounts due to CHOP.

Milestone
Milestone	Payment
[ *** ]	$[ *** ]
[ *** ]	$[ *** ]

4.3	Royalties.

4.3.1	As further consideration for the License, during the Royalty Term, Licensee shall pay to CHOP a non-refundable, non-creditable royalty as set forth in the table below (subject to the adjustment set forth in Section 6.4.1) on all Net Sales of Product (“Royalty”).

Percent of
Time Period	Net Sales
[ *** ]	[ *** ]%
[ *** ]	[ *** ]%
[ *** ]	[ *** ]%

4.3.2	[ *** ]:

(a)	[ *** ]; and

(b)	[ *** ].

 *** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

14

4.3.3	Licensee must pay Royalties owed to CHOP on a calendar quarter basis within two months of the end of each calendar quarter (i.e., paid by Feb. 28, May 31, August 31 and Nov. 30 of each year).

4.4	Annual Maintenance Fees. Licensee shall pay to CHOP the annual maintenance fees (“Annual Maintenance Fees”) set forth below by each due date in the table below for which such fee applies. The Annual Maintenance Fees paid for a calendar year shall be creditable against Royalties or Milestone Payments due in such calendar year.

Annual
Due Date	Maintenance Fee
[ *** ]	$[ *** ]
[ *** ]	$[ *** ]
[ *** ]	$[ *** ]

4.5	CHOP Sublicense Income.

4.5.1	Licensee will pay to CHOP [ *** ] (“ Sublicense Payment Percentage”) of Sublicense Income within 30 days of receipt by Licensee, subject to the following adjustments, if applicable (“CHOP Sublicense Income”). If a Sublicense Document includes the grant to Sublicensee of rights to Licensee-owned Patent Rights in addition to CHOP Patent Rights and/or CHOP Know-How, the Sublicense Payment Percentage shall: (a) remain [ *** ] if such Sublicense document is executed before the third anniversary of the Effective Date, (b) be [ *** ] if such Sublicense document is executed on or after the third anniversary of the Effective Date but before the sixth anniversary of the Effective Date and (c) be [ *** ] if such Sublicense document is executed on or after the sixth anniversary of the Effective Date.

4.5.2	To the extent required by the Agreement between Licensee and Nippon Shinyaku Co., Ltd (“Nippon Shinyaku”) dated November 13, 2013, Licensee may grant a Sublicense to Nippon Shinyaku in the territory of Japan that does not require the payment of royalties or fees and, in such case, sales by Nippon Shinyaku in Japan shall not be included for purposes of the calculation of Royalties owed to CHOP hereunder, no Sublicense Income shall be collected by Licensee, and, accordingly, no CHOP Sublicense Income shall be payable to CHOP.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

15

4.6	Mode of Payment and Currency. All payments to CHOP hereunder must be made in USD in the requisite amount to “The Children’s Hospital of Philadelphia Research Institute” by one of the following delivery methods (subject to updates pursuant to Section 9.10):

By ACH/Wire to:	By Check (lockbox) to:
Wells Fargo Bank, N.A.	The Children’s Hospital of Philadelphia Research
ABA #031201467	Institute
(domestic wires)	Lock Box #1457
SWIFT CODE: PNBPUS33	P.O. Box 8500
(international wires only)	Philadelphia, PA 19178-1457
Account Number: 2000049262603	Attention: Director of Research Finance
Payment must include the necessary amount	Reference: CHOP OTT Technology 0494
to cover any bank charges incurred

If payment is made by ACH/Wire, notice of payment including confirmation of wire transfer must be provided to:

The Children’s Hospital of Philadelphia Research Institute

Colket Translational Research Building

3501 Civic Center Blvd, Suite 2200

Philadelphia, PA 19104-4319

Attention: Director of Research Finance

Reference: CHOP OTT Technology 0494

All Royalties and other payments payable shall be calculated first in the currency of the jurisdiction in which payment was made, and if not in the United States, then converted into USD. The exchange rate for such conversion shall be the average of the rate quoted in The Wall Street Journal, Eastern Edition for the last business day of each month in the calendar quarter for such Royalty or other payment made.

4.7	Royalty and CHOP Sublicense Income Reports. Within sixty (60) days after the end of each calendar quarter (i.e. Feb. 28, May 31, August 31 and Nov. 30), Licensee shall deliver to CHOP a report (“Financial Report”) setting out all details necessary to calculate the Royalty and CHOP Sublicense Income due under this Article 4 for such calendar quarter, including:

4.7.1	Number of each Product Sold by Licensee, its Affiliates and Sublicensees in each country, the corresponding name of each such Product;

4.7.2	Gross sales and Net Sales of each Product made by Licensee, its Affiliates and Sublicensees;

4.7.3	Royalties;

4.7.4	Sublicense Income and the calculation of CHOP Sublicense Income;

4.7.5	The method and currency exchange rates (if any) used to calculate the Royalties and CHOP Sublicense Income;

4.7.6	A specification of all deductions and their dollar value that were taken to calculate Net Sales; and

16

4.7.7	A list of all countries in which Product is being manufactured.

4.8	Late Payments. In addition to any other remedies available to CHOP, including the right to terminate this Agreement, any failure by Licensee to make a payment within thirty (30) days after the date when due shall obligate Licensee to pay computed interest, the interest period commencing on the due date and ending on the actual payment date, to CHOP at a rate per annum equal to the average of the United States Prime Rate as published by the Wall Street Journal, Eastern Edition, plus an additional one percent (1.0%) per month calculated for the period of the delinquent payment, or the highest rate allowed by Law, whichever is lower. The interest rate shall be adjusted with changes to the reference rate published by the Wall Street Journal, Eastern Edition, and interest shall be calculated daily and compounded monthly in arrears.

4.9	Default Payment. In the event of default in payment of any payment owing to CHOP under the terms of this Agreement, and if it becomes necessary for CHOP to undertake legal action to collect said payment, Licensee shall pay reasonable, documented legal fees and costs incurred in connection therewith.

4.10	Accounting. Licensee shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.

4.11	Books and Records. Licensee will keep accurate books and records of all Products developed, manufactured, used or sold and all Sublicenses, collaboration agreements and joint venture agreements entered into by Licensee that involved CHOP Patent Rights and/or CHOP Know-How. Licensee will preserve these books and records for at least six (6) years from the date of the Financial Report to which they pertain. Upon reasonable notice, the books and records will be open to examination by representatives or agents of CHOP during regular office hours to determine their accuracy and assess Licensee’s compliance with the terms of this Agreement, provided that Licensee shall not have an obligation to provide access more than once in any given twelve (12) month period, other than for cause.

4.12	Audits.

4.12.1	Licensee agrees to conduct an independent audit of the relevant records of Licensee pertaining to the calculation of any Royalties and CHOP Sublicense Income due to CHOP under this Agreement at least every two years if annual sales of the Licensed Product or Licensed Processes are over fifty million dollars ($50,000,000). Such audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, the amount of Sublicense Income, the amount of funds owed to CHOP under this Agreement, and whether the amount owed has been paid to CHOP and is reflected in the records of the Licensee. A report by the auditor shall be submitted promptly to CHOP on completion. Licensee shall pay for the entire cost of such audit.

17

4.12.2	In addition to the right of CHOP to examine the books and records as provided in Section 4.9 and the periodic audit required in Section 4.12.1, CHOP, at its own cost, through an independent auditor reasonably acceptable to Licensee (and who has executed an appropriate confidentiality agreement reasonably acceptable to Licensee that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to CHOP), may inspect and audit the relevant records of Licensee pertaining to the calculation of any Royalties and CHOP Sublicense Income due to CHOP under this Agreement. Licensee shall provide such auditors with access to the records during reasonable business hours. Such access need not be given to any such set of records more often than once each year. CHOP shall provide Licensee with written notice of its election to inspect and audit the records related to the royalty due hereunder not less than thirty (30) days prior to the proposed date of review of Licensee’s records by CHOP’s auditors. Should the auditor find any underpayment of Royalties or CHOP Sublicense Income by Licensee, Licensee shall (a) promptly pay CHOP the amount of such underpayment, and shall reimburse CHOP for the cost of the audit, should such underpayment equal or exceed five percent (5%) of Royalties or CHOP Sublicense Income paid during the time period audited, and (b) provide such auditors with an audit right exercisable within six (6) months after Licensor receives the audit report. If the auditor finds overpayment by Licensee, then Licensee shall have the right to deduct the overpayment from any future royalties due to CHOP by Licensee or, if no such future royalties are payable, then CHOP shall refund the overpayment to Licensee within thirty (30) days after Licensor receives the audit report. Licensee may designate competitively sensitive information which such auditor may see and review but which it may not disclose to Licensor; provided, however, that such designation shall not restrict the auditor’s investigation or conclusions.

4.13	Taxes. All payments made by Licensee under the Agreement shall be made free and clear of and without any deduction for or on account of any Taxes.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1	Patent Filing Prosecution and Maintenance.

5.1.1	CHOP Patent Rights, [ *** ]. Licensee shall be engaged [ *** ] as client, and CHOP shall be engaged by [ *** ] as an accommodated party, each in accordance with an engagement letter reasonably satisfactory to CHOP and Licensee. Licensee shall control all actions and decisions with respect to the filing, prosecution and maintenance of such CHOP Patent Rights; provided that Licensee may not take any actions that may adversely impact such CHOP Patent Rights without CHOP’s prior written approval and CHOP may take any actions that are necessary to preserve rights if Licensee has failed to do so in a timely fashion. In addition, Licensee will consider any reasonable comments or suggestions by CHOP with respect to the filing, prosecution and maintenance of such CHOP Patent Rights. Licensee will copy, and will instruct [ *** ] to copy, CHOP on all correspondence related to such CHOP Patent Rights (including all copies of patent applications, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) and to interact with CHOP in regards to the preparation, filing, prosecution and maintenance of such CHOP Patent Rights. Licensee has the right to take any action to preserve rights whether or not CHOP has commented, and will not allow any such CHOP Patent Rights for which Licensee is licensed and is underwriting the costs to lapse or become abandoned without providing at least thirty (30) days prior written notice to CHOP and CHOP’s written authorization under this Agreement, except for filing of continuations, divisionals, or the like that substitute for the lapsed application. Control of CHOP Patent Rights (including the right to control all actions and decisions with respect to the filing, prosecution and maintenance) will revert to CHOP upon termination of this Agreement or upon any decision by Licensee to terminate or abandon any CHOP Patent Rights in accordance with Section 5.2.2 or otherwise.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

18

5.1.2	CHOP Patent Rights [ *** ]. CHOP shall control all actions and decisions with respect to the filing, prosecution and maintenance of such CHOP Patent Rights and will consider any reasonable comments or suggestions by Licensee with respect to such. CHOP will instruct [ *** ] to copy Licensee on all correspondence related to such CHOP Patent Rights (including all copies of patent applications, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) and to interact with Licensee in regards to the preparation, filing, prosecution and maintenance of such CHOP Patent Rights. CHOP has the right to take action to preserve rights whether or not Licensee has commented, and will use reasonable efforts to not allow any such CHOP Patent Rights for which Licensee is licensed and is underwriting the costs to lapse or become abandoned without Licensee’s written authorization under this Agreement, except for filing of continuations, divisionals, or the like that substitute for the lapsed application. For clarity, CHOP shall have no requirement to file, prosecute, or maintain such CHOP Patent Rights if Licensee is not current with the Patent Cost obligations as set forth in this Agreement.

5.1.3	Disagreements regarding the filing, prosecution, and maintenance of CHOP Patent Rights will be resolved by the Parties in favor of preserving rights and breadth of claim coverage. If there is a dispute between the Parties relating to the actions and decisions with respect to the filing, prosecution and maintenance of CHOP Patent Rights that cannot be resolved based on the foregoing principle, then the dispute shall first be referred to the chief scientific officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the chief scientific officers shall be conclusive and binding on the Parties. If the chief scientific officers are not able to agree on the resolution of any such issue within thirty (30) days after such issue was first referred to them (or such shorter time period as may be required due to filing, prosecution or maintenance deadlines), then, such dispute shall be handled in accordance with Section 9.9; provided that while any such dispute is ongoing, all actions will continue to be taken in favor of preserving rights and breadth of claim coverage.

5.2	Patent Costs.

5.2.1	Within thirty (30) days of the Effective Date, Licensee will reimburse CHOP for all out-of-pocket costs incurred prior to the Effective Date for the filing, prosecution and maintenance of CHOP Patent Rights, including all accrued attorney fees, expenses, official and filing fees (“Patent Costs”). As of July 10, 2015, Patent Costs are approximately $85,000 US dollars.

5.2.2	Licensee will bear all Patent Costs incurring during the Term. Licensee shall pay [ *** ] directly, and will reimburse CHOP for all costs associated with [ *** ] preparation and prosecution of CHOP Patent Rights, as applicable, for any such Patent Costs within thirty (30) days of receipt of each invoice.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

19

5.2.3	Licensee may terminate its rights in, and obligations with respect to any or all of CHOP Patent Rights by providing written notice to CHOP (“Patent Termination Notice”). Termination of Licensee’s rights in and obligation with respect to such Patent Rights will be effective six (6) months after receipt of such Patent Termination Notice by CHOP. In the event of termination of less than the full CHOP Patent Rights, the non-terminated Rights remain subject to all terms of License. CHOP will use reasonable efforts to curtail Patent Costs chargeable to Licensee under this Agreement after the receipt of the Patent Termination Notice is received. CHOP may prosecute and maintain such Patent Rights at its sole discretion and expense, and such Patent Rights will thereafter not be subject to this Agreement, including the License, and Licensee will have no further rights or license to them.

5.3	Infringement.

5.3.1	If either Party believes that an infringement by a Third Party with respect to any CHOP Patent Right in the Field is occurring or may potentially occur, the knowledgeable Party will provide the other Party with (a) written notice of such infringement or potential infringement and (b) evidence of such infringement or potential infringement (the “Infringement Notice”). During the period in which, and in the jurisdiction where, Licensee has exclusive rights under this Agreement, neither CHOP or Licensee will notify such a Third Party (including the infringer) of infringement or put such Third Party on notice of the existence of CHOP Patent Rights without first obtaining the written consent of the other Party. Both CHOP and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

5.3.2	If infringing activity of potential commercial significance has not been abated within ninety (90) days following the date the Infringement Notice for such activity was provided, then Licensee may institute suit for patent infringement against the infringer in the Field. CHOP may voluntarily join such suit at Licensee’s reasonable expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in such suit. Licensee may not join CHOP in a suit initiated by Licensee without CHOP’s prior written consent. If in a suit initiated by Licensee, CHOP is involuntarily joined other than by Licensee, then Licensee and CHOP may choose mutually agreeable co-counsel, and Licensee will pay any costs incurred by CHOP arising out of such suit, including any legal fees of co-counsel. If CHOP and Licensee choose to employ co-counsel, CHOP and Licensee each may engage separate counsel in addition to co-counsel, at the engaging Party’s expense. Licensee shall be free to enter into a settlement, consent judgment or other voluntary disposition, provided that any settlement, consent judgment or other voluntary disposition that (a) limits the scope, validity or enforcement of CHOP Patent Rights or (b) admits fault or wrongdoing on the part of Licensee or CHOP must be approved in advance by CHOP in writing. Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. CHOP shall provide Licensee notice of its approval or denial within thirty (30) days of any request for such approval by Licensee, provided that, in the event CHOP wishes to deny such approval, such notice shall include a detailed written description of CHOP’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition.

20

5.3.3	If, within one hundred and twenty (120) days following the date the Infringement Notice was provided, infringing activity of potential commercial significance has not been abated and if Licensee has not brought suit against the infringer, then CHOP may, following consultation with and good faith consideration of any Licensee comments, and only if Licensee fails to provide a reasonable basis for its decision, institute suit for patent infringement against the infringer. If CHOP institutes such suit, then Licensee may not join such suit without the prior written consent of CHOP and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of CHOP’s suit or any judgment rendered in such suit.

5.3.4	Notwithstanding Sections 5.3.2 and 5.3.3, in the event that any CHOP Patent Rights are infringed by a Third Party (a) prior to the First Commercial Sale of a Product in the United States or (b) if any of the infringed CHOP Patent Rights are also licensed by CHOP to a Third Party, prior to any enforcement action being taken by either Party regarding such infringement, the Parties shall discuss, and will mutually agree, in writing, as to how to handle such infringement by such Third Party.

5.3.5	In the event that any CHOP Patent Right in the Field is the subject of a Paragraph IV Certification (21 U.S.C. § 355(j)(2)(B)(iv)) or the like, Licensee and CHOP will convene to mutually consider options for response. In the event that CHOP and Licensee cannot come to a mutually agreeable response, Licensee will have unilateral rights to determine how and when respond.

5.3.6	Any recovery or settlement received in connection with any suit in the Field will first be shared by CHOP and Licensee equally to cover any litigation costs of co-counsel. Any remaining recoveries shall be allocated as follows:

(a)	For any portion of the recovery or settlement where Licensee was a party in the litigation, other than for amounts attributable and paid as enhanced damages for willful infringement:

(i)	for any suit that is initiated by Licensee and in which CHOP was not a party in the litigation, CHOP shall receive twenty five percent (25%) of the recovery and Licensee shall receive the remainder; and

(ii)	for any suit that is initiated by Licensee or CHOP and that the other Party joins voluntarily (but only to the extent such voluntary joining is allowed under this Agreement or expressly by the other Party in a separate agreement) or involuntarily, the non-initiating party’s percentage of the total litigation costs incurred by CHOP and Licensee, but in no event shall the non-initiating Party receive less than twenty five percent (25%) of such recovery, while the initiating party shall receive the remainder.

(b)	For any portion of the recovery or settlement paid as enhanced damages for willful infringement where Licensee was a party in the litigation:

(i)	for any suit that is initiated by Licensee and in which CHOP was not a party in the litigation, CHOP shall receive thirty percent (30%) and Licensee shall receive the remainder; and

21

(ii)	for any suit that is initiated by Licensee or CHOP and the other Party voluntarily but only to the extent such voluntary joining is allowed under this Agreement or expressly by the other Party in a separate agreement) or involuntarily, CHOP shall receive fifty percent (50%) and Licensee shall receive the remainder.

(c)	For any portion of the recovery or settlement received in connection with any suit that is initiated by CHOP and in which Licensee was not a party in the litigation, any recovery in excess of litigation costs will belong to CHOP.

5.4	Invalidity or Unenforceability Defenses or Actions.

5.4.1	Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the CHOP Patent Rights by a Third Party of which such Party becomes aware.

5.4.2	Licensee shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the patents in CHOP Patent Rights at its own expense. CHOP may participate in any such claim, suit, or proceeding with counsel of its choice. If Licensee elects not to defend or control the defense of the patents in CHOP Patent Rights in a suit, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then CHOP may, but shall not have the obligation to, conduct and control the defense of any such claim, suit, or proceeding.

5.5	Litigation Costs and Expenses. If CHOP is a party to any suit or action under Sections 5.3 or 5.4, Licensee shall reimburse CHOP for all reasonable costs, expenses, and fees (including reasonable attorneys’ fees), which CHOP incurs as a result of becoming a party to such suit or other action, including any and all costs, expenses and fees (including attorneys’ fees), except if CHOP and Licensee engage separate counsel in addition to co-counsel according to Section 5.4.2. Licensee shall reimburse any and all such costs, expenses and fees within thirty (30) days after receiving an invoice from CHOP.

5.6	Patent Marking. Licensee shall place in a conspicuous location on any Product (or its packaging where appropriate and practicable) made or sold under this Agreement a patent notice in accordance with the Laws concerning the marking of patented articles where such Product is made or sold, as applicable.

5.7	Confidentiality.

5.7.1	Each Party agrees that, for the Term and for five (5) years thereafter, such Party shall (a) use the same degree of care to maintain the secrecy of the Confidential Information of the other Party that it uses to maintain the secrecy of its Confidential Information of like kind but in no case less than a reasonable degree of care, (b) use the Confidential Information only to accomplish the purpose of this Agreement or for audit or management purposes and (c) ensure that any employees, customers, distributors are bound to it by similar obligations of confidence and to make sure such disclosure only as required to accomplish the purposes of this Agreement.

5.7.2	Neither Party will have any confidentiality obligations with respect to Confidential Information belonging to the other Party that:

22

(a)	is or becomes generally available to the public other than as a result of disclosure by the recipient;

(b)	is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;

(c)	is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or

(d)	is obtained by recipient from a Third Party that lawfully obtained it and has not breached any obligations of confidentiality.

5.7.3	A Party may disclose the Confidential Information of the other Party to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing Party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

6.1.1	such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

6.1.2	such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

6.1.3	this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; and

6.1.4	such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

6.2	CHOP Representations and Warranties. CHOP represents and warrants that, subject to Schedule 2.3.2:

6.2.1	CHOP owns or Controls the CHOP Patent Rights;

6.2.2	Hakon Hakonarson is “Hospital Personnel” as per the definition in CHOP’s Patent and Intellectual Property Policy dated July 1, 2009 (“CHOP IP Policy”; copy at Appendix C);

6.2.3	CHOP has the right to grant the licenses set forth in this Agreement;

6.2.4	CHOP’s entry into and performance of this Agreement shall not violate or conflict with any agreement between CHOP and any Third Party; and

23

6.2.5	except for potential rights of the United States Government including under 35 U.S.C. §§200-212, as amended, the CHOP Patent Rights are not subject to the rights of any Third Party that funded the research at CHOP that resulted in the creation of the CHOP Patent Rights.

6.3	Disclaimer of Representations and Warranties.

6.3.1	Other than the representations and warranties provided in Sections 6.1 and 6.2 above,

CHOP MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND EXPLICITLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, INCLUDING WITH RESPECT TO ANY ACCURACY, COMPLETENESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, VALIDITY OR NON-INFRINGEMENT FOR THE TECHNOLOGY, CHOP PATENT RIGHTS, CHOP KNOW HOW, LICENSE AND ANY PRODUCT. LICENSEE ACCEPTS CHOP PATENT RIGHT AND CHOP KNOW-HOW “AS IS” AND CHOP DOES NOT OFFER ANY GUARANTEE OF ANY KIND.

6.3.2	Furthermore, nothing in this Agreement will be construed as:

(a)	A representation or warranty by CHOP as to the validity or scope of any CHOP Patent Right;

(b)	A representation or warranty that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of Third Parties;

(c)	Obligating CHOP to bring or prosecute actions or suits against Third Parties for patent, copyright or trademark infringement;

(d)	Conferring by implication, estoppel or otherwise any license or rights under any Patent Rights of CHOP other than CHOP Patent Rights as defined herein, and regardless of whether such Patent Rights are dominant or subordinate to CHOP Patent Rights.

6.4	Covenants of Licensee.

6.4.1	Licensee and its Affiliates will not, directly or indirectly (including where done by a Third Party on behalf of Licensee or its Affiliates, at the urging of Licensee or its Affiliates or with the assistance of the Licensee or its Affiliates) challenge the validity, scope, or enforceability of or otherwise oppose any CHOP Patent Right, provided that if any CHOP Patent Right is asserted against Licensee or its Affiliate for activities authorized under this Agreement, then such Licensee or its Affiliates is entitled to all and any defenses available to it including challenging the validity or enforceability of such Patent Right. In the event of breach of this Section 6.4.1, the royalty rates set forth in the table in Section 4.3.1 shall immediately double unless and until a court of competent jurisdiction finally finds (without the possibility of appeal) all CHOP Patent Rights to be invalid or unenforceable.

24

6.4.2	Licensee will comply with all Laws that apply to its activities or obligations under this Agreement. For example, Licensee will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of the agency.

6.4.3	Licensee will not grant a security interest in the License or this Agreement.

ARTICLE 7

INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY

7.1	Indemnification by Licensee.

7.1.1	Licensee shall indemnify CHOP and its current and former directors, governing board members, trustees, officers, faculty, students, fellows, employees, consultants, contractors and agents and their respective successors, heirs and assigns (the “CHOP Indemnitees”) from and against any and all liability, damage, loss, demands, cost or expense (including reasonable attorneys’ fees), including bodily injury, risk of bodily injury, death and property damage to the extent arising out of claims or suits related to (a) Licensee, Affiliate or Sublicensee or their customers activities related to Products, Patent Rights, CHOP Patent Rights or CHOP Know-How, (b) this Agreement or any Sublicense, including (i) the development, design, testing, use, manufacture, packaging, promotion, import, export, distribution, lease, sale or other disposition of any Product (including any product liability claim), (ii) any enforcement action or suit brought by Licensee against a Third Party for infringement of CHOP Patent Rights, (iii) any claim by a Third Party that the practice of CHOP Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such Third Party, (iv) any breach of this Agreement or Laws by Licensee, its Affiliates or Sublicensees, and (c) Licensee’s negligence, omissions or willful misconduct, provided that Licensee’s obligations pursuant to this Section 7.1 shall not apply to the extent such claims or suits result from the gross negligence or willful misconduct of CHOP.

7.1.2	CHOP shall: (a) promptly notify Licensee as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; provided that any failure to provide such prompt notice shall not relieve Licensee of any of its obligations hereunder except and only to the extent Licensee is prejudiced thereby; (b) reasonably cooperate, and cause the individual CHOP Indemnitees to reasonably cooperate, with Licensee in the defense, settlement or compromise of such claim or suit; and (c) permit the Licensee to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel reasonably acceptable to CHOP. In no event, however, may Licensee compromise or settle any claim or suit in a manner which (a) admits fault or negligence on the part of CHOP or any other CHOP Indemnitee; or (b) commits CHOP or any other CHOP Indemnitee to take, or forbear to take, any action, without the prior written consent of CHOP.

7.1.3	Notwithstanding Section 7.1.2 above, in the event that CHOP believes in good faith that a bona fide conflict exists between Licensee and CHOP or any other CHOP Indemnitee with respect to a claim or suit subject to indemnification hereunder, then CHOP or any other CHOP Indemnitee shall have the right in defending against any such claim or suit itself, including by selecting its own counsel, and Licensee will not be required to pay for any fees and expenses incurred by CHOP.

7.2	Insurance.

7.2.1	Licensee, at its sole cost and expense, must insure its activities in connection with the work under this Agreement and obtain, and keep in force and maintain Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

(a)	Each occurrence	$[ *** ]
(b)	General aggregate	$[ *** ]

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

25

Prior to the commencement of clinical trials, if applicable, involving Product:

(c)	Clinical Trial coverage	$[ *** ]

Prior to the First Commercial Sale of a Product:

(d)	Product Liability	$[ *** ]

CHOP may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 7.2.1, and has the right to require Licensee to adjust the limits in CHOP reasonable discretion

7.2.2	If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement.

7.2.3	Licensee expressly understands, however, that the coverages and limits in Section 7.2.1 do not in any way limit Licensee’s liability or indemnification obligations. Licensee’s insurance will:

(a)	Be issued by an insurance carrier with an A.M. Best rating of “A” or better;

(b)	Provide for thirty (30) day advance written notice to CHOP of any modification;

(c)	State that CHOP is endorsed as an additional insured with respect to the coverages in Section 7.2.1; and

(d)	Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self insurance carried or maintained by CHOP.

7.2.4	Licensee must furnish to CHOP with (a) valid certificate of insurance evidencing compliance with all requirements of this Agreement and (b) additional insured endorsements for Licensee’s applicable policies naming “The Children’s Hospital of Philadelphia” as an additional insured. Licensee must furnish both documents within thirty (30) days of the Effective Date, once per year thereafter and at any time there is a modification in such insurance.

7.3	LIMITATION OF LIABILITY. EXCEPT FOR LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7.1, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

26

ARTICLE 8

TERM AND TERMINATION

8.1	Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated sooner as provided below, shall continue in full force and effect until the expiration of the Royalty Term. Upon expiration of the Term, the licenses granted to Licensee under Section 2 shall automatically become non-exclusive, perpetual, irrevocable, fully paid-up and royalty-free and shall remain subject to the provisions of Section 2.3.

8.2	Termination by Licensee for Convenience. At any time during the Term, Licensee may, at its convenience, terminate this Agreement upon providing at least six (6) months prior written notice to CHOP of such intention to terminate.

8.3	Termination by CHOP for Cause.

8.3.1	Termination for Breach of Diligence Obligations. If Licensee fails to fulfill its obligations under Sections 3.1 or 3.2 (including the failure to achieve any Diligence Event by the corresponding Achievement Date, as may be amended pursuant to Section 3.2.3), CHOP may provide written notice to Licensee of such failure. If Licensee fails to address such failure to the reasonable satisfaction of CHOP within three (3) months of receiving such written notice, CHOP may, upon written notice to Licensor, terminate this Agreement (a) in its entirety or (b) if such failure is with respect to a given Indication, terminate this Agreement with respect to such Indication.

8.3.2	Termination for Other Material Breach. If Licensee materially breaches any of its material obligations under this Agreement other than those covered in Section 8.3.1 above, CHOP may give to Licensee a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement. If such breach is not cured within thirty (30) days of such notice, such termination shall become effective upon a notice of termination by CHOP thereafter. For clarity, such breach of a material obligation includes:

(a)	failure to deliver to CHOP any payment at the time or times that such payment is due to CHOP under this Agreement;

(b)	failure to provide reports as set forth in Sections 3.3.1 and 4.7;

(c)	failure to possess and maintain insurance as set forth in Section 7.2;

(d)	grant of a sublicense under the CHOP Patent Rights or CHOP Know-How that is not in accordance with the terms of this Agreement;

(e)	failure to terminate a Sublicense upon written request of CHOP where Sublicensee is in breach of the obligations on it pursuant to (i) Sections 2.4.2(a), 2.4.2(d), 2.4.2(g) and 2.4.2(i) and fails to cure such breach within thirty (30) days of being notified of such breach and (ii) Section 2.4.2(e).

27

8.3.3	Termination for Patent Challenge. In addition to all other remedies available to it, CHOP may terminate this Agreement, upon written notice, with immediate effect, upon a breach of Section 6.4.1.

8.3.4	Termination for Insolvency. CHOP may terminate this Agreement, upon written notice, with immediate effect if, at any time, Licensee files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Licensee or of its assets, or if Licensee proposes a written agreement of composition or extension of its debts, or if Licensee is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within ninety (90) days after the filing thereof, or if Licensee proposes or is a party to any dissolution or liquidation, or if Licensee makes an assignment for the benefit of its creditors of all or substantially all its assets (in each case, a “Bankruptcy Action”).

8.3.5	Termination for Breach of Purchase Agreement. If the transaction for the purchase of Licensee contemplated by the Purchase Agreement is consummated, and Medgenics, its Affiliates, successors or assigns fails to pay CHOP an amount due under Article II of the Purchase Agreement by the applicable due date, CHOP may give Medgenics written notice of such failure in accordance with the Purchase Agreement (such amount, the “Claimed Amount Due”). If Medgenics pays the Claimed Amount Due in accordance with the terms of the Purchase Agreement, CHOP shall have no right to terminate this Agreement. If Medgenics disputes the Claimed Amount Due pursuant to the terms of Section 2.5 of the Purchase Agreement, the dispute shall be subject to the dispute procedures set forth in Section 2.5(g) of the Purchase Agreement. If the result of such formal dispute resolution process is that Medgenics is ordered to pay CHOP in a final order from which no appeal can be taken or is taken within the deadline to take such appeal, then Medgenics shall make the required payment pursuant to the terms of the Purchase Agreement. If such required payment is not paid pursuant to the terms of the Purchase Agreement, then CHOP may deliver notice to Medgenics specifying the nature of the default and stating its intention to terminate this Agreement. If such required payment is not made by Medgenics within ninety (90) days of such notice, such termination of this Agreement shall become effective upon a notice of termination by CHOP thereafter.

8.4	Effects of Termination.

8.4.1	Notwithstanding the termination or expiration of this Agreement, the following provisions shall survive termination or expiration: Article 1, Section 2.7, Section 4.1, Sections 4.8 - 4.12, Section 5.7, Article 6, Article 7, Sections 8.1 and 8.4, and Article 9.

8.4.2	Upon the effective date of termination of this Agreement, all rights and licenses granted by CHOP hereunder shall terminate and Licensee shall cease all activities that use or derive from the CHOP Know-How or would infringe the CHOP Patent Rights. If Licensee violates this Section 8.4.2 and continues such activities, in addition to all other remedies available to CHOP under Law or this Agreement, Sections 4.2, 4.3, 4.4, 4.5.1, 4.6, 4.7, and 4.13 shall also survive termination of this Agreement and Licensee shall continue to pay all Milestone Payments, Royalties and Annual Maintenance Fees applicable to such ongoing activities following termination.

28

8.4.3	Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (a) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) as soon as reasonably practicable, deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Law, or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

8.4.4	Termination of this Agreement shall not relieve the Parties of any obligation or liability that, at the time of termination, has already accrued hereunder, or which is attributable to a period prior to the effective date of such termination. Termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

8.4.5	Upon termination of this Agreement for any reason, Licensee shall promptly pay all amounts owed to CHOP under this Agreement before the earlier of (a) sixty (60) days from the effective date of termination or (b) the due date for such payment in accordance with the terms of this Agreement.

8.4.6	If this Agreement is terminated for any reason, all outstanding Sublicenses (including all Sublicense Documents for each Sublicense) not in default will be, in CHOP’s sole discretion either (a) assigned by Licensee to CHOP or (b) terminated. Each assigned Sublicense will remain in full force and effect with CHOP as the licensor instead of Licensee, but the duties and obligations of CHOP under the assigned Sublicenses will not be greater than the duties of CHOP under this Agreement, and the rights of CHOP under the assigned Sublicenses will not be less than the rights of CHOP under this Agreement, including all financial consideration and other rights of CHOP. CHOP may, at its sole discretion, amend such outstanding Sublicenses to contain the terms and conditions found in this Agreement.

8.4.7	If this Agreement is terminated for any reason, the following shall apply with regard to Products:

(a)	Licensee shall assign to CHOP, at Licensee’s sole cost and expense, all rights, title and interest of Licensee in and to (i) all regulatory approvals and applications therefor and all pricing and reimbursement approvals pertaining to Products (ii) all trademarks (including, without limitation, the goodwill associated with such trademarks) used to brand the Products and (iii) any copyrights to the extent necessary or useful for marketing or commercialization of the Products.

29

(b)	Licensee shall transfer to CHOP, at Licensee’s sole cost and expense, copies of all non-clinical and clinical data and material regulatory correspondence of Licensee relating to the Products.

(c)	Licensee agrees to grant, and hereby does grant, to CHOP a perpetual, irrevocable, worldwide, exclusive (even as to Licensee), fully paid up, royalty-free and fully transferable and sublicensable license under all Patent Rights and other intellectual property rights Controlled by Licensee to the extent necessary or useful to make, use, sell, offer for sale or import the Products.

(d)	Licensee shall furnish CHOP with reasonable cooperation to assure a smooth transition of any clinical or other studies in progress related to Product, CHOP Patent Rights or CHOP Know-How that CHOP determines to continue.

(e)	Licensee shall have the right to dispose of all previously made or partially made Products within a period of one hundred and eighty (180) days following the effective date of any such termination; provided, however, that the sale of such Products shall be subject to the terms of this Agreement including the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.

ARTICLE 9

ADDITIONAL PROVISIONS

9.1	Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

9.2	Third Party Beneficiary. The Parties agree that each Sublicensee is a third party beneficiary of this Agreement with respect to Section 8.4.6.

9.3	Use of Names. Licensee, its Affiliates and Sublicensees may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of CHOP or any CHOP school, organization, employee, student or representative, without the prior written consent of CHOP. Notwithstanding the foregoing, Licensee may use the name of CHOP in a non-misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee as related to Product, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the CHOP Patent Rights has been licensed by Licensee from CHOP, and to inform a reader of the identity and published credentials of Inventors of the Technology, and (b) any securities reports required to be filed with the Securities and Exchange Commission.

9.4	No Discrimination. Neither CHOP nor Licensee will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status

30

9.5	Successors and Assignment.

9.5.1	The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.

9.5.2	Licensee may not assign or transfer this Agreement or any of Licensee’s rights or obligations created hereunder, by operation of law or otherwise, without the prior written consent of CHOP. Notwithstanding the foregoing, no such consent shall be required in connection with an assignment to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of all or substantially all the business of Licensee to which this Agreement relates; provided that, in the case of successors other than Medgenics pursuant to the Purchase Agreement, Licensee provides prompt notice to CHOP of such proposed assignment and evidence reasonably satisfactory to CHOP that such proposed assignee is able to perform the obligations of Licensee under this Agreement. Any permitted assignee shall assume all obligations of Licensee under this Agreement.

9.5.3	Any assignment not in accordance with this Section 9.5 shall be void.

9.6	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.7	Entire Agreement of the Parties; Amendments. This Agreement, the Appendices and Schedules hereto, the Equity Issuance Agreement and the Purchase Agreement constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter including the Option Agreement. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

9.8	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the Commonwealth of Pennsylvania.

9.9	Dispute Resolution. If a dispute arises between the Parties concerning this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the Parties are unable to resolve such dispute amicably, then the Parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania.

9.10	Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address, facsimile number, or e-mail as shown below or such other address, e-mail, or facsimile number as such Party shall have last given by notice to the other Party. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile or e-mail, upon receipt of confirmation of transmission provided that a confirming copy of such notice is sent by certified mail, postage prepaid, return receipt requested.

31

For CHOP	with a copies to:

The Children’s Hospital of Philadelphia	Abrahamson Research Center
Research Institute	The Children’s Hospital of Philadelphia
Officer of Technology Transfer	Office of General Counsel
3501 Civic Center Blvd., Suite 2200	34th & Civic Center Blvd
Philadelphia, PA 19104	Philadelphia, PA, 19104
Attention: Director, Technology Transfer	Attention: Deputy General Counsel
Fax: (215) 590-5484

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540-6241
Attention: Steven M. Cohen
Fax No.: (877) 432-9652

For Licensee:	with copies to:
NeuroFix, LLC	Fox Rothschild LLP
c/o Philip Harper	747 Constitution Drive, Suite 100
1877 Covered Bridge Road	P.O. Box 673
Malvern, PA 19355	Exton PA 19341-0673
Fax: (610) 647-5095	Attention: Michael S. Harrington, Esquire
Email: philipharper173@gmail.com	Fax: (610) 458-7337
Email: mharrington@foxrothschild.com

with copies to:	and
Medgenics, Inc.	Pepper Hamilton LLP
435 Devon Park Drive, Building 700	3000 Two Logan Square
Wayne, PA 19087	18th & Arch Streets
Attention: Scott Applebaum, Esquire	Philadelphia, PA 19103
Fax No.: (610) 717-3390	Attention: Brian M. Katz, Esquire
Fax: (215) 981-4750

9.11	Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

9.12	Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

32

9.13	Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Unless the context otherwise requires, countries shall include territories. References to any specific Law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement Law thereto.

9.14	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

THE CHILDREN’S HOSPITAL OF		NEUROFIX , LLC
PHILADELPHIA

By:	/s/ Madeline Bell	By:	/s/ Philip R. Harper
	Name: Madeline Bell		Name: Philip R. Harper
	Title: President & CEO		Title: President & CEO

33

Schedule 1.1

Diligence Events and Achievement Dates

ADHD

Diligence Event	Achievement Date
Initiation of Phase II in the United States	The 18 month anniversary of the Effective Date
Initiation of Phase III in the United States or a pivotal	The fourth anniversary of the Effective Date
Phase II if the FDA determines Phase III is not required
First Commercial Sale of Product	The sixth anniversary of the Effective Date

SECOND INDICATION

Diligence Event	Achievement Date
Initiation of Phase I in the United States	The 18 month anniversary of the Effective Date
If Phase I results are such that Phase II should be initiated:	The third anniversary of the completion of Phase I
Initiation of Phase II in the United States

Schedule 1.4

CHOP Patent Rights

1.	[ *** ]
	•	US Provisional Patent Application Serial Number [ *** ];
	•	US Provisional Patent Application Serial Number [ *** ];
	•	PCT Patent Application Serial Number [ *** ];
	•	Australia Patent Application Serial Number [ *** ];
	•	Canada Patent Application Serial Number [ *** ];
	•	European Patent Application Serial Number [ *** ];
	•	Japan Patent Application Serial Number [ *** ];
	•	US Patent Application Serial Number [ *** ].

2.	[ *** ]
	•	US Provisional Patent Application Serial Number [ *** ];
	•	PCT Patent Application Serial Number [ *** ];
	•	US Patent Application Serial Number [ *** ].

3.	[ *** ]
	•	Any patent claim that issues from US Patent Application Serial Number [ *** ];
	•	Any US or foreign patent claim that issues from an application that claims priority to US Patent Application Serial Number [ *** ].

4.	US provisional patent application based on the invention disclosure received by CHOP’s Office of Technology Transfer on [ *** ], reference number [ *** ], related to [ *** ], filed in the United States Patent and Trademark Office on [ *** ].

5.	US provisional patent application based on the invention disclosure received by CHOP’s Office of Technology Transfer on [ *** ], reference number [ *** ] related to [ *** ], filed in the United States Patent and Trademark Office on [ *** ].

6.	US provisional patent application based on the invention disclosure received by CHOP’s Office of Technology Transfer on [ *** ], reference number [ *** ], related to [ *** ], filed in the United States Patent and Trademark Office on [ *** ].

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

7.	US provisional patent application based on the invention disclosure received by CHOP’s Office of Technology Transfer on [ *** ], reference number [ *** ],a related to [ *** ], including [ *** ], filed in the United States Patent and Trademark Office on [ *** ].

8.	Any additional Patent Rights covering NFC-1 Trial IP, to the extent that CHOP owns or controls such Patent Rights.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Schedule 2.3.2

Third Party Rights

I. Third Party License

The following rights have been granted to a Third Party and are expressly excluded from this Agreement:

Patents

The following CHOP intellectual property is currently exclusively licensed, worldwide, in all fields of use:

1.	The following applications:

a.	PCT patent application serial no. [ *** ], entitled [ *** ], which claims priority to U.S. provisional patent application serial no. [ *** ], [ *** ] and U.S. provisional patent application serial no[ *** ], filed [ *** ];

b.	PCT patent application serial no. [ *** ], entitled [ *** ], which claims priority to U.S. provisional patent application serial no. [ *** ], filed [ *** ].

c.	all patent applications and patents that may be based on, or derived from CHOP OTT ID Number [ *** ] by [ *** ] dated [ *** ], entitled [ *** ] ("CHOP disclosure [ *** ]”), and an associated schedule of Copy Number Variants, including US application [ *** ].

d.	all applications from which such applications and patents claim priority, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

2.	All i) continuations-in-part of above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; and iv) any reissues, reexaminations, and extensions of all such patents, including US Application [ *** ], subject to 4 below;

3.	All counterpart foreign applications and patents to the above.

4.	The license does not include the claims of 2 or 3 above, to the extent that such claims are directed to new matter that is not the subject matter disclosed in 1 above.

Know-How

The following CHOP intellectual property is currently non-exclusively licensed, worldwide, to the extent necessary or useful to practice Technologies. “Technologies” mean any service, process, and/or product which, in the course of manufacture, use, or sale would, in the absence of a license to the above patent rights, infringe or would induce infringement of, or constitute contributory infringement of, one or more claims covering the above that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

1.	discoveries, data, information, processes, methods, techniques, materials, cell lines, molecules, compounds, technology, results or other know-how, whether or not patentable, that is necessary or useful for the manufacture, use, commercial development, or sale of Technologies.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Improvements

In addition to the above licenses, CHOP granted an option to include CHOP's patent rights in any inventions conceived and reduced to practice: (i) directly relate to and directly involve the subject matter of the above patent rights and (ii) arise directly from research performed at CHOP by or under the supervision of, or in the laboratories of, any of the inventors named in the above patent rights (any such invention an "Improvement"). Such Improvements may include, for example, surrogate markers of those markers already described in the above patent rights, but shall expressly not include (i) new independent markers identified in research performed at CHOP and (ii) intellectual property conceived and reduced to practice in a certain Sponsored Research Agreement.

[    ***    ].

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Appendix A

Purchase Agreement

(Please see attached)

Appendix B

Equity Issuance Agreement

MEMBERSHIP INTEREST ISSUANCE AGREEMENT

THIS MEMBERSHIP INTEREST ISSUANCE AGREEMENT (this “Agreement”) is made on this 9th day of September, 2015, by and between neuroFix, LLC, a Delaware limited liability company (“Company”), and The Children’s Hospital of Philadelphia, a Pennsylvania non-profit corporation (“CHOP”).

WHEREAS, Company, neuroFix Therapeutics, Inc. (“Parent”), CHOP and Medgenics, Inc., a Delaware corporation (“Medgenics”), anticipate entering into an Equity Interest Purchase Agreement (the “Purchase Agreement”) prior to which Parent has agreed to transfer to Company substantially all of its assets and liabilities, and Company has agreed to issue to CHOP a 20% membership interest in Company;

WHEREAS, immediately prior to the “Effective Time” (as defined below), Parent contributed substantially all of its assets and liabilities to Company pursuant to that certain Contribution Agreement between Parent and Company dated as of even date herewith (the “Contribution Agreement”); and

WHEREAS, as of the Effective Time, Company and CHOP are entering into a License Agreement, and in connection therewith Company desires to issue to CHOP, and CHOP desires to receive from Company, a 20% membership interest in Assignee pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1.          Issuance of Membership Interest; Capitalization. Subject to the terms and conditions hereof, as of the Effective Time, Company hereby issues to CHOP, and CHOP hereby agrees to accept from Company, a 20% membership interest in Company (the “Membership Interest”). Immediately following such issuance, Parent shall own an 80% membership interest in Company.

2.          Effective Time. The transactions contemplated by this Agreement shall become effective immediately after the consummation of the transactions contemplated by the Contribution Agreement and immediately prior to the closing of the transactions contemplated by the Purchase Agreement (the “Effective Time”).

3.          No Operating Agreement; Restrictions. The parties acknowledge and agree that because CHOP will own the Membership Interest for a moment in time prior to the consummation of the transactions contemplated by the Purchase Agreement, no Operating Agreement of Company shall be entered into by Parent and CHOP. Company agrees that it shall not issue any membership interest in Company other than as contemplated by this Agreement. Parent and CHOP agree to not transfer their respective membership interests except to Medgenics in connection with the Purchase Agreement. CHOP acknowledges and agrees that Company is not making any representations or warranties regarding Company’s business or otherwise in connection with the issuance set forth herein.

4.           CHOP Representations. In connection with the grant of the Membership Interest hereunder, CHOP represents and warrants to Company as follows:

(a)          CHOP is aware of Company’s financial condition and has acquired sufficient information about Company to reach an informed and knowledgeable decision to acquire the Membership Interest.

(b)          CHOP understands that the Membership Interest have not been registered under the Securities Act of 1933, as amended.

(c)          CHOP understands that CHOP may suffer tax consequences as a result of CHOP’s acquisition or disposition of the Membership Interest. CHOP represents that CHOP has consulted any tax and legal advisors that CHOP deems advisable in connection with the acquisition or disposition of the Membership Interest and that CHOP is not relying on Company for any tax advice.

5.           Company Representations. In connection with the grant of the Membership Interest hereunder, Company represents and warrants to CHOP that Company has no assets or liabilities except for the “Contributed Assets” (as defined in the Contribution Agreement), the “Assumed Liabilities” (as defined in the Contribution Agreement), the Contribution Agreement and this Agreement.

6.           Miscellaneous.

(a)          Assignment; Successors and Assigns. No party may assign any of its rights under this Agreement to any third party (whether by operation of law or otherwise) without the prior written consent of the other party. Any assignment of this Agreement shall not relieve the assigning party of its obligations hereunder. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, and survives the execution and delivery hereof.

(b)          Entire Agreement. This Agreement, the Purchase Agreement and the documents delivered pursuant hereto and thereto constitute the entire agreement of the parties with respect to the subject matter hereof.

(c)          Notices. Any notices given in connection with this Agreement shall be in writing and shall be delivered as set forth in Section 13.5 of the Purchase Agreement.

(d)          Amendment; Waiver. This Agreement may be amended or modified only by an instrument in writing by the parties hereto. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver is validly and sufficiently authorized if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

(e)          Partial Invalidity. Wherever possible, each provision hereof is to be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

(f)          Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed is to be deemed to be an original but all of which taken together will constitute one and the same instrument.

(g)          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware. The parties hereby consent to the exclusive jurisdiction and venue of the state courts located in Delaware and the federal courts of the United States District Court for the District of Delaware for any claims arising under this Agreement. Under no circumstances will any party assert any claim or cause of action in any state or federal court outside of the foregoing.

[signature page follows]

IN WITNESS WHEREOF, this Membership Interest Issuance Agreement has been executed by the parties on the date first written above.

NEUROFIX, LLC

By:
Name:
Title:

THE CHILDREN’S HOSPITAL OF PHILADELPHIA

By:
Name:
Title:

Appendix C

CHOP IP Policy

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 1 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

PURPOSE

To provide a policy that governs the treatment of Intellectual Property.

POLICY

The Hospital strives to be a world leader in the advancement of health care for children by integrating excellent patient care, innovative research, and quality professional education into all of its programs. Although the Hospital does not undertake these activities principally for the purpose of developing Intellectual Property, Intellectual Property may result from these activities. In promulgating this policy, the Hospital seeks to achieve certain objectives, including: (a) encouraging research and scholarship by Hospital Personnel; (b) where appropriate, promoting the protection of Intellectual Property that may arise in the course of Hospital activities; (c) serving the public interest by making Intellectual Property available to the public at the earliest appropriate time; (d) encouraging the earliest possible disclosure of specific Intellectual Property to the Hospital in order to avoid the unintended forfeiture of rights and to expedite the public availability of the Intellectual Property; (e) defining the rights and obligations of Hospital Personnel and of the Hospital with respect to Intellectual Property; (f) generating funds for scientific investigation, clinical innovation, and research; and (g) providing an administrative function that can assist in the administration of this policy, including evaluating Intellectual Property, appraising and determining the relative rights and equities of parties involved in the creation of Intellectual Property, overseeing the filing of Patent and Copyright applications and related documents, promoting the licensing of Intellectual Property, assisting in obtaining funds for research that may result in the creation or further development of Intellectual Property, and otherwise promoting the fair and uniform application of this policy.

SCOPE

This policy applies to all Trustees, directors, officers, members of Board committees, employees, members of the Medical Staff, and Scientists engaged in research under the auspices, of The Children's Hospital of Philadelphia, including The Children’s Hospital of Philadelphia Research Institute, the CHOPPA Practice Plans (currently Children’s Anesthesiology Associates, Children’s Health Care Associates, Children’s Surgical Associates, Radiology Associates of Children’s Hospital, and their New Jersey affiliates), and entities controlling, controlled by or under common control with The Children's Hospital of Philadelphia, including, without limitation, The Children's Hospital of Philadelphia Foundation (together, the “Hospital”), and others who conduct research or develop Intellectual Property using Hospital Facilities, Hospital Funds, and/or other Hospital Resources, including, without limitation, students, residents, fellows, post-docs, trainees, technicians, scientists, physicians, nurses, employees, administrators, occupants of the Hospital laboratories, volunteers of the Hospital, and all persons whose grants, contracts or other funds are administered by the Hospital, and/or whose salaries are paid directly, or indirectly, by the Hospital, including indirectly through a University of Pennsylvania account (all such persons under referenced Scope, “Hospital Personnel”).

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 2 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

RELATED POLICIES

Administrative Policy Manual	No. A-3-1	Conflicts of Interest
Administrative Policy Manual	No. A-3-5	Confidentiality of Patient and Institutional Information
Administrative Policy Manual	No. A-3-7	Interactions with Vendors

DEFINITIONS

A.	“2000 Policy” has the meaning set forth in Section II. Q.

B.	"Author" means the creator of a Work, however fixed, including the creator of a copyrightable Work and/or the creator of Software.

C.	“Biological Materials” means any and all tissue, fluid, material, matter or section derived from a biological source, and any part or derivative arising from or based on any of the foregoing, including, without limitation, amino acid sequences, antibodies, blood, cells, cell lines, clones, genetic constructs, germplasm, hybridomas, nucleic and ribonucleic acid sequences, organic reagents, organisms and recombinant organisms, peptides, plasma, plasmids, proteins, urine, and vectors).

D.	"Copyright" means the form of protection, ownership and control of the intellectual property in a Work that is subject to the copyright laws of the United States (applicable state law and/or Title 17 of the U.S. Code) and/or foreign jurisdictions.

E.	“Confidential Information” means any and all information, in whatever form (regardless of media or format, including without limitation, oral, electronic or on paper), whether technical or non-technical in nature (whether or not patentable), that is or relates to, directly or indirectly, non-public Hospital business information, non-public research information, vendor Trade Secrets or other confidential Hospital information, including, without limitation, Data and Inventions.

F.	“Data” means any and all data, information and results, in whatever form (regardless of media or format, including without limitation, oral, electronic or on paper), whether technical or non-technical (whether or not patentable), and in each case, any records thereof, including, without limitation, protected health information (PHI), research protocols (clinical and non-clinical), research plans, statements of work, technical specifications, procedures, laboratory notebooks, research results, materials, processes, techniques, methods, know-how, show-how, and collections of materials (such as libraries, registries and databases).

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 3 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

G.	“Effective Disclosure Date” means for purposes of Section II.Q. the earliest of the following dates (as supported by contemporaneous written record, fixed in a tangible or intangible form, regardless of media or format, including without limitation, oral, electronic or on paper): (i) conception, actual reduction to practice, creation and/or development of Intellectual Property; (ii) disclosure of Intellectual Property to the IPA in accordance with Section II.B.; (iii) protection of Intellectual Property (such as by the filing of a Patent or Copyright); or (iv) third party licensing or commercialization.

H.	“Effective Policy Date” has the meaning set forth in Section II. Q.

I.	"Gross Income" means all monies received by the Hospital from its ownership or administration of Intellectual Property of Hospital Personnel, including royalties, lump sum payments and milestone payments paid in consideration for the use of Intellectual Property, but excluding sponsored research or similar payments and payments intended to reimburse the Hospital for past or future expenses, less any monies that the Hospital is required to pay to sponsoring organizations, co-owners of the subject Intellectual Property and others with a claim of right to such monies.

J.	“Hospital” means The Children's Hospital of Philadelphia, including The Children’s Hospital of Philadelphia Research Institute, the CHOPPA Practice Plans (currently Children’s Anesthesiology Associates, Children’s Health Care Associates, Children’s Surgical Associates, Radiology Associates of Children’s Hospital, and their New Jersey affiliates), and entities controlling, controlled by or under common control with The Children's Hospital of Philadelphia, including, without limitation, The Children's Hospital of Philadelphia Foundation.

K.	““Hospital Facilities” means any facility owned, leased, licensed or otherwise in the possession of the Hospital.

L.	“Hospital Funds" means funds that are owned, held in trust by or for, or administered by the Hospital, regardless of their origin. Such funds include, but are not limited to, Hospital operating funds, Board-restricted funds, investment funds, endowments, amounts received by the Hospital from contracts or grants, including sub-contracts or sub-grants, amounts received by the Hospital from contributions, gifts or awards and any income resulting from any of them.

M.	“Hospital Personnel” means Trustees, directors, officers, members of Board committees, employees, members of the Medical Staff, Scientists engaged in research under the auspices, of the Hospital and others who conduct research or develop Intellectual Property using Hospital Facilities, Hospital Funds, and/or other Hospital Resources, including, without limitation, students, residents, fellows, post-docs, trainees, technicians, scientists, physicians, nurses, employees, administrators, occupants of the Hospital laboratories, volunteers of the Hospital, and all persons whose grants, contracts or other funds are administered by the Hospital, and/or whose salaries are paid directly, or indirectly, by the Hospital, including indirectly through a University of Pennsylvania account.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 4 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

N.	“Hospital Resources” means Hospital Facilities, Hospital Funds, property or other tangible or intangible assets or resources of the Hospital, such as Hospital equipment, inventory, Intellectual Property owned by or licensed to the Hospital, and/or Hospital Personnel during periods when Hospital Personnel are acting within the scope of their relationship with the Hospital or are using Hospital Facilities, Hospital Funds, or other Hospital Resources, including without limitation other Hospital Personnel.

O.	“Institutional Work” has the meaning set forth in Section I.E.2.

P.	“Intellectual Property” means any and all creations of the mind, including, without limitation, (i) Biological Materials, (ii) Confidential Information, (iii) Data, (iv) Inventions, (v) Patents, (vi) Works, (vii) Service Marks and Trademarks, and (viii) Trade Secrets, and for each of the foregoing, any and all rights that may arise or result from Intellectual Property, including, without limitation, Patent Rights, Copyright, and any other associated right arising from or under Intellectual Property.

Q.	“Invention” means (whether or not patentable) any new and useful idea, invention, know-how, process, show-how, technology, Software or discovery of any apparatus, composition of matter, design device, formulation, machine, manufacture, method of making, method (such as diagnostic or therapeutic), process, new use, new life forms, or any variety of plant, and for each of the foregoing, any improvement, enhancement, progeny, product, variant or derivative thereof or resulting therefrom.

R.	“Inventor” means an individual who, individually or jointly, conceives of a definite and permanent idea of the complete and operative Invention such that it is capable of being reduced to practice, or otherwise inventively contributes to the conception of an Invention, and in any case, an individual who meets the criteria for inventorship under United States Patent laws.

S.	“IPA” means the Institutional Intellectual Property Administrator, as described more fully in Section IV.

T.	“IIPAC” means the Internal Intellectual Property Advisory Committee.

U.	"Net Income" means Gross Income minus the total of all costs relating to the protection and commercialization of Intellectual Property, including without limitation: (i) the preparation, filing and maintenance fees and costs, legal fees and other costs relating to the protection of Intellectual Property, including with respect to Patents or Copyrights, (ii) costs relating to the enforcement and/or defense of Intellectual Property, including without limitation, costs associated with litigation, disputes, legal advice and representation, judgments, settlements, fines, and assessments; (iii) costs relating to the commercialization of Intellectual Property, including without limitation, production, advertising, marketing, and marketability search expenses, and (iv) other costs incurred by the Hospital attributable to Intellectual Property.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 5 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

V.	Patent” includes (i) one or more patents, certificates of invention, registration or other form of protection for an Invention issued by any government or governmental agency, domestic and foreign, including, without limitation, re-exams, reissues, corrections and extensions thereof, (ii) all related patent applications filed, pending and/or published, including, without limitation, provisionals, continuations, divisions continuations-in-part, re-examinations, any Patent Cooperation Treaty (PCT) application filed or to be filed and all national stage applications filed therefrom, (iii) and for each of (i) and (ii) all Patent Rights therein and thereto. The term "Patent" does not include Copyrights, photographs or images or textual materials that do not qualify for Patent protection under United States law.

W.	“Patent Rights" means all rights, title, and interest in, to and under any Invention or Patent and associated rights therein and thereto, including, without limitation, the right to file for any such Patent and to have any such Patent issued in the name of the owner or assignee, the right to claim any priority right to which the Inventor, or anyone claiming under him or her, may be entitled, all rights of a Patent owner under 35 U.S.C. §271, the right of Patent enforcement and defense, and the right to sue and/or collect for past damages.

X.	“Software” means any computer code (such as a source code or object code, open or closed), program and/or instruction set for computers and the like, in any computer language, that provides a service or a function. Software includes such code, program, and set regardless of the manner in which fixed, whether in hardware, Software, firmware or otherwise. Software may be wholly original, or be derivative in nature.

Y.	“Service Mark” means any word, name, nickname, abbreviation, symbol, logo, insignia, seal, crest, design or any combination thereof adopted and used to advertise or promote a service and to distinguish that service from that of another.

Z.	“Trademark” means any word, name, nickname, abbreviation, symbol, logo, insignia, seal, crest, design or any combination thereof adopted and used to identify the source of goods and distinguish them from those manufactured or sold by others.

AA.	“Trade Secret” means any type of information that (a) derives independent economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use of the information, and (b) are the subject of reasonable efforts to maintain its secrecy, including, without limitation, business plans or strategy, customer lists and information, Data, formulas for manufacturing a product, manufacturing processes, marketing techniques or Software.

BB.	“Work” means any original work of authorship fixed in a tangible or intangible form of expression, in whatever form (regardless of media or format, including without limitation, oral, electronic or on paper), and protectable by Copyright, including, without limitation, abstracts, architectural designs, articles, audiovisual presentation, dissertation, digital works, images, Institutional Works, manuscripts, mask works, photographs, research protocols, scholarly publications, syllabi, textbooks, theses, treatment protocols, semiconductor chips, Software, web page and web site designs and protocols.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 6 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

IMPLEMENTATION

I.	OWNERSHIP OF INTELLECTUAL PROPERTY

A.	Ownership of Intellectual Property In General

Except as otherwise provided in this policy, the Hospital owns all Intellectual Property of Hospital Personnel, including any Inventions conceived, reduced to practice, or developed in whole or in part by Hospital Personnel in the course of research, teaching, clinical duties, or other Hospital duties or activities or involving the use of Hospital Facilities, Hospital Funds, and/or other Hospital Resources.

1.	It is presumed that Hospital Personnel in conceiving, reducing to practice or developing any Intellectual Property utilized Hospital Facilities, Hospital Funds, or other Hospital Resources unless the Hospital Personnel is able to prove by clear and persuasive evidence to the satisfaction of the Hospital that (a) the Intellectual Property was conceived and developed entirely outside the scope of the Hospital Personnel's relationship with the Hospital, entirely on their own time, and without the use of any Hospital Facilities, Hospital Funds or other Hospital Resources, and (b) no other Hospital Personnel participated in the conception or development of the Intellectual Property within the scope of their relationship with the Hospital, on Hospital time, or using Hospital Facilities, Hospital Funds, or other Hospital Resources. The Hospital will exclude as de minimis incidental and limited use of Hospital computers, email and telephones in determining whether Hospital Resources were used, but such use may bear on other issues such as whether the Intellectual Property was conceived and developed entirely outside the scope of the Hospital Personnel's relationship with the Hospital and entirely on their own time.

2.	When an Inventor, Author, or other creator of Intellectual Property has created Intellectual Property and believes that the Intellectual Property was created wholly outside the scope of this policy, the Inventor, Author, or other creator must promptly advise the IPA of the creation of the Intellectual Property and provide the IPA with a written statement of all the relevant circumstances leading to the creation of the Intellectual Property and any other pertinent information or documentation and request confirmation that the Hospital has no interest in the Intellectual Property. The IPA, or his/her designee, may require additional information from the Inventor, Author, or other creators and/or may conduct such additional investigation as he/she considers appropriate. After receiving the requested information and completing any additional investigation, the IPA, or his/her designee, makes a recommendation to the IIPAC as to whether the Intellectual Property was created wholly outside the scope of this policy. The IIPAC may conduct additional investigation if it desires and then makes a final determination. If it is determined by the IIPAC that the Intellectual Property was created wholly outside the scope of this policy, the IPA, or his/her designee, will provide the Inventor, Author, or other creator with a letter that the Hospital has no right, title or interest in the Intellectual Property. The IPA, or his/her designee, or the IIPAC may condition the release of such a letter on all of the Inventors, Authors, or other creators executing an attestation, in form and substance acceptable to the IPA, or his/her designee, or the IIPAC with respect to the facts and acknowledging their obligations under this policy.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 7 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

B.	Agreements Affecting Ownership

It is Hospital policy to avoid entering into agreements with third parties containing terms that provide to third parties ownership of the Hospital’s rights in, to or under Intellectual Property developed, in whole or in part, by Hospital Personnel and/or using Hospital Facilities, Hospital Funds, or other Hospital Resources. However, where the Hospital enters into an agreement that affects ownership, including where the Intellectual Property results from sponsored research or other sponsored work involving agreements or arrangements that control the Intellectual Property, the terms of the applicable agreements or arrangements will determine the ownership of, and rights to, affected Intellectual Property.

C.	Restriction on Third Party Agreements

Certain Hospital Personnel, including Hospital Staff members of the Hospital Medical Staff (as defined in the Hospital’s Medical Staff Bylaws), Scientists and other persons who are faculty members at the University of Pennsylvania who perform some or all of their duties under the auspices of the Hospital, must obtain advance review and approval and meet other requirements with respect to consulting relationships. Advance review and approval for other Hospital Personnel is available on a voluntary basis. See the Hospital’s Conflicts of Interest Policy (A-3-1). In any event, Hospital Personnel may not enter into any agreement concerning consulting or other work if such agreement could jeopardize the Hospital's rights under this policy or is otherwise in conflict with this policy or the Hospital’s other policies, including the Hospital’s Conflicts of Interest Policy. The terms of any consulting or other agreement may in no way abrogate or limit the rights of the Hospital or the obligations of Hospital Personnel to the Hospital unless the Hospital is a party to the agreement and an authorized administrative signatory of the Hospital who holds the title of Vice President or above has executed the agreement on behalf of the Hospital. Vendor support for research also is governed by the Interactions with Vendors Policy (A-3-7).

D.	Freedom from Third Party Claims

It is the responsibility of Hospital Personnel prior to engaging in research to ensure that the Intellectual Property generated by such research, including the rights to any Invention conceived or reduced to practice during such research, is free of claims of third parties. As set forth in “C” above, certain Hospital Personnel must obtain advance review and approval and meet other requirements with respect to consulting relationships and advance review for others is available on a voluntary basis. In any event, where any Hospital Personnel (i) intends to engage in research funded by entities other than Hospital, (ii) intends to collaborate, with investigators from corporations or institutions other than Hospital, or (iii) has any reason to believe that others may make a claim of ownership to Intellectual Property stemming from their research, then such Hospital Personnel must assure that the IPA is aware of such circumstances at the earliest feasible time and far enough in advance so that potential issues concerning the rights to such Intellectual Property can be resolved before their conception or reduction to practice or other creation.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 8 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

E.	Ownership of Copyrights In General

As more fully described in Sections I.E.1. through I.E.4. below, all rights in Copyright generally remain with the Author(s) unless the Work is an Institutional Work.

1.	Books, Articles, and Similar Works

In keeping with academic tradition, the Hospital does not claim ownership of books, articles, and similar works that otherwise contain no Intellectual Property owned by the Hospital, where the intended purpose is to disseminate the results of academic or scholarly activities by students, residents, fellows, post-docs, trainees, and faculty members. Such works include those of students created in the course of their educations, such as dissertations, papers, and articles. By way of example, Copyright in an article submitted to a scholarly or professional journal normally vests in the Author(s) of the contribution initially, and may be transferred to the publisher by express agreement. Similarly, the Hospital claims no ownership of popular nonfiction, novels, poems, musical compositions, or other works of artistic imagination that are not Institutional Works.

2.	Institutional Works Protectable By Copyright

The Hospital retains ownership of all Institutional Works and resulting Intellectual Property therein and thereto. Institutional Works means all works of authorship (i) commissioned by the Hospital, created for Hospital purposes or supported by a direct allocation of funds through the Hospital for the pursuit of a specific project, including without limitation, “works made for hire,” which includes work assigned to Hospital Personnel or developed by Hospital Personnel during or within the scope or performance of their Hospital employment or engagement (regardless of whether the work is in the course of sponsored research, unsponsored research, or non-research activities), including without limitation, a computer program developed by employed or contracted staff in Hospital’s Information Systems Department for the Hospital’s use; a web-based application, service or tool, a toolkit that is written by physicians, nurses and social workers in one of Hospital’s disease centers for parents of children with that disease, that includes, with Hospital permission, Hospital-developed protocols; a book written by a Hospital faculty physician that would have met the requirements of Section I.E.1. except that it was written with more than insubstantial assistance from Hospital nurses and administrators during periods when they were acting within the scope of their relationship with the Hospital; (ii) created using Hospital Facilities, Hospital Funds, or other Hospital Resources; (iii) created by Hospital Personnel at the Hospital that would otherwise be of the type included in Section I.E.1., but are created during periods they are supposed to be performing their assigned Hospital duties (i.e., in dereliction of their Hospital duties) or utilize Hospital Facilities, Hospital Funds, or other Hospital Resources (faculty may make insubstantial use of their secretaries, computers, etc.), including without limitation, a musical composition written by a salaried employee who composed the work during work hours in lieu of providing the specific services at the Hospital the employee was required to provide; or (iv) otherwise subject to third party contractual obligations, (collectively, “Institutional Works”). With respect to Works commissioned directly or indirectly by the Hospital, it is the responsibility of all Hospital Personnel to ensure that all non-Hospital Personnel sign an appropriate written agreement conveying ownership of Institutional Works and Copyrights therein and thereto to the Hospital; however, failure to obtain such agreement does not adversely impact any rights the Hospital has in such Institutional Works and Copyrights.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 9 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

3.	Determination of Equities in Copyright

As set forth in Sections I.E.2., the Hospital asserts the Copyright interest in materials generated as a result of assigned Hospital duty or using Hospital Facilities, Hospital Funds, or other Hospital Resources. Accordingly, the Copyright should be secured in the name of The Children's Hospital of Philadelphia. Federal Copyright registration should not be sought without informing and obtaining advice from the IPA or the Office of General Counsel.

4.	Sponsor’s Rights to Income From Copyright

Where the Hospital entered into an agreement or arrangement that supported all or part of the development of the copyrightable materials, the Hospital and the Author(s), Inventor(s), creator(s) or other participant(s) in the project may be obliged to adhere to the conditions of the grant or contract as stipulated by the sponsor. For example, the sponsor may have a right to part, or all, of the income derived from the sale of sponsor-supported materials that are copyrighted.

F.	Software

Software, to the extent not protectable by Patent law, generally is governed by the provisions in Section 1.E. relating to Copyright; provided, however, in those situations where the Copyright remains with the Author(s) and does not vest in the Hospital, the Hospital enjoys the rights set forth in Sections I.F.1. and I.F.2. Software protectable by Patent law is not subject to the provisions of this policy relating to Copyright or Software, but is subject to the other provisions of this policy.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 10 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

1.	Hospital Royalty Free Right to Use Software

In recognition of the special relationship between the Hospital and Hospital Personnel, and the practical difficulty of defining the equities in the various circumstances under which Software may emerge, the Hospital has the absolute, unrestricted right to use without charge, for any purpose, any Software created by, or through, the efforts of Hospital Personnel developed within the scope of the Hospital Personnel's relationship with the Hospital or using Hospital Facilities, Hospital Funds or other Hospital Resources.

2.	Hospital Non-Exclusive Right To Market Software

In addition to Section I.F.1., the Hospital has a non-exclusive right to market or license any Software created by Hospital Personnel within the scope of Hospital Personnel's relationship with the Hospital or using Hospital Facilities, Hospital Funds or any other Hospital Resources. If the Hospital exercises its marketing right, whether acting alone or in concert with an external developer, its revenues will be allocated in accordance with Section III hereof.

3.	Request to Waive Non-Exclusive Marketing Rights To Software

The Author(s) of any item of Software subject to Section I.F.2. may request in writing to the IPA that the Hospital waive its non-exclusive marketing rights. Such request should include a description of the Software sufficient to determine whether commercial potential exists. The IPA, or his/her designee, may require additional information from the Author(s) and/or may conduct such additional investigation as he/she considers appropriate. After receiving the requested information and completing any additional investigation, the IPA, or his/her designee, makes a recommendation to the IIPAC as to whether to the Hospital should waive its non-exclusive marketing rights. The IIPAC may conduct additional investigation if it desires and then makes a final determination in its sole discretion whether to grant or deny this request.

4.	Hospital Retention of Commissioned Software

In the case of Software that vests in the Hospital, all Authors, Inventors, creators, or other participants in the project are required, upon the request of the Hospital, to waive in writing any intellectual and/or financial interest in the product they might otherwise enjoy.

5.	Sponsor’s Rights To Income From Software

Where the Hospital entered into an agreement or arrangement that supported all or part of the development of Software, the Hospital and the Author(s), Inventor(s), creator(s) or other participant(s) in the project may be obliged to adhere to the conditions of the grant or contract as stipulated by the sponsor. For example, the sponsor may have a right to part, or all, of the income derived from the sale of sponsor-supported Software.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 11 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

II.	ADMINISTRATION OF INTELLECTUAL PROPERTY

A.	Implementation of Procedures

The IPA and/or the Translational Medicine & Science Board Committee may, from time to time, establish procedures relating to the disclosure to the Hospital and administration of Intellectual Property, including without limitation, Inventions and Copyrights. These procedures may require the submission of manuscripts, papers, grants, notes, workpapers, summaries of oral presentations, and other information designed to facilitate the disclosure, evaluation, and/or protection of Intellectual Property.

B.	Disclosure Requirement

In order to preserve the Hospital's rights to Intellectual Property, including, without limitation, Inventions and Copyrights, and assure compliance with the relevant Patent and Copyright laws, all Intellectual Property and supporting or underlying Data relating to Intellectual Property are to be disclosed fully and as promptly as feasible by each Inventor, Author, or other creator to the IPA or the Department of Technology Transfer by completing a Technology Disclosure Form available from the Department of Technology Transfer and/or online on the Hospital’s intranet (in The Children’s Hospital of Philadelphia Research Institute section under Tech Transfer). Disclosure is required of all Intellectual Property conceived, reduced to practice or developed by Hospital Personnel while they are Hospital Personnel, even if the Hospital Personnel believes that the Hospital does not have rights to the Intellectual Property; provided, however that disclosure is not required for Books, Articles, and Similar Works to which the Hospital claims no rights, as described above in I.E.1.

C.	Invention Disclosure Necessary to Avoid Forfeiture

Disclosure of an Invention to the IPA or Department of Technology Transfer must substantially precede the first occasion of an Inventor's publicly disclosing (orally, in a poster, in an abstract, or otherwise), publishing (in print or on-line), commercially using, publicly using, or offering the Invention for sale. Failure to disclose such Inventions in advance of public disclosure may result in the irrevocable loss of rights to the Invention in the United States or in various foreign countries pursuant to their respective Patent laws.

D.	Intellectual Property Assignment Agreement

All Hospital Personnel agree and are required to execute an Intellectual Property assignment agreement or such other forms acknowledging the Hospital’s rights pursuant to this policy, when requested by the Hospital to do so, and further agree that such execution may be a condition precedent to beginning or continuing employment, membership on the Hospital Medical and Research Staffs, participation in research, applying or receiving research grants, contracts or awards, or use of Hospital Facilities, Hospital Funds or other Hospital Resources. Notwithstanding the above, all Hospital Personnel agree to be and are bound by this policy, as it may be amended from time to time, irrespective of whether they have signed such an agreement and the absence of a signed agreement does not adversely impact any rights the Hospital has in Intellectual Property. The Intellectual Property Assignment Agreement is available from the Department of Technology Transfer and/or online on the Hospital’s intranet (in The Children’s Hospital of Philadelphia Research Institute section under Tech Transfer).

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 12 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

E.	Assistance and Cooperation in Protecting Intellectual Property

Where the Hospital is entitled to own Intellectual Property, including without limitation, Inventions and Works, pursuant to this policy, each Inventor, Author, or other creator will: (a) assign to the Hospital his/her right, title, and interest in, to and under Intellectual Property, including Patent Rights and/or Copyrights; (b) execute Patent and Copyright applications and related documents relating to the Intellectual Property when requested by the Hospital; (c) execute such other agreements and undertakings as the Hospital believes to be reasonably necessary or appropriate to protect Intellectual Property; (d) give all reasonable help in the procurement, maintenance, and enforcement of the Patents and Copyrights; and (e) otherwise reasonably assist the Hospital and/or its assignee(s) in securing and maintaining of all Intellectual Property in the name of the Hospital (or its assignee).

F.	Evaluation of Disclosures

Upon receipt of a disclosure relating to Intellectual Property, the Hospital will, in its sole discretion, decide upon the method for evaluating and administering the subject Intellectual Property.

G.	Procedures For Protection of Inventions

With respect to Inventions, the Hospital may elect in its sole discretion whether or not to seek Patent protection, or pursue any other alternative procedures intended to protect, maintain, and best fulfill the objectives of this policy. In most instances where the Hospital elects to seek Patent protection, the Hospital's primary interest will be in obtaining United States Patent protection, if available. The Hospital will not normally file Patent applications in all countries in which Patents might be granted, but may, at its discretion, file for Patents in certain foreign countries. If an Inventor is interested in personally funding all, or part, of the expense of foreign filing for an application the Hospital would not otherwise file, he/she should so notify the IPA in writing within six (6) months from the filing of the Patent application in the United States, whereupon the Inventor and IPA, or his/her designee, will discuss the terms upon which such foreign filing should be undertaken. The IPA, or his/her designee, will then determine whether the Inventor should be permitted to do so. Factors to be considered include whether there is more than one Inventor and, if so, whether all co-Inventors are in agreement with respect to the proposed course of action, whether there is agreement as to how royalties relating to the foreign filing will be shared; and whether the Inventor is willing and able to bear the full cost of the foreign filing. If the Inventor is permitted to fund all, or part, of the expense of foreign filing for an application the Hospital would not otherwise file, the Hospital and all Inventors will enter into a written agreement with respect to the terms and conditions that apply (such as requiring that the Inventor advance funds on a schedule that will assure that the Hospital has no liability). The IPA, or his/her designee, will make all decisions with respect to the preparation and filing, prosecution, reexamination, reissue, licensing, and/or enforcement of Patent applications and/or Patents that are the subject of this policy, and has the right to make the final decision whether or not, and upon what terms, to begin, settle, or terminate any dispute, litigation, or other matter arising pursuant to this policy.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 13 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

H.	Inventor’s Right To Request Release of a Patentable Invention

If the Hospital does not apply for a Patent within one (1) year of the full and complete disclosure (as determined by the IPA) of an Invention to the Hospital, or if, after the Hospital has filed a Patent application, the Hospital decides to abandon Patent prosecution, an Inventor may request in writing, directed to the IPA, that the Hospital release the Inventor's rights to his/her Invention to the Inventor. The IPA, or his/her designee, will review the request and make a recommendation to the IIPAC, which will make the determination. Unless the Hospital has reasonable grounds for refusing a release, such as an agency funding the research must agree and refuses or the Invention is not patentable, the Hospital will release its interest in the subject Invention and the Inventor will be free to apply for a Patent in his/her own name at his/her own expense.

1.	The release of an Invention is not a release of improvements, enhancements or derivatives of the Invention; and the Inventor is obligated to disclose and assign such improvements, enhancements and derivatives and any other Inventions as new Inventions pursuant to this policy.

2.	If the Hospital releases the Inventor’s rights to his/her Invention and the Inventor subsequently licenses or otherwise commercializes the Invention, the Inventor is required to distribute to the Hospital ten (10) percent of the Net Income and ten (10) percent of any equity or other thing of value received (or receivable) by the Inventor for so long as the Inventor receives (or is able to receive) Gross Income, equity or other value for the Invention.

3.	If the Hospital releases the Inventor’s rights to his/her Invention, the Inventor is required to grant, and is deemed to have granted, to the Hospital a royalty-free, irrevocable, non-exclusive license to make or use the Invention for the purposes of the Hospital.

4.	If the Hospital releases an Inventor’s rights, but there is more than one Inventor, the Hospital will release an undivided interest, as defined by United States Patent laws, to each Inventor unless directed otherwise in writing by all the Inventors prior to such release.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 14 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

I.	License Agreements Favored

In those cases in which the Hospital expects to obtain or has obtained Patent protection, the Hospital normally will seek to license or otherwise arrange for the commercial development of the Invention. In those cases in which the Hospital does not expect to obtain Patent protection, the IPA will determine on a case-by-case basis whether to seek to license or otherwise arrange for the commercial development of the Intellectual Property.

1.	The Department of Technology Transfer will notify Inventors of prospective licensees in an early stage of the negotiation process. If the Inventor objects to the prospective licensee, he/she may, within thirty (30) days of such notification, file a written protest with the IPA, or his/her designee, who will render a written decision within thirty (30) days thereafter.

2.	In the event that an arrangement for commercial development is not made within a reasonable period (a reasonable period where the Hospital expects to obtain or has obtained Patent protection, is a reasonable period after the date of issuance of a Patent), an Inventor may request in writing, directed to the IPA, that the Inventor be allowed independently to pursue commercial development on the Hospital's behalf. The IPA, or his/her designee, will consider the request and make a recommendation to the IIPAC, which may in its sole discretion grant (with or without conditions) or deny this request.

3.	Inventors or Hospital Personnel involved in the potential licensing or other commercialization of an Invention or otherwise Intellectual Property, whether assisting the Department of Technology Transfer, acting independently as set forth in Section II.I.2. or otherwise, are required to disclose to the Conflicts of Interest Committee any relationship with a prospective licensee or other party and are required to otherwise comply with the Hospital’s Conflicts of Interest Policy (A-3-1).

J.	Release of Intellectual Property Other Than Patentable Inventions

There may be situations with Intellectual Property, other than patentable Inventions, where the Hospital has determined it has no interest, or where the Hospital fails in a reasonable time to protect the Intellectual Property or to license or commercialize the Intellectual Property. In such situations, a creator of the Intellectual Property may request in writing, directed to the IPA, that the Hospital release to the creator rights in his/her Intellectual Property or allow the creator independently to pursue commercial development on the Hospital's behalf. The IPA, or his/her designee, will review the request and make a recommendation to the IIPAC, which will make the determination. Because these situations can vary significantly, the IIPAC will determine if and under what conditions such action is appropriate.

1.	The release of such Intellectual Property is not a release of improvements, enhancements or derivatives of the Intellectual Property and the creator is obligated to disclose and assign such improvements, enhancements and derivatives and any other Intellectual Property as new Intellectual Property pursuant to this policy.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 15 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

2.	If the Hospital releases the creator’s rights to his/her Intellectual Property and the creator subsequently licenses or otherwise commercializes the Intellectual Property, the creator is required to distribute to the Hospital ten (10) percent of the Net Income and ten (10) percent of any equity or other thing of value received (or receivable) by the creator for so long as the Inventor receives (or is able to receive) Gross Income, equity or other value for the Intellectual Property.

3.	If the Intellectual Property is released, the creator will grant to the Hospital a royalty-free, irrevocable, non-exclusive license to make or use the Intellectual Property for the purposes of the Hospital.

4.	If the Hospital releases a creator’s rights, but there is more than one creator, the Hospital will release an undivided interest, as defined by United States Patent laws, to each creator unless directed otherwise in writing by all the creators prior to such release.

K.	Resolution of Questions and Disputes

1.	All questions or disputes concerning the interpretation and application of this policy will be submitted in writing to the IPA for resolution.

2.	Any person whose rights are affected by any decision, action, or failure to timely act of the IPA, or his/her designee, Chief Scientific Officer of the Hospital, or his/her designee, or IIPAC pursuant to this policy may appeal in writing, within thirty (30) days (or such shorter period as may be set forth in this policy) of such decision, action, or failure to timely act, to the President & Chief Executive Officer of The Children's Hospital of Philadelphia. The President & CEO, or his/her designee, will review the appeal, conduct any additional investigation he/she considers appropriate, and, within a reasonable time after receiving the appeal, render a final, binding, and non-appealable decision. The President & CEO, or his/her designee, may, but is not required to, consult with the Translational Medicine & Science Board Committee, or a subcommittee thereof appointed by its Board Chair, in reaching a decision. The President & CEO, or his/her designee, will report the decisions from appeals to the Translational Medicine & Science Board Committee. A failure to timely appeal or to cooperate in connection with an appeal will result in the affected person losing his/her right to appeal and the decision, action, or failure to timely act standing.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 16 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

L.	Limitation of Hospital Liability

The Hospital will not be liable for any damages resulting from any acts or omissions relating to any Intellectual Property, including administrative and/or legal errors in its assessment of Intellectual Property, the failure to properly protect Intellectual Property (including with respect to prosecuting Patents, Trademarks, Service Marks and Copyrights), agreements entered into or that are not entered into with respect to sponsored research, licensing or other matters, failure to notify an Inventor of decisions such as not to seek patent or other protection, failure to notify an Inventor of licensing negotiations, failure to release rights in Intellectual Property on a timely basis to an Inventor or any other matter relating to the subject matter of this policy or to Intellectual Property of the Hospital or Hospital Personnel.

M.	Use of Hospital Name, etc.

Nothing in this policy is intended to confer rights in or authorize the use of the name, Trademarks, or Service Marks of the Hospital, or of other Intellectual Property of the Hospital except as specifically allowed pursuant to this policy. Any commercial use of the name, nickname, abbreviation, logo, Trademarks, Service Marks or other identifying terms, symbols or marks of the Hospital, or of other Intellectual Property of the Hospital except as specifically allowed pursuant to this policy, without prior written consent is strictly prohibited.

N.	Other Situations

This policy applies to all Hospital Personnel. It does not attempt to deal in detail with every possible situation that might arise, but rather to provide general guidelines that will be supplemented and interpreted on a case by case basis by the IPA, or his/her designee, in a manner consistent with the objectives of this policy.

O.	Notebooks, etc.

Laboratory notebooks and other documents, in whatever form (regardless of media or format, including without limitation, oral, electronic or on paper), pertaining to Hospital research activities are the property of the Hospital and are required to be available to the Hospital at all times and may be copied and/or used by the Hospital without limitation for the purposes of this policy and for other appropriate purposes. Hospital Personnel who leave the Hospital must make arrangements, prior to leaving, with the IPA, or his/her designee, that assure the continued availability of laboratory notebooks and other documents to the Hospital as the Hospital considers appropriate. Where the Hospital requires the original materials, copies will be made available to Hospital Personnel.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 17 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

P.	Failure to Cooperate

All Hospital Personnel are required to cooperate fully and honestly with respect to all matters that are included in this policy, including those involving the disclosure, evaluation, protection, and commercialization of Intellectual Property, determining the relative rights and equities of parties, and disputes relating to Intellectual Property. Failure to so cooperate may result in a loss of rights, including the loss of right to share income from Intellectual Property, and can result in the termination of employment, termination of membership on the Hospital Medical and Research Staffs, and/or loss of the right to participate in research, apply or receive research grants, contracts or awards, or use Hospital Facilities, Hospital Funds or other Hospital Resources

Q.	2000 Patent Policy

Revisions in this policy from the version effective November 1, 2006 (“2006 Policy”) are relatively minor. However the policy promulgated effective November 1, 2006 made substantial changes to the Patent Policy effective July 20, 2000 (“2000 Policy”). Intellectual Property having an Effective Disclosure Date prior to November 1, 2006 and on or after July 20, 2000, and certain Intellectual Property prior to that date, is subject to the 2000 Policy. For Intellectual Property having an Effective Disclosure Date between July 1, 2005 and October 31, 2006, inclusive, Hospital Personnel were given the opportunity to irrevocably elect to have the Intellectual Property subject to the 2006 Policy in lieu of the 2000 Policy, subject to a process set forth in the 2006 Policy.

III.	DISTRIBUTION OF INCOME

A.	Right to Share Income

Income from the licensing or other commercialization of Intellectual Property will be distributed as set forth in this Section III; provided, however, (i) Program Income, as defined by the Hospital’s Policy on Program Income as in effect from time to time (available from the Department of Technology Transfer or online on the Hospital’s intranet in The Children’s Hospital of Philadelphia Research Institute section under Tech Transfer), is not subject to distribution pursuant to this Section III and any distribution of income from Program Income is governed by that policy. All Income distributed pursuant to this Section III, other than the Inventor Share, is to be used in support of research activities; and (ii) vendors and other third parties have no right to any income under this policy.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 18 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

B.	Distribution of Net Income

Net Income will be distributed as follows:

1.	Inventor Share (see Section III.C.)	30.0%

2.	Inventor Laboratory Share (see Section III.D.)	12.5%

3.	Inventor Department Share (see Section III.E.)	12.5%

4.	Hospital Research Share (see Section III.F.)	45.0%

This Net Income sharing schedule pertains to amounts stemming from each item of Intellectual Property or collection of related Intellectual Property (such as from each Invention or collection of related Inventions). Where such Intellectual Property is licensed pursuant to a single licensing or commercialization agreement, whether prospectively or retrospectively, this schedule applies once as to income stemming from such agreement (and not successively as later improvements or enhancements may occur).

C.	Inventor Share

The Inventor Share, as set forth in Section III.B., is the total amount payable to all Hospital Personnel who are Inventors, Authors, or other creators of the Intellectual Property generating the Net Income.

1.	If there is only one such Inventor, Author, or other creator, the total Inventor Share is payable to that person.

2.	Where there is more than one such Inventor, Author, or other creator, and all such persons unanimously agree in writing how the Net Income should be distributed among them (by executing, and submitting to the IPA, the Hospital’s Inventors Agreement for Distribution of Net Income), prior to the Hospital entering into a licensing or other agreement that may result in Gross Income, then the Net Income will distributed in accordance with such agreement.

3.	Where there is more than one such Inventor, Author, or other creator, and all such persons have not unanimously agreed on the distribution by executing and submitting the Hospital’s Inventors Agreement for Distribution of Net Income prior to the Hospital entering into a licensing or other agreement that may result in Gross Income, then the IPA, or his/her designee, will determine an appropriate allocation of Net Income among the Inventors, Authors, or other creators. Any affected Inventor, Author, or other creator may appeal the allocation to the President & CEO in accordance with Section II.K.2.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 19 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

4.	Each Inventor, Author, or other creator will be entitled to receive his/her Inventor Share of Net Income in accordance with this policy whether or not he/she remains Hospital Personnel. In the event of the death of an Inventor, Author, or other creator, such Net Income will be paid to his/her estate.

D.	Inventor Laboratory Share

The Inventor Laboratory Share of Net Income, as set forth in Section III.B., is the total amount that may be available to the principal Hospital laboratory or laboratories of the Inventors, Authors, or other creators of the Intellectual Property generating the Net Income.

1.	The total Inventor Laboratory Share is limited to a maximum of Three Hundred and Fifty Thousand Dollars ($350,000) available for any given July 1 fiscal year, irrespective of the number of principal Hospital laboratories involved. Half of any excess above the maximum with respect to any fiscal year is added to the Inventor Department Share and the other half is added to the Hospital Research Share.

2.	If there is only one Inventor, Author, or other creator, or if there is more than one such Inventor, Author, or other creator and they share the same principal Hospital laboratory, then the total Inventor Laboratory Share is available to that principal Hospital laboratory. If there is only one Inventor, Author, or other creator and such person leaves the Hospital, or if all of the Inventors, Authors, or other creators share the same principal Hospital laboratory and all such persons leave the Hospital, the Inventor Laboratory Share is added to the Inventor Department Share.

3.	Where there is more than one Inventor, Author, or other creator and they do not share the same principal Hospital laboratory, then the Inventor Laboratory Share is available to their respective principal Hospital laboratories in the same proportion that the Inventor Share is allocated among them. In the event that one or more of the Inventors, Authors, or other creators leave the Hospital, but at least one Inventor, Author, or other creator remains, then the Inventor Laboratory Share is available to the principal Hospital laboratories of the remaining Inventors, Authors, or other creators in the same proportion that the Inventor Share is allocated among them without regard to the Inventor Share of the leaving Inventor(s), Author(s), or other creator(s). If all of the Inventors, Authors, or other creators leave the Hospital, the Inventor Laboratory Share is added to the Inventor Department Share.

4.	Where an Inventor, Author, or other creator does not have a principal Hospital laboratory, or remains at the Hospital but ceases to have a principal Hospital laboratory, the Inventor Laboratory Share attributable to such person is added to the Inventor Department Share.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 20 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

5.	In the event that Inventors are students, residents, fellows, post-docs, trainees, technicians, occupants of the Hospital laboratories, volunteers of the Hospital, their principal Hospital laboratory is the laboratory, if any, in which they worked resulting in their becoming Inventors. Where they do not have a principal Hospital laboratory, the Inventor Laboratory Share attributable to such person is added to the Inventor Department Share.

6.	The Hospital will advise the Inventor’s Laboratory (or Inventors’ Laboratories, if applicable) on or about January 31 of each year of the amount of Inventor Laboratory Share received by the Hospital in the immediately prior calendar year and available to the Inventor’s Laboratory for research purposes in the upcoming July 1 fiscal year. The Inventor’s Laboratory may submit a proposal, including a budget, with respect to how it proposes to spend all or part of the available Inventor Laboratory Share for research purposes in the upcoming fiscal year beginning July 1. The proposal must be approved by the applicable Division Chief and Department Chair and submitted to the Chief Scientific Officer for his/her approval no later than March 31. If the Chief Scientific Officer, or his/her designee, approves the proposal, then the amounts will be available for expenditure in accordance with the budget, which will be administered by the Vice President - Research Administration. If the Chief Scientific Officer, or his/her designee, does not approve the proposal, or all of the proposal, then the Inventor’s Laboratory may appeal the decision to the President & CEO within two weeks after the decision of the Chief Scientific Officer, or his/her designee, in accordance with Section II.K.2.

7.	Any portion of the Inventor Laboratory Share not approved for expenditure for the upcoming fiscal year beginning July 1, or not expended in such upcoming fiscal year in accordance with the approved budget, will be added to the Hospital Research Share.

8.	The principal Hospital laboratory of an Inventor, Author, or other creator is determined as of March 31 with respect to of the amount of Inventor Laboratory Share received by the Hospital in the immediately prior calendar year. If an Inventor, Author, or other creator changes principal Hospital laboratories after March 31, the principal Hospital Laboratory for purposes of the Inventory Laboratory Share for the upcoming July 1 fiscal year remains that in effect on March 31, but the succeeding year’s principal Hospital Laboratory for purposes of the Inventory Laboratory Share is determined based on the principal Hospital Laboratory of the Inventor, Author, or other creator as of the succeeding March 31.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 21 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

E.	Inventor Department Share

The Inventor Department Share of Net Income, as set forth in Section III.B., together with any amounts added to the Inventor Department Share in accordance with Section III.D., is the total amount that may be available for research purposes to the primary Hospital Department or Departments of the Inventors, Authors, or other creators of the Intellectual Property generating the Net Income. For purposes of the Inventor Department Share, a Department is a clinical department of the Hospital, currently the Departments of Anesthesiology & Critical Care Medicine, Child & Adolescent Psychiatry; Pathology & Clinical Laboratories, Pediatrics, Radiology, and Surgery.

1.	The total Inventor Department Share, including any amounts added to the Inventor Department Share in accordance with Section III.D, is limited to a maximum of Five Hundred Thousand Dollars ($500,000) available for any given July 1 fiscal year, irrespective of the number of primary Hospital Departments involved. Any excess above the maximum with respect to any fiscal year is added to the Hospital Research Share.

2.	If there is only one Inventor, Author, or other creator, or if there is more than one such Inventor, Author, or other creator and they share the same primary Hospital Department, then the total Inventor Department Share is available to that primary Hospital Department. If there is only one Inventor, Author, or other creator and such person leaves the Hospital, or if all of the Inventors, Authors, or other creators share the same primary Hospital Department and all such persons leave the Hospital, the Inventor Department Share remains with the Inventor Hospital Department.

3.	Where there is more than one Inventor, Author, or other creator and they do not share the same primary Hospital Department, then the Inventor Department Share is available to their respective primary Hospital Departments in the same proportion that the Inventor Share is allocated among them. In the event that one or more of the Inventors, Authors, or other creators leave the Hospital, the Inventor Department Share remains with the Inventor Hospital Departments.

4.	Where an Inventor, Author, or other creator does not have a primary Hospital Department, the Inventor Department Share attributable to such person is added to the Hospital Research Share.

5.	In the event that Inventors are students, residents, fellows, post-docs, trainees, technicians, occupants of the Hospital laboratories, volunteers of the Hospital, their primary Hospital Department is the Department to which they are assigned, if any. Where they do not have a primary Hospital Department, the Inventor Department Share attributable to such person is added to the Hospital Research Share.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 22 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

6.	The Hospital will advise the Inventor’s Department (or Inventors’ Departments, if applicable) on or about January 31 of each year of the amount of Inventor Department Share received by the Hospital in the immediately prior calendar year and available to the Inventor’s Department for research purposes in the upcoming July 1 fiscal year. The Inventor’s Department may submit a proposal, including a budget, with respect to how it proposes to spend all or part of the available Inventor Department Share for research purposes in the upcoming fiscal year beginning July 1. The proposal must be submitted to the Chief Scientific Officer for his/her approval no later than March 31. If the Chief Scientific Officer, or his/he designee, approves the proposal, then the amounts will be available for expenditure in accordance with the budget, which will be administered by the Vice President - Research Administration. If the Chief Scientific Officer, or his/her designee, does not approve the proposal, or all of the proposal, then the Inventor’s Department may appeal the decision to the President & CEO within two weeks after the decision of the Chief Scientific Officer, or his/her designee, in accordance with Section II.K.2.

7.	Any portion of the Inventor Department Share not approved for expenditure for the upcoming fiscal year beginning July 1, or not expended in such upcoming fiscal year in accordance with the approved budget, will be added to the Hospital Research Share.

8.	The primary Hospital Department of an Inventor, Author, or other creator does not change for purposes of the Inventor Department Share even if an Inventor, Author, or other creator changes primary Hospital Departments.

F.	Hospital Research Share

The Hospital Research Share of Net Income, as set forth in Section III.B., together with any amounts added from the Inventor Laboratory Share, as set forth in Section III.D., and from the Inventor Department Share, as set forth in Section III.E., is the amount available to the Hospital for research purposes, to be expended as determined by the President & CEO, or his/her designee. The President & CEO may, at his option, choose to establish a hospital fund that includes the Hospital Research Share to the extent it exceeds Two Million Dollars ($2,000,000) in any calendar year, If established, such fund will not constitute an endowment and is available to be used for research purposes as determined by the President & CEO, or his/her designee.

G.	Sale of Revenue Stream

Should the Hospital decide to sell the revenue expected to be generated from the licensing or other commercialization of Intellectual Property, or otherwise monetize the value of Intellectual Property, the Inventor Share of Net Income will be based on the monies received, and the President & CEO, or his/her designee, will determine, in his/her absolute discretion, how the Hospital will calculate the Inventor Laboratory Share and the Inventor Department Share.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 23 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

H.	Equity

The Hospital will consider, in appropriate cases, whether to accept, and/or whether to allow Inventors, Authors, or other creators to accept, equity in lieu of, or in addition to, other compensation for Intellectual Property, and, if so, under what terms and conditions. In such situations, the President & CEO, or his/her designee, will determine how such equity will be treated in calculating and distributing Net Income in accordance with this policy.

I.	Timing of Distribution of Net Income

Upon receipt of Gross Revenues, the Department of Technology Transfer, or his/her designee, will initiate distribution of Net Income. Net Income will be distributed on a quarterly basis, with amounts received by the end of the second month of a calendar quarter distributed on or about the end of that quarter. The IPA, or his/her designee, will inform Inventors, Authors, or other creators and other interested parties of any exceptional circumstances that may result in a delay in distribution.

IV	THE INSTITUTIONAL INTELLECTUAL PROPERTY ADMINISTRATOR

A.	Intellectual Property Administrator

The Institutional Intellectual Property Administrator, or the IPA, is the Director of the Department of Technology Transfer or such other person designated by the Chief Scientific Officer of the Hospital.

B.	Duties of IPA

The IPA has the following responsibilities with respect to Intellectual Property, including without limitation, Inventions and Copyrights, and the administration of this policy:

1.	To administer this policy, provide general guidance regarding the policy, and promote the fair and uniform application of this policy;

2.	To establish liaison with appropriate investigators and staff to monitor research and to assist in the identification of Intellectual Property developed by Hospital Personnel, including Inventions.

3.	To receive all disclosures of Intellectual Property, including Inventions;

4.	To determine, in accordance with this policy, the ownership of Intellectual Property developed by Hospital Personnel or involving the use of Hospital Facilities, Hospital Funds, and/or other Hospital Resources, the date that specific Intellectual Property within the scope of this policy is conceived, disclosed, and reduced to practice, and the relative rights and equities of parties involved in the creation of Intellectual Property;

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 24 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

5.	In consultation with the Inventor(s), Author(s), or other creator(s), and with the IIPAC, to evaluate Intellectual Property in which the Hospital has an interest, including possible commercial uses and potential marketing opportunities;

6.	To seek to license or otherwise commercialize Intellectual Property in which the Hospital has an interest, as appropriate, including the negotiation of licenses and agreements;

7.	To establish liaisons with governmental and private sponsors of research to ensure compliance with provisions in sponsored research and other sponsored agreements regarding Intellectual Property;

8.	To work with the IIPAC to determine whether, the extent to which, and the manner in which the Hospital, through the Office of General Counsel, should attempt to protect specific Intellectual Property in which the Hospital has an interest, including the filing of Patents and Copyrights;

9.	To determine the sharing of Net Revenue in accordance with this policy with respect to specific Intellectual Property subject to this policy;

10.	To recommend when Intellectual Property should be returned to the Inventor(s), Author(s), and other creator(s);

11.	To assist in obtaining funds for research that may result in the creation or further development of Intellectual Property;

12.	To maintain complete records regarding disclosures of Intellectual Property, actions taken with respect to the protection of Intellectual Property, the dates that specific Intellectual Property within the scope of this policy is conceived, disclosed, and reduced to practice, the appropriate distribution of Net Income from Intellectual Property in which the Hospital has an interest, the resolution of contested matters, and other matters relating to this policy;

13.	To review this policy periodically with the Office of General Counsel to determine whether changes should be made;

14.	To report to the Hospital, including the Translational Medicine & Science Board Committee, on matters bearing on Intellectual Property and this policy;

15.	To seek counsel, as appropriate, from the IIPAC on the prioritization of investments in the Hospital’s technology portfolio, licensing strategies, and other matters.

16.	To assure that Intellectual Property administration complies with Bayh-Dole and other legal requirements; and.

	THE CHILDREN’S HOSPITAL OF PHILADELPHIA	No. A-3-4
ADMINISTRATIVE	Title:	Page 25 of 25
POLICY MANUAL		Effective Date:
	PATENT AND INTELLECTUAL PROPERTY POLICY	7/1/09

17.	To seek legal advice and counsel from the Hospital’s Office of General Counsel, and when it is agreed that the assistance of outside counsel is desirable, to ask the General Counsel of the Hospital, or his/her designee attorney in the Office of General Counsel, to select patent, licensing, and/or other counsel to assist the Hospital’s research enterprise, including the Department of Technology Transfer.

C.	Accountability of the IPA

In fulfillment of his/her responsibilities, the IPA is accountable to the Chief Scientific Officer and to the President & Chief Executive Officer of The Children's Hospital of Philadelphia.

RESPONSIBILITY FOR MAINTENANCE OF THIS POLICY:

VICE PRESIDENT - RESEARCH ADMINISTRATION

Supersedes	Approved by:

11/1/2006	Signature:
Steven M. Altschuler, MD – President and Chief Executive Officer

This Administrative Policy is the property of The Children's Hospital of Philadelphia and is protected by U.S. and international copyright laws and may not be used or reproduced without the prior written consent of The Children's Hospital of Philadelphia. This Policy is to be used solely by employees of the Hospital, the Hospital Medical Staff and those acting on the Hospital's behalf in connection with Hospital matters or in their Hospital duties. This Policy may not be copied, photocopied, reproduced, entered into a computer database or otherwise duplicated, in whole or in part in any format. Any personal or other use is strictly prohibited.

The Children's Hospital of Philadelphia © 2009 All Rights Reserved

Patent and Intellectual Property Policy No. A-3-4 (Effective Date: 7/1/09)

I.	OWNERSHIP OF INTELLECTUAL PROPERTY		6

	A.	Ownership of Intellectual Property in General	6
	B.	Agreements Affecting Ownership	7
	C.	Restriction on Third Party Agreement	7
	D.	Freedom from Third Party Claims	7
	E.	Ownership of Copyrights in General	8
	F.	Software	9

II.	ADMINISTRATION OF INTELLECTUAL PROPERTY		11

	A.	Implementation of Procedures	11
	B.	Disclosure Requirement	11
	C.	Invention Disclosure Necessary to Avoid Forfeiture	11
	D.	Intellectual Property Assignment Agreement	11
	E.	Assistance and Cooperation in Protecting Intellectual Property	12
	F.	Evaluation of Disclosures	12
	G.	Procedures for Protection of Inventions	12
	H.	Inventor’s Right to Request Release of a Patentable Inventions	13
	I.	License Agreements Favored	14
	J.	Release of Intellectual Property Other Than Patentable Inventions	14
	K.	Resolution of Questions and Disputes	15
	L.	Limitation of Hospital Liability	16
	M.	Use of Hospital Name, etc	16
	N.	Other Situations	16
	O.	Notebooks, etc.	16
	P.	Failure to Cooperate	17
	Q.	2000 Patent Policy	17

Patent and Intellectual Property Policy No. A-3-4 (Effective Date: 7/1/09)